Exhibit 10.1

$400,000,000 REVOLVING CREDIT FACILITY

$100,000,000 TERM LOAN

CREDIT AGREEMENT

by and among

SCANSOURCE, INC.,

THE SUBSIDIARY BORROWERS PARTY HERETO,

and

THE GUARANTORS PARTY HERETO

and

THE LENDERS PARTY HERETO

and

PNC BANK, NATIONAL ASSOCIATION,

as Administrative Agent, Swingline Loan Lender and Issuing Lender

PNC CAPITAL MARKETS LLC,

TD SECURITIES (USA) LLC and WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers and Joint Bookrunners

TD BANK, N.A. and WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Co-Syndication Agents

Dated as of December 18, 2025

ARTICLE 1 CERTAIN DEFINITIONS		1

1.1	Certain Definitions	1
1.2	Construction	48
1.3	Accounting Principles; Changes in GAAP	48
1.4	Benchmark Replacement Notification; Rates	49
1.5	Exchange Rates; Currency Equivalents	49
1.6	Pro Forma Adjustments	50
1.7	Classification of Loans and Borrowings	51

ARTICLE 2 REVOLVING CREDIT AND SWINGLINE LOAN FACILITIES		51

2.1	Revolving Credit Commitments	51
2.2	Nature of Lenders’ Obligations with Respect to Revolving Credit Loans	52
2.3	Commitment Fees	52
2.4	Termination or Reduction of Revolving Credit Commitments	52
2.5	Revolving Credit Loan Requests; Loan Conversions and Renewals; Swingline Loan Requests	53
2.6	Making Revolving Credit Loans and Swingline Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swingline Loans	55
2.7	Notes	57
2.8	Letter of Credit Subfacility	57
2.9	Defaulting Lenders	65
2.10	Subsidiary Borrowers	68
2.11	Incremental Loans	69

ARTICLE 3 TERM LOANS		73

3.1	Term Loan Commitments	73
3.2	Nature of Lenders’ Obligations with Respect to Term Loans; Repayment Terms	73

ARTICLE 4 INTEREST RATES		73

4.1	Interest Rate Options	73
4.2	Conforming Changes	76
4.3	Interest After Default	76
4.4	Rate Unascertainable; Increased Costs; Deposits Not Available; Illegality; Benchmark Replacement Setting	76
4.5	Selection of Interest Rate Options	84

(i)

ARTICLE 5 PAYMENTS; TAXES; YIELD MAINTENANCE		84

5.1	Payments	84
5.2	Voluntary Prepayments	85
5.3	Mandatory Prepayments	86
5.4	Pro Rata Treatment of Lenders	86
5.5	Sharing of Payments by Lenders	86
5.6	Administrative Agent’s Clawback	87
5.7	Interest Payment Dates	88
5.8	Increased Costs	88
5.9	Taxes	90
5.10	Indemnity	94
5.11	Settlement Date Procedures	94
5.12	Cash Collateral	95
5.13	Replacement of a Lender	96
5.14	Designation of a Different Lending Office	96

ARTICLE 6 REPRESENTATIONS AND WARRANTIES		97

6.1	Organization; Powers	97
6.2	Authorization; Enforceability	97
6.3	Governmental Approvals; No Conflicts	97
6.4	Financial Condition; No Material Adverse Change	97
6.5	Properties	98
6.6	Litigation and Environmental Matters	98
6.7	Compliance with Laws and Agreements	98
6.8	Investment Company Status	98
6.9	Taxes	99
6.10	ERISA	99
6.11	Disclosure	99
6.12	Collateral Documents	100
6.13	Subsidiaries	100
6.14	Regulation U	100
6.15	Solvency	100
6.16	Material Agreements	100
6.17	Foreign Pension Plan	100

(ii)

6.18	Labor Relations	101
6.19	Sanctions; International Trade, Anti-Money Laundering and Anti-Corruption Laws	101
6.20	Affected Financial Institution	101
6.21	Plan Assets; Prohibited Transactions	101
6.22	Outbound Investment Rules	102

ARTICLE 7 CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT		102

7.1	Initial Loans and Letters of Credit	102
7.2	Each Loan or Letter of Credit	104

ARTICLE 8 AFFIRMATIVE COVENANTS		104

8.1	Financial Statements; Ratings Change and Other Information	104
8.2	Notices of Material Events	106
8.3	Existence; Conduct of Business	106
8.4	Payment of Obligations.	107
8.5	Maintenance of Properties; Insurance	107
8.6	Books and Records; Inspection Rights	107
8.7	Compliance with Laws	107
8.8	Use of Proceeds and Letters of Credit	107
8.9	Further Assurances; etc.	108
8.10	Ownership of Subsidiaries; etc.	108
8.11	Additional Guarantors and Collateral	108
8.12	People with Significant Control Regime	109
8.13	Sanctions; International Trade, Anti-Money Laundering and Anti-Corruption Laws	109
8.14	Keepwell	110

ARTICLE 9 NEGATIVE COVENANTS		110

9.1	Indebtedness	110
9.2	Liens	113
9.3	Fundamental Changes; Asset Dispositions	115
9.4	Investments, Loans, Advances, Guarantees and Acquisitions	116
9.5	Swap Agreements	118
9.6	Restricted Payments	119

(iii)

9.7	Transactions with Affiliates	119
9.8	Restrictive Agreements	120
9.9	Subordinated Indebtedness; Certain Prepayments	121
9.10	Sale and Leaseback Transactions	121
9.11	Fiscal Year	121
9.12	Maximum Net Leverage Ratio	121
9.13	Minimum Interest Coverage Ratio	121
9.14	Sanctions; International Trade, Anti-Money Laundering and Anti-Corruption Laws	122
9.15	Outbound Investment Rules	122

ARTICLE 10 DEFAULT		122

10.1	Events of Default	122
10.2	Consequences of Event of Default	125
10.3	Application of Proceeds	127

ARTICLE 11 THE ADMINISTRATIVE AGENT		128

11.1	Appointment and Authority	128
11.2	Rights as a Lender	128
11.3	Exculpatory Provisions	129
11.4	Reliance by Administrative Agent	130
11.5	Delegation of Duties	130
11.6	Resignation of Administrative Agent	130
11.7	Non-Reliance on Administrative Agent and Other Lenders	131
11.8	No Other Duties, Etc.	132
11.9	Administrative Agent’s Fee	132
11.10	Administrative Agent May File Proofs of Claim	132
11.11	Collateral and Guaranty Matters	133
11.12	No Reliance on Administrative Agent’s Customer Identification Program	134
11.13	Lender Provided Interest Rate Hedges, Lender Provided Foreign Currency Hedges and Other Lender Provided Financial Service Products	134
11.14	Certain ERISA Matters	134
11.15	Erroneous Payments	136

(iv)

ARTICLE 12 MISCELLANEOUS		138

12.1	Modifications, Amendments or Waivers	138
12.2	No Implied Waivers; Cumulative Remedies	140
12.3	Expenses; Indemnity; Damage Waiver	140
12.4	Holidays	142
12.5	Notices; Effectiveness; Electronic Communication	142
12.6	Severability	144
12.7	Duration; Survival	145
12.8	Successors and Assigns	145
12.9	Confidentiality	149
12.10	Counterparts; Integration; Effectiveness; Electronic Execution	150
12.11	CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL	151
12.12	Mutual Negotiations	152
12.13	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	152
12.14	USA PATRIOT Act Notice	153
12.15	Acknowledgement Regarding Any Supported QFCs	153
12.16	Judgment Currency	154

ARTICLE 13 BORROWER REPRESENTATIVE; LIABILITY OF BORROWERS		155

13.1	Borrower Representative	155
13.2	Joint and Several Liability	155
13.3	Joint Enterprise	156
13.4	Subordination of Claims	156

(v)

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

SCHEDULE 1.1(A)	–	COMMITMENTS OF ISSUING LENDERS
SCHEDULE 1.1(B)	–	COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES
SCHEDULE 6.13	–	SUBSIDIARIES
SCHEDULE 9.1	–	EXISTING INDEBTEDNESS
SCHEDULE 9.2	–	EXISTING LIENS
SCHEDULE 9.4	–	EXISTING INVESTMENTS
SCHEDULE 9.8	–	EXISTING RESTRICTIONS

EXHIBITS

EXHIBIT A	–	ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT B	–	LOAN PARTY JOINDER
EXHIBIT C	–	REVOLVING CREDIT NOTE
EXHIBIT D	–	SWINGLINE LOAN NOTE
EXHIBIT E	–	TERM NOTE
EXHIBIT F	–	COMPLIANCE CERTIFICATE
EXHIBIT G	–	LOAN REQUEST
EXHIBIT H	–	SWINGLINE LOAN REQUEST
EXHIBIT I-1	–	U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT I-2	–	U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT I-3	–	U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT I-4	–	U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

(vi)

CREDIT AGREEMENT

THIS CREDIT AGREEMENT is dated as of December 18, 2025 and is made by and among SCANSOURCE, INC., a South Carolina corporation (the “Company”), the SUBSIDIARY BORROWERS (as hereinafter defined), the SUBSIDIARY GUARANTORS (as hereinafter defined), the LENDERS (as hereinafter defined), and PNC BANK, NATIONAL ASSOCIATION, in its capacity as the Administrative Agent (as hereinafter defined), Swingline Loan Lender (as hereinafter defined) and an Issuing Lender (as hereinafter defined).

The Company has requested the Lenders to provide (i) a revolving credit facility to the Borrowers in an aggregate principal amount not to exceed $400,000,000, including therein a Swingline Loan (as hereinafter defined) subfacility and a Letter of Credit (as hereinafter defined) subfacility and (ii) a $100,000,000 term loan facility. In consideration of their mutual covenants and agreements hereinafter specified and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

1.1 Certain Definitions. In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:

“AC Letter of Credit” means a Letter of Credit denominated in an Alternative Currency.

“Acquired Entity or Business” means either (a) the assets constituting a business, division, facility, product line or line of business of any Person not already a Subsidiary or (b) the capital stock of any such Person, which Person shall, as a result of an acquisition or merger, become at least a 51% owned Subsidiary of the Company (or shall be merged with and into a Borrower or a Subsidiary Guarantor, with such Borrower or such Subsidiary Guarantor being the surviving Person).

“Administrative Agent” means PNC Bank, National Association (or any of its designated branch offices or affiliates), in its capacity as administrative agent hereunder or any successor administrative agent.

“Administrative Agent’s Fee” means as is specified in Section 11.9.

“Administrative Agent’s Letter” means as is specified in Section 11.9.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” means as is specified in Section 12.5(d)(ii).

“Agreement” means this Credit Agreement, as the same may be amended, supplemented, modified or restated from time to time, including all schedules and exhibits.

“Alternative Currency” means Australian Dollars, Canadian Dollars, Euros, Hong Kong Dollars, Mexican Pesos, Sterling, Swedish Krona, Swiss Francs, Yen and any other currency acceptable to the Administrative Agent and each of the Lenders that is a lawful currency that is readily available, freely transferable and not restricted and able to be converted into Dollars, in each case as long as there is a published Daily Simple RFR, Term RFR or Eurocurrency Rate, as applicable, or a Benchmark Replacement effected pursuant to Section 4.4 with respect thereto.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the Issuing Lender, as the case may be, in its sole discretion by reference to the applicable Bloomberg page (or such other publicly available service for displaying exchange rates as determined by the Administrative Agent from time to time), to be the exchange rate for the purchase of such Alternative Currency with Dollars on the date that is (i) with respect to Daily RFR Loans and Letters of Credit to which a Daily Simple RFR would apply, the applicable Daily Simple RFR Lookback Day, (ii) with respect to Eurocurrency Rate Loans and Letters of Credit to which a Eurocurrency Rate would apply, the applicable Eurocurrency Rate Lookback Day, (iii) with respect to Term RFR Loans and Letters of Credit to which a Term RFR would apply, the applicable Term RFR Lookback Day and (iv) otherwise, on the date which is two (2) Business Days immediately preceding the date of determination, or otherwise with respect to Loans to which any other Interest Rate Option applies, the lookback date applicable thereto, in each case, prior to the date as of which the foreign exchange computation is made; provided, however, that if no such rate is available, the “Alternative Currency Equivalent” shall be determined by the Administrative Agent or the Issuing Lender, as the case may be, using any reasonable method of determination it deems appropriate in its sole discretion (and such determination shall be conclusive absent manifest error).

“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) any other applicable Law relating to anti-bribery or anti-corruption in any jurisdiction in which any Loan Party is located or doing business.

“Anti-Money Laundering Laws” means (a) the Bank Secrecy Act and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, each as amended; (b) the U.K. Proceeds of Crime Act 2002, the Money Laundering Regulations 2017 and the Terrorist Asset-Freezing Act 2010, each as amended; and (c) any other applicable Law relating to anti-money laundering and countering the financing of terrorism and related financial record keeping and reporting requirements in any jurisdiction in which any Loan Party is located or doing business.

“Applicable Financials” means the financial statements most recently received under Section 8.1(a) or (b) (or, prior to the first delivery thereof after the Closing Date, the most recent Statements).

“Applicable Margin” means the corresponding percentages per annum as specified under and in accordance with the terms set forth below, based on the Net Leverage Ratio:

Level	I	II	III	IV
Net Leverage Ratio	Less than 1.00 to 1.00	Greater than or equal to 1.00 to 1.00 but less than 1.50 to 1.00	Greater than or equal to 1.50 to 1.00 but less than 2.25 to 1.00	Greater than or equal to 2.25 to 1.00
Applicable Margin for Commitment Fee	15.0 bps	20.0 bps	25.0 bps	30.0 bps
Applicable Margin for Letters of Credit	100.0 bps	125.0 bps	150.0 bps	175.0 bps
Applicable Margin for Loans bearing interest at the Base Rate Option	0.0 bps	25.0 bps	50.0 bps	75.0 bps
Applicable Margin for Loans bearing interest at the Daily Simple RFR Option or Daily Simple SOFR Option	100.0 bps	125.0 bps	150.0 bps	175.0 bps
Applicable Margin for Loans bearing interest at a Term Rate Loan Option	100.0 bps	125.0 bps	150.0 bps	175.0 bps

For purposes of determining the Applicable Margin:

(a) The Applicable Margin shall be the applicable rates set forth in Level I until delivery of the Compliance Certificate for the fiscal quarter ended March 31, 2026.

(b) The Applicable Margin shall be recomputed as of each Test Date based on the Net Leverage Ratio as of the applicable fiscal quarter end. Any increase or decrease in the Applicable Margin computed as of a fiscal quarter end shall be effective five (5) Business Days after the applicable Compliance Certificate is delivered to the Administrative Agent. If a Compliance Certificate is not delivered when due in accordance with such Section 8.1(c), then the rates in Level IV shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered.

(c) If, as a result of any restatement of or other adjustment to the financial statements of the Company or for any other reason, the Company or the Lenders determine that (i) the Net Leverage Ratio as calculated by the Company as of any applicable date was inaccurate and (ii) a proper calculation of the Net Leverage Ratio would have resulted in higher pricing for such period, the Borrowers shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under ay Debtor Relief Law, automatically and without further action by the Administrative Agent, any Lender or any Issuing Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or any Issuing Lender, as the case may be, under Section 2.8 or Section 4.3 or Article 10. The Borrowers’ obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

“Applicable Time” means, with respect to any Loans and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the applicable Issuing Lender, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Disposition” means any sale, transfer or other disposition of any asset of any Borrower or any Subsidiary in a single transaction or in a series of related transactions (other than (a) the sale or lease of inventory or products in the ordinary course or the sale of obsolete or worn out property in the ordinary course, (b) the licensing of intellectual property and other general intangibles to third parties in the ordinary course of business, (c) the disposal of obsolete, worn-out or surplus equipment in the ordinary course of business, (d) the disposition of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business, (e) the sale of lease portfolios and (f) the sale of Permitted Investments in the ordinary course of business).

“Assignment and Assumption Agreement” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.8), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Australian Dollars” means the lawful currency of Australia.

“Authorized Officer” means, with respect to an applicable Loan Party, the Chief Executive Officer, President or a Financial Officer of such Loan Party, any manager or the members (as applicable) in the case of any Loan Party that is a limited liability company, and such other individuals, designated by written notice to the Administrative Agent from the Company, authorized to execute notices, reports and other documents on behalf of such Loan Party required hereunder. The Company may amend such list of individuals from time to time by giving written notice of such amendment to the Administrative Agent. Any notice, report or document delivered hereunder that is signed or delivered by an Authorized Officer of a Loan Party shall be conclusively presumed to have been duly authorized by all necessary action on the part of such Loan Party, and such Authorized Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Bail-In Action” means the exercise of any Write-down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day, a fluctuating per annum rate of interest equal to the highest of (i) the Overnight Bank Funding Rate, plus 0.5%, (ii) the Prime Rate, and (iii) Daily Simple SOFR, plus 1.00%, so long as Daily Simple SOFR is offered, ascertainable and not unlawful; provided, however, if the Base Rate as determined above would be less than zero, then such rate shall be deemed to be zero. Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs without notice to any Borrower. Notwithstanding anything to the contrary contained herein, in the case of any event specified in Section 4.4(a) or Section 4.4(b), to the extent any such determination affects the calculation of the Base Rate, the definition hereof shall be calculated without reference to clause (iii) until the circumstances giving rise to such event no longer exist.

“Base Rate Option” means the option of the Borrowers to have Loans bear interest at the rate and under the terms specified in Section 4.1(a)(ii)(2) or Section 4.1(c)(ii)(2), as applicable.

“Benchmark Replacement” means as is specified in Section 4.4(d).

“Beneficial Owner” means, for each Borrower, each of the following: (a) each individual, if any, who, directly or indirectly, owns 25% or more of such Borrower’s Equity Interests; and (b) a single individual with significant responsibility to control, manage, or direct such Borrower.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Bond Financing Agreement” means that certain Financing Agreement dated as of August 1, 2007, between the Company and Mississippi Business Finance Corporation, as the same may be amended, modified, supplemented, restated or renewed from time to time.

“Bonds” means the Mississippi Business Finance Corporation Taxable Industrial Development Revenue Bonds, Series 2007 (ScanSource, Inc. Project), issued by the Mississippi Business Finance Corporation in connection with the Company’s distribution center located in Southaven, DeSoto County, Mississippi, the proceeds of which Bonds were loaned to the Company or one of its Subsidiaries pursuant to the Bond Financing Agreement.

“Borrowers” means the Company and any Subsidiary Borrower.

“Borrowing” means (a) Revolving Credit Loans of the same Type and currency, made, converted or continued on the same date and, in the case of Term Rate Loans, as to which a single Interest Period is in effect, (b) a Term Loan of the same Type, made, converted or continued on the same date and, in the case of Term Rate Loans, as to which a single Interest Period is in effect or (c) a Swingline Loans.

“Borrowing Date” means, with respect to any Loan, the date of the making, renewal, or conversion thereof, which shall be a Business Day.

“Borrowing Tranche” means specified portions of Term Loans, Revolving Credit Loans, or Swingline Loans, as the context may require, consisting of a single Borrowing.

“Business Day” means any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed, or are in fact closed, for business in New York, New York (or, if otherwise, the Lending Office of the Administrative Agent); provided that, for purposes of any direct or indirect calculation or determination of, or when used in connection with any interest rate settings, fundings, disbursements, settlements, payments, or other dealings with respect to any (i) Term SOFR Rate Loan or Daily Simple SOFR Loan, the term “Business Day” means any such day that is also a U.S. Government Securities Business Day; (ii) Eurocurrency Rate Loan, the term “Business Day” means any such day that is also a Eurocurrency Banking Day; (iii) Daily RFR Loan, the term “Business Day” means any such day that is also a Daily RFR Business Day; and (iv) Term RFR Loan, the term “Business Day” means any such day that is also a Term RFR Business Day.

“Canadian Dollars” means the lawful currency of Canada.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP, in each case subject to Section 1.3.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Lenders or the Lenders, as collateral for Letter of Credit Obligations or obligations of Lenders to fund participations in respect of Letter of Credit Obligations, cash or deposit account balances in the applicable Currency or, if the Administrative Agent and each applicable Issuing Lender shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and each applicable Issuing Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Management Agreements” means as is specified in Section 2.6(f).

“Cash Management Bank” means any Lender or an Affiliate of a Lender that is a party to an Other Lender Provided Financial Service Product.

“CEA” means the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.

“Certificate of Beneficial Ownership” means, for each Borrower, a certificate in form and substance acceptable to the Administrative Agent (as amended or modified by the Administrative Agent from time to time in its sole discretion), certifying, among other things, the Beneficial Owner of such Borrower.

“CFTC” means the Commodity Futures Trading Commission.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company; or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated or approved for consideration by shareholders for election by the board of directors of the Company nor (ii) so appointed or approved by directors so nominated.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“CIP Regulations” means as is specified in Section 11.12.

“Class”, when used in reference to any Loan, refers to whether such Loan, or the advances comprising such Loans, are Term Loans, Revolving Credit Loans or Swingline Loans and, when used in reference to any Lender, refers to whether such Lender has any (a) outstanding Revolving Credit Loans or Revolving Credit Commitments, (b) Term Loan Commitments or Term Loans or (c) Incremental Term Loan Commitment or Incremental Term Loans.

“Closing Date” means December 18, 2025.

“Code” means the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“Collateral” means the personal property of any Person granted as collateral to secure the Obligations for the benefit of the Secured Parties.

“Collateral Documents” means the Security Agreement, the Pledge Agreement and any other agreement, document or instrument granting a Lien in Collateral for the benefit of the Secured Parties.

“Commitment” means, as to any Lender, its Revolving Credit Commitment, Term Loan Commitment and, in the case of PNC (in its capacity as the Swingline Loan Lender), its Swingline Loan Commitment (but not the aggregate of its Revolving Credit Commitment and its Swingline Loan Commitment), and Commitments means the aggregate of the Revolving Credit Commitments and Term Loan Commitments of all of the Lenders.

“Commitment Fee” means as is specified in Section 2.3.

“Communications” means as is specified in Section 12.5(d)(ii).

“Company” means as is specified in the introductory paragraph.

“Compliance Authority” means (a) any Governmental Authority of the United States (including the U.S. Department of the Treasury, OFAC, and the U.S. Department of State), the European Union, the United Kingdom, or Canada; (b) the United Nations Security Council; and (c) any other Governmental Authority with jurisdiction over the parties to this Agreement.

“Compliance Certificate” means as is specified in Section 8.1(c).

“Conforming Changes” means, with respect to the Term SOFR Rate, Daily Simple SOFR, Daily Simple RFR, Term RFR, Eurocurrency Rate or any Benchmark Replacement in relation thereto, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” the definition of “U.S. Government Securities Business Day,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of the Term SOFR Rate, Daily Simple SOFR, Daily Simple RFR, Term RFR, Eurocurrency Rate or such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Term SOFR Rate, Daily Simple SOFR, Daily Simple RFR, Term RFR, Eurocurrency Rate or the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contribution Notice” means a contribution notice issued by the Pensions Regulator under section 38 or section 47 of the United Kingdom Pensions Act 2004.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“CORRA” means a rate equal to the Canadian Overnight Repo Rate Average as administered by the CORRA Administrator.

“CORRA Administrator” means the Bank of Canada (or any successor administrator of the Canadian Overnight Repo Rate Average selected by the Administrative Agent in its reasonable discretion).

“CORRA Administrator’s Website” means the Bank of Canada’s website, at https://www.bankofcanada.ca, or any successor source for the Canadian Overnight Repo Rate Average identified as such by the CORRA Administrator from time to time.

“Covered Entity” means (a) the Company and its Subsidiaries; (b) each Subsidiary Guarantor and any Person who has pledged (or will pledge) Collateral under any Loan Document; and (c) each Person that, directly or indirectly, controls (as such term is defined by any Compliance Authority) a Person described in clauses (a) and (b) above.

“Covered Property” means any property: (a) required to be reported as blocked property under 31 C.F.R. § 501.603, as amended; (b) owned, directly or indirectly, by, or due to or from, a Sanctioned Person subject to blocking or comprehensive Sanctions; (c) in which a Sanctioned Person subject to blocking or comprehensive Sanctions otherwise holds any interest; (d) located or originated in, or otherwise subject to restrictions due to its ties to, a Sanctioned Jurisdiction; or (e) that otherwise could cause any actual or potential violation by the Lenders or the Administrative Agent of any applicable International Trade Law if the Lenders or the Administrative Agent were to obtain an encumbrance on, lien on, pledge, or security interest in such property, or provide services in consideration of such property.

“Currencies” means Dollars and each Alternative Currency.

“Daily Rate Loan” means a Loan that bears interest at a rate based on the Base Rate, Daily Simple RFR or Daily Simple SOFR.

“Daily Rate Loan Option” means the option of the Borrowers to have Loans bear interest at the rate and under the terms specified in Section 4.1(a)(ii) or Section 4.1(c)(ii), as applicable.

“Daily RFR Adjustment” means with respect to Daily RFR Loans, the applicable adjustment set forth in the table below:

RFR	Daily RFR Adjustment
€STR	0.0456%
SONIA	0.0326%
F-TIIE	0.24%
SARON	-0.0571%
TONAR	-0.02923%
CORRA	0.29547%

“Daily RFR Business Day” means as applicable, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to (i) Euro, a TARGET Day, (ii) Sterling, a day on which banks are open for general business in London, (iii) Canadian Dollars, a day on which banks are open for business in Toronto, Ontario, (iv) Mexican Pesos, a day on which banks are open for business in Mexico City, Mexico, (v) Swiss Francs, a day on which banks are open for the settlement of payments and foreign exchange transactions in Zurich and (vi) Yen, a day on which banks are open for general business in Japan.

“Daily RFR Day” has the meaning specified in the definition of “Daily Simple RFR”.

“Daily Simple RFR” means, for any day (a “Daily RFR Day”), a rate per annum determined by the Administrative Agent (rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100 of 1%) equal to, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to:

(a) Sterling, SONIA for the day (such day, adjusted as applicable as set forth herein, the “SONIA Lookback Day”) that is two (2) Daily RFR Business Days prior to (A) if such Daily RFR Day is a Daily RFR Business Day, such Daily RFR Day or (B) if such Daily RFR Day is not a Daily RFR Business Day, the Daily RFR Business Day immediately preceding such Daily RFR Day, in each case, as such SONIA is published by the SONIA Administrator on the SONIA Administrator’s Website;

(b) Canadian Dollars, CORRA for the day (such day, adjusted as applicable as set forth herein, the “CORRA Lookback Day”) that is two (2) Daily RFR Business Days prior to (A) if such Daily RFR Day is a Daily RFR Business Day, such Daily RFR Day or (B) if such Daily RFR Day is not a Daily RFR Business Day, the Daily RFR Business Day immediately preceding such Daily RFR Day, in each case, as such CORRA is published by the CORRA Administrator on the CORRA Administrator’s Website;

(c) Mexican Pesos, F-TIIE for the day (such day, adjusted as applicable as set forth herein, the “F-TIIE Lookback Day”) that is two (2) Daily RFR Business Days prior to (A) if such Daily RFR Day is a Daily RFR Business Day, such Daily RFR Day or (B) if such Daily RFR Day is not a Daily RFR Business Day, the Daily RFR Business Day immediately preceding such Daily RFR Day, in each case, as such F-TIIE is published by the F-TIIE Administrator on the F-TIIE Administrator’s Website; and

(d) Swiss Franc, SARON for the day (such day, adjusted as applicable as set forth herein, the “SARON Lookback Day”) that is two (2) Daily RFR Business Days prior to (A) if such Daily RFR Day is a Daily RFR Business Day, such Daily RFR Day or (B) if such Daily RFR Day is not a Daily RFR Business Day, the Daily RFR Business Day immediately preceding such Daily RFR Day, in each case, as such SARON is published by the SARON Administrator on the SARON Administrator’s Website;

provided that, if, by 5:00 pm (Local Time for the applicable Daily Simple RFR) on the second (2nd) Daily RFR Business Day immediately following any Daily Simple RFR Lookback Day, the RFR in respect of such Daily Simple RFR Lookback Day has not been published and a Benchmark Replacement Date with respect to the applicable Daily Simple RFR has not occurred, then the RFR for such Daily Simple RFR Lookback Day will be the RFR as published in respect of the first preceding Daily RFR Business Day for which such RFR was published in accordance with the applicable RFR defintion; provided further that any RFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple RFR for no more than three (3) consecutive Daily RFR Days; provided further that if the Daily Simple RFR as determined above would be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement.

The Daily Simple RFR for each outstanding Daily RFR Loan shall be adjusted automatically as of the effective date of any change in the applicable RFR without notice to any Borrower. Determination by the Administrative Agent of the Daily Simple RFR shall be deemed conclusive absent manifest error.

“Daily Simple RFR Lookback Days” means, collectively, the SONIA Lookback Day, CORRA Lookback Day, F-TIIE Lookback Day and SARON Lookback Day, and each individually is a Daily Simple RFR Lookback Day.

“Daily Simple RFR Option” means the option of the Borrowers to have Loans bear interest at the rate and under the terms specified in Section 4.1(a)(ii)(3).

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), the interest rate per annum determined by the Administrative Agent (rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100th of 1%) equal to SOFR for the day (the “SOFR Determination Date”) that is two (2) Business Days prior to (i) such SOFR Rate Day if such SOFR Rate Day is a Business Day or (ii) the Business Day immediately preceding such SOFR Rate Day if such SOFR Rate Day is not a Business Day, in each case, as such SOFR is published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, at http://www.newyorkfed.org, or any successor source identified by the Federal Reserve Bank of New York or its successor administrator for the secured overnight financing rate from time to time. If Daily Simple SOFR as determined above would be less than the Floor, then Daily Simple SOFR shall be deemed to be the Floor. If SOFR for any SOFR Determination Date has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (New York time) on the second (2nd) Business Day immediately following such SOFR Determination Date, then SOFR for such SOFR Determination Date will be SOFR for the first Business Day preceding such SOFR Determination Date for which SOFR was published in accordance with the definition of “SOFR”; provided that SOFR determined pursuant to this sentence shall be used for purposes of calculating Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. If and when Daily Simple SOFR as determined above changes, any applicable rate of interest based on Daily Simple SOFR will change automatically without notice to any Borrower, effective on the date of any such change.

“Daily Simple SOFR Option” means the option of the Borrowers to have Revolving Credit Loans, Swingline Loans and the Term Loan bear interest at the rate and under the terms specified in Section 4.1(a)(ii)(1), Section 4.1(b) and Section 4.1(c)(ii)(1), as applicable.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Defaulting Lender” means, subject to Section 2.9(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Lender, the Swingline Loan Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Borrowers, the Administrative Agent, the Issuing Lenders or the Swingline Loan Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative

Agent or a Borrower, to confirm in writing to the Administrative Agent and the Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrowers), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by an Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.9(b)) upon delivery of written notice of such determination to the Borrowers, each Issuing Lender, the Swingline Loan Lender and each Lender.

“Dollar”, “Dollars”, “U.S. Dollars” and the symbol “$” means, in each case, the lawful currency of the United States of America.

“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with the Alternative Currency last provided (either by publication or otherwise provided to the Administrative Agent or the applicable Issuing Lender, as applicable) by the applicable Bloomberg source (or such other publicly available source for displaying exchange rates as determined by the Administrative Agent or the Issuing Lender, as applicable, from time to time) on the date that is the applicable Eurocurrency Rate Lookback Day (for amounts relating to Eurocurrency Rate Loans and Letters of Credit denominated in an Alternative Currency to which the Eurocurrency Rate would apply), the applicable Daily Simple RFR Lookback Day (for amounts relating to Daily RFR Loans and Letters of Credit denominated in an Alternative Currency to which a Daily Simple RFR would apply), the applicable Term RFR Lookback Day (for amounts relating to Term RFR Loans and Letters of Credit denominated in an Alternative Currency to which a Term RFR would apply), or otherwise on the date which is two (2) Business Days immediately preceding the date of determination or otherwise with respect to Loans to which any other Interest Rate Option applies, the lookback date applicable thereto (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent or the applicable Issuing Lender, as applicable using any method of determination it deems appropriate in its sole discretion), and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent or the Issuing Lender, as applicable, using any method of determination it deems appropriate in its sole discretion. Any determination by the Administrative Agent or the applicable Issuing Lender pursuant to clauses (b) or (c) above shall be conclusive absent manifest error.

“Domestic Subsidiary” means each Subsidiary that is organized under the laws of the United States, any State thereof or the District of Columbia; excluding any such Subsidiary which is a Subsidiary of a Foreign Subsidiary.

“Drawing Date” means as is specified in Section 2.8(c).

“EBITDA” means, for any period, with respect to the Company and its Subsidiaries on a consolidated basis, Net Income for such period plus, without duplication and to the extent deducted in determining such Net Income, the sum of (a) income and franchise taxes and other taxes measured by income or profits in respect of the Company and its Subsidiaries paid or accrued during such period, (b) Total Interest Expense for such period, (c) amortization and depreciation deducted in determining Net Income for such period, (d) other non-cash charges for such period (other than charges that represent an accrual for future cash expenditures), (e) non-recurring losses for such period, and (f) non-cash charges in respect of stock options and goodwill amortization for such period, and minus, without duplication and to the extent included in the determination of Net Income, (i) extraordinary non-cash gains for such period and (ii) non-recurring gains for such period. For the avoidance of doubt, if the Company or any of its consolidated Subsidiaries shall consummate a Specified Transaction during any such period, EBITDA shall be calculated on a Pro Forma Basis.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date indicated in a document or agreement to be the date on which such document or agreement becomes effective, or, if there is no such indication, the date of execution of such document or agreement.

“Eligibility Date” means, with respect to each Loan Party and each Swap, the date on which this Agreement or any other Loan Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the Effective Date of such Swap if this Agreement or any other Loan Document is then in effect with respect to such Loan Party, and otherwise it shall be the Effective Date of this Agreement and/or such other Loan Document(s) to which such Loan Party is a party).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 12.8(b)(iv), (v) and (vi) (subject to such consents, if any, as may be required under Section 12.8(b)(iii)).

“Eligible Contract Participant” means an “eligible contract participant” as defined in the CEA and regulations thereunder.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(b), (c) or (m) of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the thirty (30) day notice period is waived); (b) the failure to satisfy the minimum funding standards under Section 412 of the Code or Section 302 of ERISA with respect to any Plan, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention by the PBGC to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Multiple Employer Plan or any Multiemployer Plan; or (g) the receipt by any

Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in critical status, within the meaning of Title IV of ERISA.

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 11.15(d).

“€STR” means a rate equal to the Euro Short Term Rate as administered by the €STR Administrator.

“€STR Administrator” means the European Central Bank (or any successor administrator of the Euro Short Term Rate selected by the Administrative Agent in its reasonable discretion).

“€STR Administrator’s Website” means the European Central Bank’s website, at http://www.ecb.europa.eu, or any successor source for the Euro Short Term Rate identified as such by the €STR Administrator from time to time.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EURIBOR” has the meaning specified in the definition of “Eurocurrency Rate”.

“Euro” and “€” mean the single currency of the Participating Member States.

“Eurocurrency Banking Day” means any day which is, as applicable, for Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to:

(i) Euros, a TARGET Day;

(ii) Yen, any day on which banks are open for business in Japan;

(iii) Australian Dollars, any day on which banks are open for business in Australia;

(iv) Swedish Krona, any day on which banks are open for business in Sweden; and

(v) Hong Kong Dollars, any day on which banks are open for business in Hong Kong.

“Eurocurrency Rate” means, for any Eurocurrency Rate Borrowing for any Interest Period, a rate per annum determined by the Administrative Agent (rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100 of 1%) equal to, for any Obligations, interest, fees, commissions, or other amounts denominated in, or calculated with respect to:

(a) Euros, the Euro Interbank Offered Rate (“EURIBOR”) as administered by the European Money Markets Institute (or any other Person that takes over the administration of such rate) for a period equal in length to such Interest Period, as displayed on the applicable Bloomberg page (or on any successor or substitute page or service providing such quotations as determined by the Administrative Agent from time to time) at approximately 11:00 a.m. (Brussels, Belgium time) two (2) Business Days prior to the commencement of such Interest Period; provided, that if by such time the EURIBOR in respect of such day has not been so published, then the EURIBOR for such day will be the EURIBOR as published in respect of the first preceding Business Day for which such EURIBOR was published thereon; provided further, that any EURIBOR so determined based on the first preceeding Business Day shall be utilized for purposes of calculation of the Eurocurrency Rate for no more than three (3) consecutive Business Days (any such day, collectively, the “EURIBOR Lookback Day”);

(b) Yen, the Tokyo Interbank Offered Rate (“TIBOR”) as administered by the Ippan Shadan Hojin JBA TIBOR Administration (or any other Person that takes over the administration of such rate) for a period equal in length to such Interest Period, as displayed on the applicable Bloomberg page (or on any successor or substitute page or service providing such quotations as determined by the Administrative Agent from time to time) at approximately 11:00 a.m. (Tokyo, Japan time) two (2) Business Days prior to the commencement of such Interest Period; provided, that if by such time the TIBOR in respect of such day has not been so published, then the TIBOR for such day will be the TIBOR as published in respect of the first preceding Business Day for which such TIBOR was published thereon; provided further, that any TIBOR so determined based on the first preceding Business Day shall be utilized for purposes of calculation of the Eurocurrency Rate for no more than three (3) consecutive Business Days (any such day, collectively, the “TIBOR Lookback Day”);

(c) Australian Dollars, the Australian Bank Bill Swap Bid Rate (or the successor thereto as approved by the Administrative Agent) as published by Bloomberg (or on any successor or substitute service providing rate quotations comparable to those currently provided by such service, as determined by the Administrative Agent from time to time) for a period equal in length to such Interest Period, at approximately 10:00 a.m. (Sydney, Australia time), two (2) Business Days prior to the commencement of such Interest Period, as the rate for deposits in Australian Dollars with a maturity comparable to such Interest Period; provided, that if by such time the Australian Bank Bill Swap Bid Rate in respect of such day has not been so published, then the Australian Bank Bill Swap Bid Rate for such day will be the Australian Bank Bill Swap Bid Rate as published in respect of the first preceding Business Day for which such Australian Bank Bill Swap Bid Rate was published thereon; provided further, that any Australian Bank Bill Swap Bid Rate so determined based on the first preceding Business Day shall be utilized for purposes of calculation of the Eurocurrency Rate for no more than three (3) consecutive Business Days (any such day, collectively, the “Australian Rate Lookback Day”);

(d) Swedish Krona, the Stockholm Interbank Offered Rate (“STIBOR”) (or the successor thereto as approved by the Administrative Agent) which appears on the Bloomberg Page BTMM SW (or on any successor or substitute page or service providing rate quotations comparable to those currently provided by such service, as determined by the Administrative Agent from time to time), for a period equal in length to such Interest Period, at approximately 11:00 a.m. (Stockholm, Sweden time), two (2) Business Days prior to the commencement of such Interest Period, as the rate for deposits in Swedish Krona with a maturity comparable to such Interest Period; provided, that if by such time STIBOR in respect of such day has not been so published, then STIBOR for such day will be STIBOR as published in respect of the first preceding Business Day for which such rate was published thereon; provided further, that STIBOR so determined based on the first preceding Business Day shall be utilized for purposes of calculation of the Eurocurrency Rate for no more than three (3) consecutive Business Days (any such day, collectively, the “STIBOR Lookback Day”); and

(e) Hong Kong Dollars, the Hong Kong Interbank Offered Rate (“HIBOR”) (or the successor thereto as approved by the Administrative Agent) which appears on the Bloomberg Page BTMM HK (or on any successor or substitute page or service providing rate quotations comparable to those currently provided by such service, as determined by the Administrative Agent from time to time), for a period equal in length to such Interest Period, at approximately 11:15 a.m. (Hong Kong time), two (2) Business Days prior to the commencement of such Interest Period, as the rate for deposits in Hong Kong Dollars with a maturity comparable to such Interest Period; provided, that if by such time HIBOR in respect of such day has not been so published, then HIBOR for such day will be HIBOR as published in respect of the first preceding Business Day for which such rate was published thereon; provided further, that HIBOR so determined based on the first preceeding Business Day shall be utilized for purposes of calculation of the Eurocurrency Rate for no more than three (3) consecutive Business Days (any such day, collectively, the “HIBOR Lookback Day”);

provided, that if the Eurocurrency Rate as determined above would be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement. The Eurocurrency Rate for any Loans shall be based upon the Eurocurrency Rate for the Currency in which such Loans are requested. The Eurocurrency Rate for each outstanding Eurocurrency Rate Loan shall be adjusted automatically without notice to the Borrowers on and as of the first day of each Interest Period. Determination of the Eurocurrency Rate by the Administrative Agent shall be deemed conclusive absent manifest error.

“Eurocurrency Rate Lookback Days” means, collectively, EURIBOR Lookback Day, TIBOR Lookback Day, Australian Rate Lookback Day, STIBOR Lookback Day, HIBOR Lookback Day, and each such day is a “Eurocurrency Rate Lookback Day.”

“Eurocurrency Rate Option” means the option of the Borrowers to have Loans bear interest at the rate and under the terms specified in Section 4.1(a)(i)(2).

“Event of Default” means any of the events described in Section 10.1.

“Excluded Hedge Liability or Liabilities” means, with respect to each Loan Party, each of its Swap Obligations if, and only to the extent that, all or any portion of this Agreement or any other Loan Document that relates to such Swap Obligation is or becomes illegal under the CEA, or any rule, regulation or order of the CFTC, solely by virtue of such Loan Party’s failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap. Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any other Loan Document, the foregoing is subject to the following provisos: (a) if a Swap Obligation arises under a master agreement governing more than one Swap, this definition shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guaranty or security interest is or becomes illegal under the CEA, or any rule, regulations or order of the CFTC, solely as a result of the failure by such Loan Party for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap, (b) if a guarantee of a Swap Obligation would cause such obligation to be an Excluded Hedge Liability but the grant of a security interest would not cause such obligation to be an Excluded Hedge Liability, such Swap Obligation shall constitute an Excluded Hedge Liability for purposes of the guaranty but not for purposes of the grant of the security interest, and (c) if there is more than one Loan Party executing this Agreement or the other Loan Documents and a Swap Obligation would be an Excluded Hedge Liability with respect to one or more of such Persons, but not all of them, the definition of Excluded Hedge Liability or Liabilities with respect to each such Person shall only be deemed applicable to (i) the particular Swap Obligations that constitute Excluded Hedge Liabilities with respect to such Person, and (ii) the particular Person with respect to which such Swap Obligations constitute Excluded Hedge Liabilities.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in such Loan or Commitment (other than pursuant to an assignment request by the Borrowers under Section 5.13) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.9(g), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.9(g) and (d) any U.S. federal withholding Taxes imposed under FATCA (except to the extent imposed due to the failure of any Borrower to provide documentation or information to the IRS).

“Expiration Date” means, with respect to the Revolving Credit Commitments, December 18, 2030, as such date may be extended with respect to certain Lenders’ Revolving Credit Commitments pursuant to Section 12.1.

“Facilities” means the Revolving Credit Facility and/or the Term Loan Facility, as the context may require.

“Facility Termination Date” means the date as of which all of the following shall have occurred: (a) the aggregate Commitments have been terminated, (b) all Obligations have been paid in full (other than (i) contingent indemnification obligations that are not yet due and (ii) obligations and liabilities under any Lender Provided Interest Rate Hedge, any Lender Provided Foreign Currency Hedge and any Other Lender Provided Financial Service Product (other than any such obligations for which written notice has been received by the Administrative Agent that either (x) amounts are currently due and payable under such Lender Provided Interest Rate Hedge, any Lender Provided Foreign Currency Hedge and any Other Lender Provided Financial Service Product, as applicable, or (y) no arrangements reasonably satisfactory to the applicable Cash

Management Bank or Hedge Bank have been made)), and (c) all Letters of Credit have terminated or expired (other than Letters of Credit as to which other arrangements with respect thereto reasonably satisfactory to the Administrative Agent (to the extent the Administrative Agent is a party to such arrangements) and the applicable Issuing Lender, including the provision of cash collateral, shall have been made).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company.

“Financial Support Direction” means a financial support direction issued by the Pensions Regulator under section 43 of the United Kingdom Pensions Act 2004.

“Floor” means a rate of interest equal to 0%.

“Foreign Currency Hedge” means any foreign exchange transaction, including spot and forward foreign currency purchases and sales, listed or over-the-counter options on foreign currencies, non-deliverable forwards and options, foreign currency swap agreements, currency exchange rate price hedging arrangements, and any other similar transaction providing for the purchase of one currency in exchange for the sale of another currency.

“Foreign Currency Hedge Liabilities” means as is specified in the definition of Lender Provided Foreign Currency Hedge.

“Foreign Investment Grade Rating” means a rating of BBB- or higher from S&P or Baa3 or higher from Moody’s (or, if not rated by S&P or Moody’s, an equivalent rating from another recognized and reputable rating agency).

“Foreign Lender” means (i) if each Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (ii) if any Borrower is not a U.S. Person, a Lender that is resident or organized under the Laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.

“Foreign Pension Plan” means any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States by the Company or any one or more of its Subsidiaries primarily for the benefit of employees of the Company or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination or severance of employment, and which plan is not subject to ERISA or the Code.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Lender, such Defaulting Lender’s Ratable Share of the outstanding Letter of Credit Obligations with respect to Letters of Credit issued by such Issuing Lender other than Letter of Credit Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to any Swingline Loan Lender, such Defaulting Lender’s Ratable Share of outstanding Swingline Loans made by the Swingline Loan Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“F-TIIE” means a rate equal to the Overnight Interbank Equilibrium Rate (Tasa de Interés Interbancaria de Equilibrio de Fondeo) as administered by the F-TIIE Administrator.

“F-TIIE Administrator” means the Bank of Mexico (or any successor administrator of the F-TIIE selected by the Administrative Agent in its reasonable discretion).

“F-TIIE Administrator’s Website” means the Bank of Mexico’s website, at https://www.banxico.org.mx, or any successor source for the F-TIIE identified as such by the F-TIIE Administrator from time to time.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles as are in effect from time to time, subject to the provisions of Section 1.3, and applied on a consistent basis both as to classification of items and amounts.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee made by any guarantor shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (b) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee, unless (in the case of a primary obligation that is not Indebtedness) such primary obligation and the maximum amount for which such guarantor may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guarantor’s maximum reasonably anticipated liability in respect thereof as determined by the Borrowers in good faith.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Lender or an Affiliate of a Lender that is a party to a Lender Provided Foreign Currency Hedge or Lender Provided Interest Rate Hedge.

“Hedge Liabilities” means collectively, the Foreign Currency Hedge Liabilities and the Interest Rate Hedge Liabilities.

“Hedge Termination Value” means, in respect of any one or more interest rate hedges, commodity hedges and/or foreign currency hedges, after taking into account the effect of any legally enforceable netting agreement relating to such interest rate hedges, commodity hedges and/or foreign currency hedges, (a) for any date on or after the date such interest rate hedges, commodity hedges and/or foreign currency hedges have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such interest rate hedges, commodity hedges and/or foreign currency hedges, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such interest rate hedges, commodity hedges and/or foreign currency hedges (which may include an interest rate hedge bank, a commodity hedge bank or foreign currency hedge bank, as applicable).

“HIBOR” has the meaning specified in the definition of “Eurocurrency Rate”.

“Hong Kong Dollars” means the lawful currency of Hong Kong.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business (including accounts payable on extended terms under supply chain financing arrangements established by suppliers) and also excluding obligations to make contingent “earn out” payments associated with the post-closing performance of a business or Person acquired in a Permitted Acquisition), (f) all Indebtedness (other than letters of credit to the extent cash collateralized) of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property now or hereafter owned by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others (other than Permitted Customer Guarantees), (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person in respect of letters of credit and letters of guaranty (except to the extent such obligations are cash collateralized), (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) all Receivables Transaction Attributed Indebtedness, and (l) all Off-Balance Sheet Liabilities. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding anything to the contrary contained herein, Indebtedness shall be deemed to exclude any credit card obligations incurred for the purchase of goods and services in the ordinary course of business which have not been outstanding more than 45 days and do not exceed $10,000,000 in the aggregate at any time outstanding. Notwithstanding clause (f) above, Indebtedness shall not include Indebtedness of a joint venture to the extent secured by a pledge of Equity Interests in such joint venture and otherwise without recourse to such pledgor.

“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, and (ii) to the extent not otherwise described in the preceding clause (i), Other Taxes.

“Indemnitee” means as is specified in Section 12.3(b).

“Insolvency Proceeding” means, with respect to any Person, (a) a case, action or proceeding with respect to such Person (i) before any court or any other Governmental Authority under any bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person’s creditors generally or any substantial portion of its creditors; undertaken under any Law.

“Interest Coverage Ratio” means, for the Company and its Subsidiaries on a consolidated basis, the ratio, determined as of the end of each fiscal quarter of the Company for the most recently ended four (4) fiscal quarters, of (a) EBITDA to (b) Total Interest Expense.

“Interest Period” means the period of time selected by the applicable Borrower in connection with (and to apply to) any election permitted hereunder by such Borrower to have Revolving Credit Loans or Term Loans bear interest under a Term Rate Loan Option. Subject to the last sentence of this definition and subject to availability for the interest rate applicable to the relevant Currency, such period shall be one-month, three-months, or six-months if such Borrower selects the Term Rate Loan Option (or, in the case of a Term Rate Loan Option denominated in Canadian Dollars, one-month or three-months). Such Interest Period shall commence on the effective date of such Term Rate Loan Option, which shall be (i) the Borrowing Date if the applicable Borrower is requesting new Loans, or (ii) the date of renewal of or conversion to a Term Rate Loan Option if the applicable Borrower is renewing or converting to a Term Rate Loan Option applicable to outstanding Loans. Notwithstanding the second sentence hereof: (A) any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (B) with respect to Revolving Credit Loans, no Borrower shall select, convert to or renew an Interest Period for any portion of the Loans that would end after the Expiration Date, (C) with respect to Term Loans, no Borrower shall select, convert to or renew an Interest Period for any portion of the Loans that would end after the Term Loan Maturity Date, and (D) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.

“Interest Rate Hedge” means an interest rate exchange, collar, cap, swap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or similar agreements entered into by any Loan Party in order to provide protection to, or minimize the impact upon, such Loan Party of increasing floating rates of interest applicable to Indebtedness.

“Interest Rate Hedge Liabilities” means as is specified in the definition of Lender Provided Interest Rate Hedge.

“Interest Rate Option” means any Term Rate Loan Option or Daily Rate Loan Option.

“International Trade Laws” means all Laws relating to export controls, trade embargoes, customs, and anti-boycott measures.

“IRS” means the United States Internal Revenue Service.

“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).

“Issuing Lender” means (a) PNC (through itself or through one of its designated Affiliates or branch offices), in its individual capacity as issuer of Letters of Credit hereunder, and (b) any other Lender that agrees in its sole discretion to issue Letters of Credit hereunder and is acceptable to the Borrowers and the Administrative Agent.

“Law” means any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award, or any settlement arrangement, by agreement, consent or otherwise, of any Governmental Authority, foreign or domestic.

“Lender Joinder Agreement” means a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent delivered in connection with any Incremental Loan Commitments pursuant to Section 2.11.

“Lender Provided Foreign Currency Hedge” means a Foreign Currency Hedge which is entered into between any Loan Party and any Hedge Bank that: (a) is documented in a standard International Swaps and Derivatives Association Master Agreement or another reasonable and customary manner, (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner, and (c) is entered into for hedging (rather than speculative) purposes. The liabilities owing to the Hedge Bank providing any Lender Provided Foreign Currency Hedge (the “Foreign Currency Hedge Liabilities”) by any Loan Party that is party to such Lender Provided Foreign Currency Hedge shall, for purposes of this Agreement and all other Loan Documents be “Obligations” of such Person and of each other Loan Party, be guaranteed obligations under the Subsidiary Guaranty and secured obligations under any other Loan Document, as applicable, and otherwise treated as Obligations for purposes of the other Loan Documents, except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the Foreign Currency Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the other Loan Documents, subject to the express provisions of Section 10.3.

“Lender Provided Interest Rate Hedge” means an Interest Rate Hedge which is entered into between any Loan Party and any Hedge Bank that: (a) is documented in a standard International Swaps and Derivatives Association Master Agreement or another reasonable and customary manner, (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner, and (c) is entered into for hedging (rather than speculative) purposes. The liabilities owing to the Hedge Bank providing any Lender Provided Interest Rate Hedge (the “Interest Rate Hedge Liabilities”) by any Loan Party that is party to such Lender Provided Interest Rate Hedge shall, for purposes of this Agreement and all other Loan Documents, be “Obligations” of such Person and of each other Loan Party, be guaranteed obligations under the Subsidiary Guaranty and secured obligations under any other Loan Document, as applicable, except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the other Loan Documents, subject to the express provisions of Section 10.3.

“Lenders” means the financial institutions named on Schedule 1.1(B) and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Lender. For the purpose of any Loan Document which provides for the granting of a security interest or other Lien to the Lenders or to the Administrative Agent for the benefit of the Secured Parties as security for the Obligations, “Lenders” shall include any Affiliate of a Lender to which such Obligation is owed. Unless the context requires otherwise, the term “Lenders” includes the Swingline Loan Lender, but not any Issuing Lender.

“Lending Office” means, as to the Administrative Agent, any Issuing Lender or any Lender, the office or offices of such Person described as such in such Lender’s Administrative Questionnaire, or such other office or offices as such Person may from time to time notify the Borrowers and the Administrative Agent.

“Letter of Credit” means as is specified in Section 2.8(a). Letters of Credit may be issued in Dollars or in any Alternative Currency.

“Letter of Credit AC Sublimit” means the Dollar Equivalent of $25,000,000.

“Letter of Credit Borrowing” means as is specified in Section 2.8(c)(iii).

“Letter of Credit Commitment” means, with respect to each Issuing Lender, the commitment of such Issuing Lender to issue Letters of Credit hereunder. The initial amount of each Issuing Lender’s Letter of Credit Commitment is set forth on Schedule 1.1(A), or if an Issuing Lender has entered into an Assignment and Assumption Agreement or has otherwise assumed a Letter of Credit Commitment after the Closing Date, the amount set forth for such Issuing Lender as its Letter of Credit Commitment in the Register maintained by the Administrative Agent. The Letter of Credit Commitment of an Issuing Lender may be modified from time to time by agreement between such Issuing Lender and the Borrowers, and notified to the Administrative Agent.

“Letter of Credit Fee” means as is specified in Section 2.8(b).

“Letter of Credit Obligation” means, as of any date of determination, the aggregate Dollar Equivalent of the stated amount available to be drawn under all outstanding Letters of Credit on such date (if any Letter of Credit shall increase in amount automatically in the future, such aggregate amount available to be drawn shall currently give effect to any such future increase) plus the aggregate Reimbursement Obligations and Letter of Credit Borrowings on such date.

“Letter of Credit Sublimit” means as is specified in Section 2.8(a)(i).

“Leverage Covenant Holiday” means as is specified in Section 9.12.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, assignment by way of security, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, the Administrative Agent’s Letter, the Collateral Documents, the Subsidiary Guaranty, the Notes, and any other instruments, certificates or documents delivered in connection herewith or therewith.

“Loan Parties” means each Borrower and any Subsidiary Guarantors.

“Loan Party Joinder” means a joinder by a Person as a Loan Party under the Loan Documents in substantially the form of Exhibit B.

“Loan Request” means as is specified in Section 2.5(a).

“Loans” means, collectively, and “Loan” means, separately, all Revolving Credit Loans, Swingline Loans and the Term Loans or any Revolving Credit Loan, Swingline Loan or the Term Loan.

“Local Time” means with respect to any Alternative Currency, local time for the principal financial center of such Alternative Currency.

“Material Adverse Change” means any set of circumstances or events which has or could reasonably be expected to have a Material Adverse Effect.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition, of the Company and its Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform its obligations under the Loan Documents or (c) the rights of or benefits available to the Administrative Agent or the Lenders under the Loan Documents.

“Material Foreign Subsidiary” means a Foreign Subsidiary the Equity Interests of which are held directly by the Company or a Domestic Subsidiary and which, together with its subsidiaries, accounts for (or in the case of a recently formed or acquired Foreign Subsidiary would so account for on a pro forma historical basis) at least: (i) 10% of gross profit of the Company and its Subsidiaries on a consolidated basis on a Pro Forma Basis as of the most recently ended Measurement Period; or (ii) 10% of Total Assets on a Pro Forma Basis as of the most recent Test Date.

“Material Indebtedness” means Indebtedness (other than (a) the Loans and Letters of Credit and (b) intercompany Indebtedness owing among the Company and its Subsidiaries), or Swap Obligations of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding $35,000,000.

“Material Property” means any material intellectual property (or exclusive license therein) or other material property or asset necessary at such time to the operation of the business of the Loan Parties.

“Material Subsidiary” means a Domestic Subsidiary which accounts for (or in the case of a recently formed or acquired Domestic Subsidiary would so account for on a pro forma historical basis) at least: (i) 10% of Total Assets on a Pro Forma Basis as of the most recent Test Date; or (ii) 10% of gross profit of the Company and its Subsidiaries on a consolidated basis on a Pro Forma Basis as of the most recently ended Measurement Period.

“Maturity Date” means the Expiration Date or the Term Loan Maturity Date, as applicable.

“Measurement Period” means, at any date of determination, the most recently completed four (4) fiscal quarters of the Company for which financial statements have been delivered to the Administrative Agent pursuant to Section 8.1(a) or (b) (or, prior to the first delivery thereof after the Closing Date, the most recent Statements).

“Mexican Pesos” mean the lawful currency of Mexico.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 105% of the Fronting Exposure of the Issuing Lenders with respect to Letters of Credit issued and outstanding at such time and (b) otherwise, an amount determined by the Administrative Agent and the applicable Issuing Lenders in their sole discretion.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any Borrower or any ERISA Affiliate contributes or is obligated to contribute or could otherwise have any liability.

“Multiple Employer Plan” means an employee benefit plan as described in Section 4064 of ERISA that is subject to Section 4063 or 4064 of ERISA.

“Net Income” means, for any period, with respect to the Company and its Subsidiaries on a consolidated basis (other than any Subsidiary which is restricted from declaring or paying dividends or otherwise advancing funds to its parent whether by contract or otherwise), cumulative net income earned during such period (determined after the deduction of minority interests), as determined in accordance with GAAP.

“Net Leverage Ratio” means, at any time, the ratio of (a) Total Debt at such time less all Unrestricted Cash to (b) EBITDA for the most recently completed four (4) fiscal quarters of the Company.

“Non-Consenting Lender” means any Lender that (a) does not consent to the designation of a Subsidiary Borrower pursuant to Section 2.10 when Lenders holding greater than 66-2/3% of the aggregate Revolving Credit Commitments have consented to such designation or (b) does not approve any consent, waiver or amendment that (i) requires the approval of all or all affected Lenders in accordance with the terms of Section 12.1 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Qualifying Party” means any Loan Party that fails for any reason to qualify as an Eligible Contract Participant on the Effective Date of the applicable Swap.

“Notes” means collectively, and Note means separately, the promissory notes in the form of Exhibit C evidencing the Revolving Credit Loans, in the form of Exhibit D evidencing the Swingline Loan, and in the form of Exhibit E evidencing the Term Loans.

“Obligation” means any obligation or liability of any of the Loan Parties or other credit support providers specified in the Loan Documents, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with (a) this Agreement, the Notes, the Letters of Credit, the Administrative Agent’s Letter or any other Loan Document whether to the Administrative Agent, any of the Lenders or their Affiliates or other persons provided for under such Loan

Documents, (b) any Lender Provided Interest Rate Hedge, (c) any Erroneous Payment Subrogation Rights, (d) any Lender Provided Foreign Currency Hedge, and (e) any Other Lender Provided Financial Service Product. Notwithstanding anything to the contrary contained in the foregoing, the Obligations shall not include any Excluded Hedge Liabilities.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person (other than in connection with a Specified Customer Financing Program), (b) any liability under any so-called “synthetic lease” arrangement or transaction entered into by such Person, or (c) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person; provided, that Standard Securitization Undertakings (and resulting liabilities) of the Company and its Subsidiaries and Indebtedness incurred by SPCs under Permitted Securitizations shall not be included in a Person’s Off-Balance Sheet Liability.

“Ordinary Course Hedge Payments” means all fees, premiums, scheduled payments and other ordinary course payments, including any payment in relation to adjustments due to Taxes on any of the foregoing, arising under any Lender Provided Interest Rate Hedge or Lender Provided Foreign Currency Hedge and calculated in accordance with the terms therein, but (for the avoidance of doubt) excluding any payment for the Hedge Termination Value arising under any Lender Provided Interest Rate Hedge or Lender Provided Foreign Currency Hedge.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Lender Provided Financial Service Product” means agreements or other arrangements entered into between any Loan Party and any Cash Management Bank that provides any of the following products or services to any of the Loan Parties: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, or (f) cash management, including controlled disbursement, overdraft lines, accounts or services.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.13).

“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation; as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.

“Overnight Bank Funding Rate” means for any day, (a) with respect to any amount denominated in Dollars, the rate comprising both overnight federal funds and overnight eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York, as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by the Federal Reserve Bank of New York (or by such other recognized electronic source (such as Bloomberg) selected by the Administrative Agent for the purpose of displaying such rate); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error); provided, further, that if the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero, and (b) with respect to any amount denominated in an Alternative Currency, an overnight rate determined by the Administrative Agent or the Issuing Lender, as the case may be, in accordance with banking industry rules on interbank compensation (which determination shall be conclusive absent manifest error). Such rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to any Borrower.

“Participant” means as is specified in Section 12.8(d).

“Participant Register” means as is specified in Section 12.8(d).

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Participation Advance” means as is specified in Section 2.8(c)(iii).

“Payment Date” means:

(a) with respect to any Base Rate Loan and the Commitment Fee, the first day of each calendar quarter after the Closing Date;

(b) with respect to any Daily RFR Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month);

(c) with respect to any Daily Simple SOFR Loan (other than a Swingline Loan), initially, the date that is one week after the date of the Borrowing of such Loan and, thereafter, each successive date that is on the same weekday as such initial date (provided that if such initial date or any such successive date is a day other than a Business Day, the applicable Payment Date shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar week, in which case such Payment Date shall occur on the immediately preceding Business Day);

(d) with respect to any Daily Simple SOFR Loan that is a Swingline Loan, each date that is three (3) Business Days after the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month); and

(e) with respect to all Loans and the Commitment Fee, on the earlier of (i) the applicable Maturity Date or (ii) acceleration of the Loans.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Pensions Regulator” means the body corporate called the Pensions Regulator established under Part I of the United Kingdom Pensions Act 2004.

“Permitted Acquisition” means the acquisition by the Company or a Wholly-Owned Subsidiary thereof of an Acquired Entity or Business (including by way of merger of such Acquired Entity or Business with and into the Company (so long as the Company is the surviving corporation) or a Wholly-Owned Subsidiary thereof (so long as the Person surviving such merger is a Wholly-Owned Subsidiary and the Company has complied with Section 8.11)); provided that, in each case,

(a) the consideration paid or to be paid by the Company or such Wholly-Owned Subsidiary consists solely of cash (including proceeds of Loans), the issuance or incurrence of Indebtedness otherwise permitted by Section 9.1, the assumption of trade and other obligations, the issuance of common stock of the Company to the extent no Potential Default or Event of Default exists pursuant to Section 10.1(m) or would result therefrom and the assumption/acquisition of any Indebtedness (calculated at face value) which is permitted to remain outstanding in accordance with the requirements of Section 9.1;

(b) the Acquired Entity or Business acquired pursuant to the respective Permitted Acquisition is in a business permitted by Section 9.3(c);

(c) in the case of a stock acquisition, such acquisition shall have been approved by the board of directors of the Acquired Entity or Business;

(d) all applicable requirements of Sections 9.3 and 9.4(e) applicable to Permitted Acquisitions are satisfied; and

(e) no Potential Default or Event of Default shall have occurred and be continuing either immediately prior thereto or immediately after giving effect thereto.

“Permitted Customer Guarantees” means up to $30,000,000 outstanding at any time of contingent obligations under Guarantees of the Borrowers and their Subsidiaries in respect of any loan, advance or other funding provided by third-party banking institutions to customers of the Borrowers and their Subsidiaries in connection with any lending and/or non-recourse product offering of the Borrowers and their Subsidiaries in the ordinary course of business, consistent with past practice; provided that, for the avoidance of doubt, Guarantees by SPCs in connection with Permitted Securitization shall not be Permitted Customer Guarantees.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 8.4;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law (or consensual liens replicating Liens so imposed), arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 8.4;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under Section 10.1(k);

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary; and

(g) Liens in favor of customs or revenue authorities or freight forwarders or handlers to secure payment of freight costs and customs duties, in each case, incurred in the ordinary course of business;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means any of the following:

(a) any evidence of Indebtedness, maturing not more than one year after the acquisition thereof, issued by the United States of America or Canada, or any instrumentality or agency thereof and guaranteed fully as to principal, interest and premium, if any, by the United States of America or Canada;

(b) in the case of Permitted Investments made by Foreign Subsidiaries, readily marketable direct obligations of any other sovereign government or any agency or instrumentality thereof which are unconditionally guaranteed by the full faith and credit of such government and which have a Foreign Investment Grade Rating;

(c) any certificate of deposit, banker’s acceptance or time or demand deposit (including Eurodollar time deposits), maturing not more than one year after the date of purchase, issued or guaranteed by or placed with (i) the Administrative Agent or any bank providing Other Lender Provided Financial Service Products to the Company or any of its Subsidiaries or (ii) a commercial banking institution which has a combined capital and surplus of not less than $500,000,000 (or the Dollar Equivalent thereof);

(d) commercial paper (i) maturing not more than 270 days after the date of purchase and (ii) issued by a corporation (other than a Loan Party or any Affiliate of a Loan Party) with a rating, at the time as of which any determination thereof is to be made, of “P-2” or higher by Moody’s or “A-2” or higher by S&P (or, in the case of a Permitted Investment made by a Foreign Subsidiary, a Foreign Investment Grade Rating);

(e) investments in fully collateralized repurchase agreements with a term of not more than ninety (90) days for underlying securities of the types described in clauses (a) or (b) above entered into with any bank or trust company meeting the qualifications specified in clause (c) above;

(f) in the case of deposits by Foreign Subsidiaries, demand deposits with any bank or trust company or other deposits with any bank or trust company which are reinvested by the bank or trust company for the account of the depositor in Permitted Investments or in unsubordinated obligations to the depositor of a Lender or an Affiliate of a Lender even if such Lender or Affiliate or such investments are not themselves rated;

(g) money market funds that (i) in the case of money market funds invested in by the Company or any Domestic Subsidiary (or in the case of any money market fund located in the United States of America, invested in by any Foreign Subsidiary) purport to comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated A- or higher by S&P and A-3 or higher by Moody’s (or, in the case of a Permitted Investment made by a Foreign Subsidiary, have a Foreign Investment Grade Rating) and (iii) have net assets of at least $250,000,000;

(h) municipal fixed and variable rate short-term securities that mature within one (1) year from the date of purchase by the Company or any Subsidiary that at the time of purchase have been rated and the ratings for which are not less than “MIG-1/VMIG-1” (or its then equivalent) if rated by Moody’s or any successor service thereto having a substantially similar rating system or not less than “SP-1/A-1” (or its then equivalent) if rated by S&P or any successor service thereto having a substantially similar rating system; and

(i) in the case of the Foreign Subsidiaries of the Company, short-term investments comparable to the foregoing.

“Permitted Securitization” means any receivables sale or financing program (other than any Specified Customer Financing Program) (a) providing for (i) the sale, assignment, contribution or other transfer of Receivables by the Company or any of its Subsidiaries (in one or a series of transactions) to one or more SPCs and (ii) the sale, pledge or assignment of such Receivables by such SPC(s) (in one or a series of transactions) to one or more Persons for cash proceeds (or the right to receive cash proceeds) of loans or sales (which may also entitle such SPC(s) to contingent payment of deferred purchase price or similar residual interests), in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and (b) in respect of which there is no recourse to the Company, any Domestic Subsidiary, any Foreign Subsidiary (other than SPCs) (except as a result of Standard Securitization Undertakings) or any assets thereof with respect to the collectability of such Receivables or the creditworthiness of the account debtors of such Receivables.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower, any Subsidiary Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“Pledge Agreement” means the Pledge Agreement, dated of even date herewith, executed and delivered by each of the Loan Parties to the Administrative Agent for the benefit of the Secured Parties.

“PNC” means PNC Bank, National Association, and its successors and assigns.

“Potential Default” means any event or condition which with notice or passage of time, or both, would constitute an Event of Default.

“Prime Rate” means the interest rate per annum announced from time to time by the Administrative Agent at its Principal Office as its then prime rate, which rate may not be the lowest or most favorable rate then being charged to commercial borrowers or others by the Administrative Agent and may not be tied to any external rate of interest or index. Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.

“Principal Office” means, with respect to any Currency, the main banking office of the Administrative Agent in Pittsburgh, Pennsylvania or such other address with respect to such Currency as the Administrative Agent may from time to time notify to the Borrowers and the Lenders.

“Proceeding” means any claim, litigation, investigation, action, suit, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction.

“Pro Forma Basis” means, with respect to compliance with any test or covenant or calculation of any ratio hereunder, the determination or calculation of such test, covenant or ratio in accordance with Section 1.6.

“Projections” means a summary of projected financial statements (including statements of operations and cash flow together with a detailed explanation of the assumptions used in preparing such projected financial statements) of the Company and its Subsidiaries for fiscal years 2025 through and including 2030 derived from various assumptions of the Company’s management.

“PSC Notice” means any of:

(a) a warning notice issued under paragraph 1 of Schedule 1B of the United Kingdom Companies Act 2006; or

(b) a restrictions notice issued under paragraph 1 of Schedule 1B of the United Kingdom Companies Act 2006.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified ECP Loan Party” means each Loan Party that on the Eligibility Date is (a) a corporation, partnership, proprietorship, organization, trust, or other entity other than a “commodity pool” as defined in Section 1a(10) of the CEA and CFTC regulations thereunder that has total assets exceeding $10,000,000 or (b) an Eligible Contract Participant that can cause another person to qualify as an Eligible Contract Participant on the Eligibility Date under Section 1a(18)(A)(v)(II) of the CEA by entering into or otherwise providing a “letter of credit or keepwell, support, or other agreement” for purposes of Section 1a(18)(A)(v)(II) of the CEA.

“Ratable Share” means:

(a) with respect to a Lender’s obligation to make Revolving Credit Loans, participate in Letters of Credit and other Letter of Credit Obligations, participate in Swingline Loans, and receive payments, interest and fees related thereto, the proportion that such Lender’s Revolving Credit Commitment bears to the Revolving Credit Commitments of all of the Lenders, provided that if the Revolving Credit Commitments have terminated or expired, the Ratable Shares for purposes of this clause shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments;

(b) with respect to a Lender’s obligation to make Term Loans and receive payments, interest and fees related thereto, the proportion that such Lender’s Term Loan Commitment bears to the Term Loan Commitments of all of the Lenders, provided that if the Term Loans have not yet been funded, the computation in this clause shall be determined based upon (x) the Term Loan Commitments of the Lenders and not the amount of their Term Loans and (y) to receive payments, interest and fees related to Term Loans, the proportion that such Lender’s Term Loans bears to the Term Loans of all of the Lenders;

(c) with respect to all other matters as to a particular Lender, the percentage obtained by dividing (i) such Lender’s Revolving Credit Commitment plus Term Loan, by (ii) the sum of the aggregate amount of the Revolving Credit Commitments plus Term Loans of all Lenders; provided, however, that (A) if the Revolving Credit Commitments have terminated or expired, the computation in this clause shall be determined based upon the Revolving Credit

Commitments most recently in effect, giving effect to any assignments, and not on the current amount of the Revolving Credit Commitments, and (B) if the Term Loans have not yet been funded, the computation in this clause shall be determined based upon the Term Loan Commitments and not the current amount of the Term Loans, subject to Section 2.9.

“Receivables” means, with respect to any Person, accounts receivable, lease receivables, payment intangibles, accounts or notes receivable of such Person, together with (i) all of such Person’s interest in the inventory and goods (including returned, foreclosed or repossessed inventory or goods), the financing, lease or sale of which by such Person gave rise to such Receivable, and all insurance contracts with respect thereto, (ii) all supporting obligations, if any, purporting to guarantee or secure payment of such Receivable, (iii) all service contracts and other agreements associated therewith, (iv) all books and record related thereto and (v) all proceeds of any of the foregoing.

“Receivables Transaction Attributed Indebtedness” means the amount of obligations outstanding under the legal documents entered into as part of any Permitted Securitization on any date of determination that would be characterized as principal if such Permitted Securitization were structured as a secured lending transaction rather than as a purchase.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Lender, as applicable.

“Reimbursement Obligation” means as is specified in Section 2.8(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means, (a) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board or the Federal Reserve Bank of New York, or any successor thereto, and (b) with respect to a Benchmark Replacement in respect of Loans denominated in any Alternative Currency, (1) the central bank for the Currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement or (2) any working group or committee officially endorsed or convened by (A) the central bank for the Currency in which such Benchmark Replacement is denominated, (B) any central bank or other supervisor that is responsible for supervising either (i) such Benchmark Replacement or (ii) the administrator of such Benchmark Replacement, (C) a group of those central banks or other supervisors or (D) the Financial Stability Board or any part thereof.

“Relief Proceeding” means any proceeding seeking a decree or order for relief in respect of any Loan Party or Subsidiary of a Loan Party in a voluntary or involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or Subsidiary of a Loan Party for any substantial part of its property, or for the winding-up or liquidation of its affairs, or an assignment for the benefit of its creditors.

“Removal Effective Date” means as is specified in Section 11.6(b).

“Required Lenders” means:

(a) If there exists fewer than three (3) Lenders, all Lenders (other than any Defaulting Lender), and

(b) If there exist three (3) or more Lenders, Lenders (other than any Defaulting Lender) having more than 50% of the sum of (i) the aggregate amount of the Revolving Credit Commitments of the Lenders (excluding any Defaulting Lender) or, after the termination of the Revolving Credit Commitments, the outstanding Revolving Credit Loans and Ratable Share of the outstanding Swingline Loans and Letter of Credit Obligations of the Lenders (excluding any Defaulting Lender) and (ii) the aggregate outstanding amount of any Term Loans.

“Required Share” means as is specified in Section 5.11.

“Resignation Effective Date” means as is specified in Section 11.6(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Company or any Subsidiary.

“Revaluation Date” means, (a) with respect to each Borrowing a Term Rate Loan denominated in an Alternative Currency, (i) each date of a borrowing, renewal and conversion pursuant to the terms of this Agreement and (ii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; (b) with respect to each Borrowing of a Daily Rate Loan denominated in an Alternative Currency, each date such Daily Rate Loan is outstanding; and (c) with respect to any Letter of Credit, each of the following: (i) each date of issuance, amendment or extension of a Letter of Credit denominated in an Alternative Currency, (ii) each date of any payment by the applicable Issuing Lender under any Letter of Credit denominated in an Alternative Currency and (iii) such additional dates as the Administrative Agent or the applicable Issuing Lender shall determine or the Required Lenders shall require.

“Revolving Credit Commitment” means, as to any Lender at any time, the amount initially specified opposite its name on Schedule 1.1(B) in the column labeled “Amount of Commitment for Revolving Credit Loans,” as such Commitment is thereafter assigned or modified and “Revolving Credit Commitments” means the aggregate Revolving Credit Commitments of all of the Lenders.

“Revolving Credit Facility” means the revolving loan facility provided pursuant to Article 2.

“Revolving Credit Loans” means, collectively, and “Revolving Credit Loan” means, separately, all Revolving Credit Loans or any Revolving Credit Loan made by the Lenders or one of the Lenders to any Borrower pursuant to Section 2.1 or Section 2.8(c).

“Revolving Facility Usage” means, at any time, the sum of the Dollar Equivalent of (i) the outstanding Revolving Credit Loans, (ii) the outstanding Swingline Loans and (iii) the Letter of Credit Obligations.

“RFR” means, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, (a) Sterling, SONIA, (b) Euro, €STR, (c) Swiss Francs, SARON, (d) Yen, TONAR, (e) Canadian Dollars, CORRA and (f) Mexican Pesos, F-TIIE.

“S&P” means S&P Global & Ratings Services, a division of S&P Global, Inc.

“Sale and Leaseback Transaction” means any sale or other transfer of property by any Person with the intent to lease such property as lessee.

“Same Day Funds” means, (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the Issuing Lender, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sanctioned Jurisdiction” means, at any time, any country, area, territory or jurisdiction that is the subject or target of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, and the Crimea, Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine), as well as the Kherson and Zaporizhzhia regions of Ukraine.

“Sanctioned Person” means any Person that is (a) located in, organized under the Laws of or ordinarily resident in a Sanctioned Jurisdiction; (b) identified on any sanctions-related list maintained by any Compliance Authority; (c) owned 50% or more, in the aggregate, directly or indirectly by, controlled by, or acting for, on behalf of, or at the direction of, one or more Persons described in clauses (a) or (b) above; or (d) otherwise the subject or target of Sanctions.

“Sanctions” means Laws relating to economic or financial sanctions, sectoral sanctions or secondary sanctions administered or enforced from time to time by any Compliance Authority.

“SARON” means a rate equal to the Swiss Average Rate Overnight as administered by the SARON Administrator.

“SARON Administrator” means the SIX Swiss Exchange AG (or any successor administrator of the Swiss Average Rate Overnight selected by the Administrative Agent in its reasonable discretion).

“SARON Administrator’s Website” means SIX Swiss Exchange AG’s website, at https://www.six-group.com, or any successor source for the Swiss Average Rate Overnight identified as such by the SARON Administrator from time to time.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Issuing Lenders, the Cash Management Banks, the Hedge Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 11.5, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Security Agreement” means the Security Agreement, dated of even date herewith, executed and delivered by each of the Loan Parties to the Administrative Agent for the benefit of the Secured Parties.

“Settlement Date” means the applicable Business Day on which the Administrative Agent elects to effect settlement pursuant Section 5.11.

“SOFR” means, for any day, a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Solvent” means, when used with respect to a Person, that (a) the fair saleable value of the assets of such Person is in excess of the total amount of the present value of its liabilities (including for purposes of this definition all liabilities (including loss reserves as determined by such Person), whether or not reflected on a balance sheet prepared in accordance with GAAP and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed), (b) such Person is able to pay its debts or obligations in the ordinary course as they mature and (c) such Person does not have unreasonably small capital to carry out its business as conducted and as proposed to be conducted. “Solvency” shall have a correlative meaning.

“SONIA” means a rate equal to the Sterling Overnight Index Average as administered by the SONIA Administrator.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average selected by the Administrative Agent in its reasonable discretion).

“SONIA Administrator’s Website” means the Bank of England’s website, at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“SPC” means a Wholly-Owned Subsidiary of the Company that is a special purpose, bankruptcy-remote Person formed for the sole and exclusive purpose of engaging in activities in connection with the purchase, sale and financing of accounts receivable, payment intangibles, accounts or notes receivable and related rights in connection with and pursuant to a Permitted Securitization.

“Specified Customer Financing Program” means any sale of receivables in the ordinary course of business pursuant to supply chain financing or reverse-factoring programs, in each case, subject to customary terms and with customers of the Company or a Subsidiary.

“Specified Transaction” means any investment that results in a Person becoming a Subsidiary, any Permitted Acquisition or any Asset Disposition that results in a Subsidiary ceasing to be a Subsidiary of the Company, any investment constituting an acquisition of an Acquired Entity or Business, or any Asset Disposition of a business unit, line of business or division of the Company or a Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise.

“Standard Securitization Undertakings” means representations, warranties, covenants, repurchase obligations, dilution obligations and indemnities entered into by the Company or any Subsidiary of the Company that are customary in a Permitted Securitization.

“Statements” means as is specified in Section 6.4(a).

“Sterling” or “£” mean the lawful currency of the United Kingdom.

“STIBOR” has the meaning specified in the definition of “Eurocurrency Rate.”

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent.

“Subsidiary” means, unless otherwise expressly noted herein, any subsidiary of the Company.

“Subsidiary Borrower” means any Wholly-Owned Subsidiary designated as such by the Company pursuant to Section 2.10. As of the Closing Date, there are no Subsidiary Borrowers.

“Subsidiary Guarantor” means each direct or indirect Material Subsidiary that is from time to time party to the Subsidiary Guaranty or any other agreement pursuant to which it guarantees the Obligations or any portion thereof.

“Subsidiary Guaranty” means the Continuing Agreement of Guaranty and Suretyship, dated as of the Closing Date, executed and delivered by each of the Subsidiary Guarantors in favor of the Administrative Agent for the benefit of the Secured Parties.

“Substantial Portion” means, with respect to the property of the Company and its Subsidiaries, property which (a) represents more than 12.5% of the consolidated assets of the Company and its Subsidiaries as would be shown in the Applicable Financials, or (b) is responsible for more than 12.5% of the consolidated net sales or of the Net Income of the Company and its Subsidiaries as reflected Applicable Financials.

“Swap” means any “swap” as defined in Section 1a(47) of the CEA and regulations thereunder, other than (a) a swap entered into, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the CEA, or (b) a commodity option entered into pursuant to CFTC Regulation 32.3(a).

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or its Subsidiaries shall be a Swap Agreement.

“Swap Obligation” means any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap which is also a Lender Provided Interest Rate Hedge or a Lender Provided Foreign Currency Hedge.

“Swedish Krona” means the lawful currency of Sweden.

“Swingline Loan Commitment” means PNC’s commitment to make Swingline Loans to the Borrowers pursuant to Section 2.1(b) in an aggregate principal amount up to $75,000,000.

“Swingline Loan Lender” means PNC (or any of its designated branch offices or Affiliates), in its capacity as a lender of Swingline Loans.

“Swingline Loan Note” means the Swingline Loan Note of the Borrowers in the form of Exhibit D evidencing the Swingline Loans, together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.

“Swingline Loan Request” means as is specified in Section 2.5(b).

“Swingline Loans” means, collectively, and Swingline Loan means, separately, all Loans or any Loan made by PNC to a Borrower pursuant to Section 2.1(b).

“Swiss Franc” means the lawful currency of Switzerland.

“T2” means the real time gross settlement system operated by the Eurosystem or any successor system.

“Tangible Net Worth” means, as of any date of determination, an amount equal to (a) the Company’s total shareholders equity (including capital stock, additional paid in capital and retained earnings after deducting treasury stock) determined in accordance with GAAP, minus (b) the aggregate book value of the intangible assets, including goodwill, of the Company and its consolidated Subsidiaries, determined in accordance with GAAP.

“TARGET Day” means any day on which T2 is open for the settlement of payments in Euros.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term CORRA Reference Rate” means the forward-looking term rate based on CORRA, as administered by the Term CORRA Reference Rate Administrator.

“Term CORRA Reference Rate Administrator” means CanDeal Benchmark Administration Services Inc. or TSX Inc. (or any successor administrator of the Term CORRA Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term Loan” means as is specified in Section 3.1; “Term Loans” means, collectively, all of the Term Loans.

“Term Loan Commitment” means, as to any Lender at any time, the amount initially specified opposite its name on Schedule 1.1(B) in the column labeled “Amount of Commitment for Term Loans,” as such Commitment is thereafter assigned or modified, and “Term Loan Commitments” means the aggregate Term Loan Commitments of all of the Lenders.

“Term Loan Facility” means the term loan facility provided pursuant to Article 3.

“Term Loan Maturity Date” means, (a) with respect to the initial Term Loans, December 18, 2030, and (b) with respect to any Incremental Term Loans, the date set forth in the relevant Lender Joinder Agreement with respect to such Incremental Term Loans, in each case, as such date may be extended with respect to certain Lenders’ Term Loans pursuant to Section 12.1.

“Term Rate Loan” means a Loan that bears interest at a rate based on the Term SOFR Rate, the Eurocurrency Rate or Term RFR.

“Term Rate Loan Option” means the option of the Borrowers to have Loans bear interest at the rate and under the terms specified in Section 4.1(a)(i) and Section 4.1(c)(i), as applicable.

“Term RFR” means, for any Term RFR Borrowing for any Interest Period, a rate per annum determined by the Administrative Agent (rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100 of 1%) equal to, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Canadian Dollars, the Term CORRA Reference Rate for a period equal in length to such Interest Period, as displayed on a page or service providing such quotations as determined by the Administrative Agent from time to time (the “Term CORRA Rate”) at approximately 1:00 p.m. (Toronto, Ontario time) two (2) Business Days prior to the commencement of such Interest Period; provided, that if by such time the Term CORRA Rate in respect of such day has not been so published, then the Term

CORRA Rate for such day will be the Term CORRA Rate as published in respect of the first preceding Business Day for which such Term CORRA Rate was published thereon; provided further that any Term CORRA Rate so determined based on the first preceding Business Day shall be utilized for purposes of calculation of the Term CORRA Rate for no more than three (3) consecutive Business Days (any such day, collectively, the “Term CORRA Reference Rate Lookback Day”);

provided further that if the Term RFR as determined above would be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement. The Term RFR for each outstanding Term RFR Loan shall be adjusted automatically on and as of the first day of each Interest Period without notice to any Borrower. Determination of the Term RFR by the Administrative Agent shall be deemed conclusive absent manifest error.

“Term RFR Adjustment” means, with respect to Term RFR Loans, the applicable adjustment set forth in the table below:

Term RFR	Interest Period	Adjustment to Term RFR
Term CORRA Reference Rate	1 month	0.29547%
Term CORRA Reference Rate	3 month	0.32138%

“Term RFR Business Day” means, as applicable, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to Canadian Dollars, a day on which banks are open for business in Toronto, Ontario.

“Term RFR Lookback Day” means the Term CORRA Reference Rate Lookback Day.

“Term RFR Option” means the option of the Borrowers to have Loans bear interest at the rate and under the terms specified in Section 4.1(a)(i)(3).

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Rate” means, with respect to any amount to which the Term SOFR Rate Option applies, for any Interest Period, the interest rate per annum determined by the Administrative Agent (rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100th of 1%) equal to the Term SOFR Reference Rate for a tenor comparable to such Interest Period, as such rate is published by the Term SOFR Administrator on the day (the “Term SOFR Determination Date”) that is two (2) Business Days prior to the first day of such Interest Period. If the Term SOFR Reference Rate for the applicable tenor has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (New York time) on the Term SOFR Determination Date, then the Term SOFR Reference Rate shall be the Term SOFR Reference Rate for such tenor on the first Business Day preceding such Term SOFR Determination Date for which such Term SOFR Reference Rate for such tenor was published in accordance herewith, so long as such first preceding Business Day is not more than three (3) Business Days prior to such Term SOFR Determination Date. If the Term SOFR Rate, determined as provided above, would be less than the Floor, then the Term SOFR Rate shall be deemed to be the Floor. The Term SOFR Rate shall be adjusted automatically without notice to any Borrower on and as of the first day of each Interest Period.

“Term SOFR Rate Option” means the option of the Borrowers to have Loans bear interest at the rate and under the terms specified in Section 4.1(a)(i)(1) and Section 4.1(c)(i), as applicable.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Test Date” means the last day of each fiscal quarter for which financial statements have been delivered to the Administrative Agent pursuant to Section 8.1 (or, prior to the first delivery thereof after the Closing Date, the most recent Statements).

“TIBOR” has the meaning specified in the definition of “Eurocurrency Rate.”

“TONAR” means a rate equal to the Tokyo Overnight Average Rate as administered by the TONAR Administrator.

“TONAR Administrator” means the Bank of Japan (or any successor administrator of the Tokyo Overnight Average Rate selected by the Administrative Agent in its reasonable discretion).

“TONAR Administrator’s Website” means the Bank of Japan’s website, at http://www.boj.or.jp, or any successor source for the Tokyo Overnight Average Rate identified as such by the TONAR Administrator from time to time.

“Total Assets” means, at any time, all assets of the Company and its Subsidiaries on a consolidated basis.

“Total Debt” means, at any time, all Indebtedness of the Company and its Subsidiaries, on a consolidated basis (other than Indebtedness incurred by SPCs in any Permitted Securitization(s) or other non-recourse asset-backed financings).

“Total Interest Expense” means, for any period, total cash interest expense deducted in the computation of Net Income for such period (including that attributable to Capital Lease Obligations and interest paid under synthetic leases and including any discount, interest, yield, fees or similar amounts paid by SPCs in connection with Permitted Securitizations, whether characterized as interest expense, operating expense or otherwise under GAAP) of the Company and its consolidated Subsidiaries for such period with respect to all outstanding Indebtedness of the Company and its consolidated Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs of rate hedging in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement, the other Loan Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“TSRR” means the forward-looking term rate based on SONIA, as administered by the TSRR Administrator.

“TSRR Administrator” means ICE Benchmark Administration Limited (or any successor administrator of the TSRR selected by the Administrative Agent in its reasonable discretion).

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Base Rate, Eurocurrency Rate, Term SOFR Rate, Daily Simple SOFR, Daily Simple RFR, or Term RFR.

“UCP” means the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time).

“UK Borrower” means each of (a) each UK Subsidiary that becomes a Subsidiary Borrower after the Closing Date pursuant to Section 2.10, in each case, unless such Subsidiary has ceased to constitute a Subsidiary Borrower pursuant to Section 2.10, and (b) any Borrower payments from which under this Agreement or any other Loan Document are subject to withholding Taxes imposed by the laws of the United Kingdom.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions, certain investment firms and certain affiliates of such credit institutions or investment firms.

“UK Insolvency Event” means:

(a) a UK Relevant Entity is unable or admits in writing its inability generally to pay its debts as they become due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness;

(b) a UK Relevant Entity is deemed to, or is declared to, be unable to pay its debts under applicable law;

(c) the value of the assets of any UK Relevant Entity is less than its liabilities (taking into account contingent and prospective liabilities);

(d) a moratorium is declared in respect of any indebtedness of any UK Relevant Entity. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium;

(e) any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any UK Relevant Entity (other than a solvent liquidation or reorganisation that is not a Borrower or Subsidiary Guarantor). If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium;

(ii) a composition, compromise, assignment or arrangement with any creditor of any UK Relevant Entity;

(iii) the appointment of a liquidator (other than a solvent liquidation or reorganisation that is not a Borrower or Subsidiary Guarantor), receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any UK Relevant Entity or any of its assets;

(iv) enforcement of any security over any assets of any UK Relevant Entity; or

(v) or any analogous procedure or step is taken in any jurisdiction;

provided, that this paragraph (e) shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within thirty (30) days of commencement;

(f) any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of a UK Relevant Entity having an aggregate value of $20,000,000 and is not discharged within thirty (30) days; or

(g) a UK Relevant Entity takes any action indicating its consent to, approval of, or acquiescence in, any of the foregoing acts;

provided, that paragraphs (a), (b), (c), (d), (e)(ii) and (e)(iv) of this definition shall not apply to any UK Relevant Entity that is not a UK Borrower or UK Subsidiary.

“UK Relevant Entity” means any UK Borrower, any other UK Subsidiary that is a Material Foreign Subsidiary, or any Borrower or Material Foreign Subsidiary capable of becoming the subject of an order for winding-up or administration under the Insolvency Act 1986 of the United Kingdom.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“UK Subsidiary” means a Subsidiary of the Company organized or formed under the laws of the United Kingdom.

“Unrestricted Cash” means, at any time, unrestricted cash maintained by the Company or any of its Domestic Subsidiaries at such time in accounts located in the United States that are not subject to any Liens at such time (other than Liens arising under the Collateral Documents and Liens permitted under Section 9.2(p)).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“U.S. Borrower” means any Borrower that is a U.S. Person.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday or Sunday or (b) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” means as is specified in Section 5.9(g)(ii)(2)(III).

“Wholly-Owned Subsidiary” of a Person means (a) any subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (b) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled (in each case other than in the case of Foreign Subsidiaries, director’s qualifying shares and/or other nominal amounts of shares required to be held by Persons other than the Company and its Subsidiaries under applicable law). Solely for purposes of the definition of “Permitted Acquisition”, a Subsidiary as to which the Company or a Wholly-Owned Subsidiary has the contractual right to acquire 100% of the ownership interests therein shall be deemed to be a Wholly-Owned Subsidiary.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b)

with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Yen” or “¥” mean the lawful currency of Japan.

1.2 Construction. Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents: (a) references to the plural include the singular, the plural, the part and the whole and the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (b) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (c) the words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole; (d) article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified; (e) reference to any Person includes such Person’s successors and assigns; (f) reference to this Agreement or any other Loan Document, means this Agreement or such other Loan Document, together with the schedules and exhibits hereto or thereto, as amended, modified, replaced, substituted for, superseded or restated from time to time (subject to any restrictions thereon specified in this Agreement or the other applicable Loan Document); (g) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”; (h) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time (i) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights; (j) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms; (k) section headings herein and in each other Loan Document are included for convenience and shall not affect the interpretation of this Agreement or such Loan Document, and (l) unless otherwise specified, all references herein to times of day shall constitute references to Eastern Time.

1.3 Accounting Principles; Changes in GAAP. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP as in effect on the Closing Date applied on a basis consistent with those used in preparing the Statements. Notwithstanding the foregoing, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrowers or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) the Borrowers shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.4 Benchmark Replacement Notification; Rates. Section 4.4(d) provides a mechanism for determining an alternative rate of interest in the event that any Benchmark, for any applicable Currency, is no longer available or in certain other circumstances. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of or calculation of, or any other matter related to, any Benchmark, for any applicable Currency, or any component definition thereof or rates referred to in the definition thereof, or any alternative or successor rate thereto, or replacement rate therefor (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, such Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of any Benchmark for any applicable Currency, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers or any other person or entity. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.5 Exchange Rates; Currency Equivalents.

(a) The Administrative Agent or the applicable Issuing Lender, as applicable, shall determine the Dollar Equivalent amounts of Loans and Letters of Credit denominated in Alternative Currencies. Such Dollar Equivalent shall become effective as of the Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Company hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the applicable Issuing Lender, as applicable.

(b) Wherever in this Agreement in connection with the initial advance, or the conversion, continuation or prepayment, of a Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (the resulting quotient rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100 of 1%), as determined by the Administrative Agent or the Issuing Lender, as the case may be. All financial statements and Compliance Certificates shall be set forth in Dollars. For purposes of preparing financial statements, calculating financial covenants, and determining compliance with covenants expressed in Dollars, Alternative Currencies shall be converted into Dollars in accordance with GAAP.

1.6 Pro Forma Adjustments.

(a) Notwithstanding anything to the contrary herein, financial ratios and tests, including the Net Leverage Ratio and the Interest Coverage Ratio, shall be calculated in the manner prescribed by this Section 1.6; provided that notwithstanding anything to the contrary in Section 1.6(b), (c) or (d), when calculating the Net Leverage Ratio and the Interest Coverage Ratio for purposes of determining actual compliance (and not compliance on a Pro Forma Basis) with Section 9.12 and 9.13, the events described in this Section 1.6 that occurred subsequent to the end of the applicable Measurement Period shall not be given pro forma effect;

(b) For purposes of calculating any financial ratio or test, or basket that is based on a percentage of EBITDA, Specified Transactions (with any incurrence or repayment of any Indebtedness in connection therewith to be subject to Section 1.6(e)) that have been made (i) during the applicable Measurement Period and (ii) if applicable as described in Section 1.6(a), subsequent to such Measurement Period and prior to or simultaneously with the event for which the calculation of any such ratio or test is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Measurement Period (or, in the case of Total Assets, on the last day of the applicable Measurement Period). If since the beginning of any applicable Measurement Period any Person that subsequently became a Subsidiary or was merged, amalgamated or consolidated with or into the Company or any of its Subsidiaries since the beginning of such Measurement Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.6, then such financial ratio or test shall be calculated to give pro forma effect thereto in accordance with this Section 1.6.

(c) To the extent any Borrower or any Subsidiary (a) makes any acquisition permitted pursuant to Section 9.4 or Asset Disposition outside the ordinary course of business permitted by Section 9.3 during a Measurement Period or (b) consummates any transaction that requires any pro forma calculation as a condition thereto or in connection therewith under the terms of this Agreement, then, in each case, (i) the Net Leverage Ratio and Interest Coverage Ratio shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to the acquisition or the Asset Disposition, are factually supportable and are expected to have a continuing impact, in each case as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act of 1933, as amended, as interpreted by the Securities and Exchange Commission of the United States, and as certified by a Financial Officer), as if such acquisition, such Asset Disposition or such other transaction (and any related incurrence, repayment or assumption of Indebtedness) had occurred on the first day of such Measurement Period (or, in the case of Total Assets, on the last day of the applicable Measurement Period).

(d) Any calculation made by reference to, or requiring pro forma compliance with, any of the financial covenants shall be made by reference to the applicable financial covenant levels required under Sections 9.12 and 9.13 (without giving effect to any Leverage Covenant Holiday (other than in the case of determining satisfaction of the conditions to a Permitted Acquisition)) for the quarter during which such acquisition, Asset Disposition or other transaction was consummated (or, if there is no financial covenant required to be tested during such fiscal quarter, the financial covenant level for the first testing period scheduled to occur after the date of such calculation).

(e) In addition to the foregoing, and notwithstanding anything in this Agreement to the contrary, to the extent any Indebtedness is incurred or assumed in connection with any transaction permitted hereunder, any pro forma determination of the Net Leverage Ratio or compliance with the financial covenants required to be made under this Agreement in connection with such transaction shall be made without including the proceeds of such incurred or assumed Indebtedness as Unrestricted Cash.

1.7 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Credit Loan”) or by Type (e.g., a “Term SOFR Loan”) or by Class and Type (e.g., a “Term SOFR Revolving Credit Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Term SOFR Borrowing”) or by Class and Type (e.g., a “Term SOFR Revolving Borrowing”).

ARTICLE 2

REVOLVING CREDIT AND SWINGLINE LOAN FACILITIES

2.1 Revolving Credit Commitments.

(a) Revolving Credit Loans. Subject to the terms and conditions hereof and relying upon the representations and warranties herein specified, each Lender severally agrees to make Revolving Credit Loans in Dollars or in one or more Alternative Currencies to the Borrowers at any time or from time to time on or after the Closing Date to the Expiration Date; provided that after giving effect to each such Loan (i) the aggregate Dollar Equivalent amount of Revolving Credit Loans from such Lender shall not exceed such Lender’s Revolving Credit Commitment minus such Lender’s Dollar Equivalent Ratable Share of the outstanding Swingline Loans and Letter of Credit Obligations and (ii) the Revolving Facility Usage shall not exceed the Revolving Credit Commitments. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrowers may borrow, repay and reborrow pursuant to this Section 2.1(a). Revolving Credit Loans may be Daily Rate Loans or Term Rate Loans, as further provided herein.

(b) Swingline Loan Commitment. Subject to the terms and conditions hereof and relying upon the representations and warranties herein specified and the agreements of the other Lenders specified in Section 2.6 with respect to Swingline Loans, PNC may, at its option, cancelable at any time for any reason whatsoever, make Swingline Loans in Dollars to the Borrowers at any time or from time to time after the Closing Date to, but not including, the Expiration Date, in an aggregate principal amount at any time outstanding not to exceed the Swingline Loan Commitment; provided that after giving effect to such Swingline Loan (i) the aggregate Dollar Equivalent amount of any Lender’s Revolving Credit Loans plus such Lender’s Dollar Equivalent Ratable Share of the outstanding Swingline Loans and Letter of Credit Obligations shall not exceed such Lender’s Revolving Credit Commitment and (ii) the Revolving Facility Usage shall not exceed the aggregate Revolving Credit Commitments of the Lenders. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrowers may borrow, repay and reborrow pursuant to this Section 2.1(b). Swingline Loans shall be Daily Rate Loans, as further provided herein.

2.2 Nature of Lenders’ Obligations with Respect to Revolving Credit Loans. Each Lender shall be obligated to fund each request for Revolving Credit Loans pursuant to Section 2.5 in accordance with its Ratable Share. The aggregate Dollar Equivalent of each Lender’s Revolving Credit Loans outstanding hereunder to the Borrowers at any time shall never exceed its Revolving Credit Commitment minus its Ratable Share of the outstanding Swingline Loans and Letter of Credit Obligations. The obligations of each Lender hereunder are several. The failure of any Lender to perform its obligations hereunder shall not affect the Obligations of the Borrowers to any other party nor shall any other party be liable for the failure of such Lender to perform its obligations hereunder. The Lenders shall have no obligation to make Revolving Credit Loans hereunder on or after the Expiration Date.

2.3 Commitment Fees. Accruing for each day from the Closing Date until the Expiration Date (and without regard to whether the conditions to making Revolving Credit Loans are then met), the Borrowers agree to pay to the Administrative Agent for the account of each Lender according to its Ratable Share, a nonrefundable commitment fee (the “Commitment Fee”) in Dollars, equal to the Applicable Margin for Commitment Fee for such day (computed on the basis of a year of three hundred and sixty (360) days and actual days elapsed) multiplied by the difference for such day between the amount of (a) the Revolving Credit Commitments minus (b) the Revolving Facility Usage (provided, however, that solely in connection with determining the share of each Lender in the Commitment Fee, the Revolving Facility Usage with respect to the portion of the Commitment Fee allocated to PNC shall include the full amount of the outstanding Swingline Loans, and with respect to the portion of the Commitment Fee allocated by the Administrative Agent to all of the Lenders other than PNC, such portion of the Commitment Fee shall be calculated (according to each such Lender’s Ratable Share) as if the Revolving Facility Usage excludes the outstanding Swingline Loans); provided, that no Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such Commitment Fee that otherwise would have been required to have been paid to that Defaulting Lender). Subject to the proviso in the directly preceding sentence, all Commitment Fees shall be payable in arrears on each Payment Date.

2.4 Termination or Reduction of Revolving Credit Commitments. The Borrowers shall have the right, upon not less than three (3) Business Days’ notice to the Administrative Agent, to terminate the Revolving Credit Commitments or, from time to time, to reduce the aggregate amount of the Revolving Credit Commitments (ratably among the Lenders in proportion to their Ratable Shares); provided that no such termination or reduction of Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans made on the effective date thereof, the Revolving Facility Usage would exceed the aggregate Revolving Credit Commitments of the Lenders; and provided further that in the event the Revolving Credit Commitments are reduced to an aggregate amount less than the Letter of Credit Sublimit or the Swingline Loan Commitment then in effect, the Letter of Credit Sublimit and the Swingline Loan Commitment (and the Letter of Credit AC Sublimit), as applicable, shall be reduced by an amount such that none of the Letter of Credit Sublimit, the Swingline Loan Commitment or the Letter of Credit AC Sublimit, as applicable, exceed the Revolving Credit Commitments. Any such reduction shall be in an amount equal to $10,000,000, or a higher integral multiple of $5,000,000, and shall reduce permanently the Revolving Credit Commitments then in effect. Any such reduction or termination shall be accompanied by prepayment of the Notes, together with outstanding Commitment Fees, and the full amount of interest accrued on the principal sum to be prepaid (and all amounts referred to in Section 5.10) to the extent necessary to cause the aggregate Revolving Facility Usage after giving effect to such prepayments to be equal to or less than the Revolving Credit Commitments as so reduced or terminated. Any notice to reduce the Revolving Credit Commitments under this Section 2.4 shall be irrevocable.

2.5 Revolving Credit Loan Requests; Loan Conversions and Renewals; Swingline Loan Requests.

(a) Revolving Credit Loan Requests; Loan Conversions and Renewals. Except as otherwise provided herein, any Borrower may from time to time prior to the Expiration Date request the Lenders to make Revolving Credit Loans, or renew or convert the Interest Rate Option applicable to existing Loans, by delivering to the Administrative Agent, not later than 10:00 a.m. (New York time),

(i) on the same Business Day of the proposed Borrowing Date with respect to the making of a Revolving Credit Loan denominated in Dollars to which the Base Rate Option applies or the last day of the preceding Interest Period with respect to the conversion to the Base Rate Option for any Loan denominated in Dollars;

(ii) one (1) Business Day prior to the proposed Borrowing Date with respect to (a) the making of Revolving Credit Loans denominated in Dollars to which the Daily Simple SOFR Option applies or (b) the conversion to the Daily Simple SOFR Option for any Loans denominated in Dollars;

(iii) three (3) Business Days prior to the proposed Borrowing Date with respect to (a) the making of Revolving Credit Loans denominated in Dollars to which the Term SOFR Rate Option applies or (b) the conversion to or the renewal of the Term SOFR Rate Option for any Revolving Credit Loans denominated in Dollars;

(iv) four (4) Business Days prior to the proposed Borrowing Date with respect to (a) the making of Revolving Credit Loans denominated in Alternative Currencies to which the Eurocurrency Rate Option applies, or (b) the conversion to or the renewal of a Eurocurrency Rate Option for any Revolving Credit Loans denominated in Alternative Currencies;

(v) four (4) Business Days prior to the proposed Borrowing Date with respect to (a) the making of Revolving Credit Loans denominated in Alternative Currencies to which the Daily Simple RFR Option applies, or (b) the conversion to a Daily Simple RFR Option for any Revolving Credit Loans denominated in Alternative Currencies; and

(vi) four (4) Business Days prior to the proposed Borrowing Date with respect to (a) the making of Revolving Credit Loans denominated in Alternative Currencies to which the Term RFR Option applies, or (b) the conversion or the renewal of to a Term RFR Option for any Revolving Credit Loans denominated in Alternative Currencies;

in each case, a duly completed request therefor substantially in the form of Exhibit G or a request by telephone immediately confirmed in writing (each, a “Loan Request”), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Loan Request shall be irrevocable and shall specify the applicable Borrower, the Currency, proposed Borrowing Date, the Interest Rate Option, and the aggregate amount of the proposed Loans comprising each Borrowing Tranche, and, if applicable, the Interest Period, which amounts shall be in (x) (A) integral multiples of the Dollar Equivalent of $1,000,000 and not less than (a) $1,000,000 in the case of such a Borrowing denominated in Dollars and (B) the Dollar Equivalent of $5,000,000 in the case of such a Borrowing denominated in an Alternative Currency for each Borrowing Tranche under a Term Rate Loan Option, and (y) integral multiples of the Dollar Equivalent of $500,000 and not less than the Dollar Equivalent of $500,000 for each Borrowing Tranche under a Base Rate Option, Daily Simple SOFR Option or Daily Simple RFR Option; provided that a Borrowing under the Base Rate Option may be in an aggregate amount that is equal to the entire unused balance of the aggregate Revolving Credit Commitments. In the case of the renewal of a Term Rate Loan Option at the end of an Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day. No Loan denominated in any Currency may be converted into a Loan denominated in a different Currency.

Notwithstanding any contrary provision herein, this Section shall not be construed to permit any Borrower to request a Revolving Credit Loan or a Term Loan bearing interest as Daily RFR Loan denominated in Euros or Yen (it being understood and agreed that such Daily RFR Loans shall only be available as Swingline Loans in accordance with Section 2.5(b)).

(b) Swingline Loan Requests. Except as otherwise provided herein, any Borrower may from time to time prior to the Expiration Date request the Swingline Loan Lender to make Swingline Loans by delivery to the Swingline Loan Lender not later than 12:00 noon, New York time, on the day of a proposed Swingline Loan, a duly completed request therefor substantially in the form of Exhibit H hereto or a request by telephone immediately confirmed in writing (each, a “Swingline Loan Request”), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Swingline Loan Request shall be irrevocable and shall specify the applicable Borrower, the proposed Borrowing Date and the principal amount of such Swingline Loan. Each Swingline Loan shall be in an amount that is an integral multiple of $50,000 and not less than $250,000 or such other amounts as agreed by the Borrowers and the Swingline Loan Lender.

2.6 Making Revolving Credit Loans and Swingline Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swingline Loans.

(a) Making Revolving Credit Loans. The Administrative Agent shall, promptly after receipt by it of a Loan Request pursuant to Section 2.5, notify the applicable Lenders of its receipt of such Loan Request specifying the information provided by the applicable Borrower, including the Currency in which such Revolving Credit Loan is requested, and the apportionment among the Lenders of the requested Revolving Credit Loans as determined by the Administrative Agent in accordance with Section 2.2. Each Lender shall remit its apportioned share (as provided to it by the Administrative Agent) of the principal amount of each Revolving Credit Loan in the requested Currency (in the case of Loans denominated in Alternative Currencies, in Dollars if so requested by the Administrative Agent) to the Administrative Agent such that the Administrative Agent is able to, and the Administrative Agent shall, to the extent the Lenders have made funds available to it for such purpose and subject to Section 7.2, fund such Revolving Credit Loans to the applicable Borrower in Same Day Funds at the Principal Office prior to 2:00 p.m. Eastern Time, on the applicable Borrowing Date; provided that if any Lender fails to remit such funds to the Administrative Agent in a timely manner, the Administrative Agent may elect in its sole discretion to fund with its own funds the Revolving Credit Loans of such Lender on such Borrowing Date, and such Lender shall be subject to the repayment obligation in Section 2.6(b).

(b) Presumptions by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Loan that such Lender will not make available to the Administrative Agent such Lender’s share of such Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.6(a) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Loan available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in the appropriate Currency with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Overnight Bank Funding Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by a Borrower, the interest rate applicable to Loans under the Base Rate Option, or in the case of Alternative Currencies, as determined by the Administrative Agent in its reasonable discretion, in each case, as applicable. If such Lender pays its share of the applicable Loan to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan. Any payment by a Borrower shall be without prejudice to any claim any Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(c) Making Swingline Loans. So long as PNC elects to make Swingline Loans, PNC shall, after receipt by it of a Swingline Loan Request pursuant to Section 2.5(b), fund such Swingline Loan to any applicable Borrower in Dollars in immediately available funds at the Principal Office prior to 4:00 p.m. New York Time on the Borrowing Date. A Swingline Loan Note shall, if required by PNC, evidence the Swingline Loans.

(d) Repayment of Revolving Credit Loans. The Borrowers shall repay the outstanding principal amount of all Revolving Credit Loans, together with all outstanding interest thereon, on the Expiration Date.

(e) Borrowings to Repay Swingline Loans.

(i) Upon the making of a Swingline Loan (whether before or after the occurrence of a Potential Default or an Event of Default and regardless of whether a settlement has been requested with respect to such Swingline Loan), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from PNC, without recourse or warranty, an undivided interest and participation in such Swingline Loan in proportion to its Ratable Share. PNC may, at its option, exercisable at any time for any reason whatsoever, demand repayment of any or all of the outstanding Swingline Loans, and each Lender shall immediately either (A) make a Revolving Credit Loan in an amount equal to such Lender’s Ratable Share of the aggregate principal amount of the outstanding Swingline Loans with respect to which repayment is demanded, plus, if PNC so requests, accrued interest thereon, provided that no Lender shall be obligated in any event to make Revolving Credit Loans in excess of its Revolving Credit Commitment minus its Ratable Share of Letter of Credit Obligations and minus its Ratable Share of any Swingline Loans not so being repaid or (B) during the continuance of an Insolvency Proceeding or Relief Proceeding with respect to any Borrower, fund such Swingline Loan participations by paying to PNC such Lender’s Ratable Share of the outstanding Swingline Loans. Revolving Credit Loans made pursuant to the preceding sentence shall be Base Rate Loans and shall be deemed to have been properly requested in accordance with Section 2.5(a) without regard to any of the requirements of that provision. PNC shall provide notice to the Lenders (which may be telephonic or written notice) that such Revolving Credit Loans are to be made under this Section 2.6(e) and of the apportionment among the Lenders, and the Lenders shall be unconditionally obligated to fund such Revolving Credit Loans (whether or not the conditions specified in Section 2.5(a) or in Section 7.2 are then satisfied) by the time PNC so requests, which shall not be earlier than 3:00 p.m. Eastern Time on the Business Day next after the date the Lenders receive such notice from PNC.

(ii) If any Lender fails to make available to the Administrative Agent for the account of PNC (as the Swingline Loan Lender) any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.6(e) by the time specified in Section 2.6(e)(i), the Swingline Loan Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Loan Lender at a rate per annum equal to the greater of the Overnight Bank Funding Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swingline Loan Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan with respect to such prepayment. A certificate of the Swingline Loan Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (ii) shall be conclusive absent manifest error.

(f) Swingline Loans Under Cash Management Agreements. In addition to making Swingline Loans pursuant to the foregoing provisions of Section 2.6(c), without the requirement for a specific request from any Borrower pursuant to Section 2.5(b), PNC as the Swingline Loan Lender may make Swingline Loans to any Borrower in accordance with the provisions of the agreements between such Borrower and the Swingline Loan Lender relating to such Borrower’s deposit, sweep and other accounts at the Swingline Loan Lender and related arrangements and agreements regarding the management and investment of such Borrower’s cash assets as in effect from time to time (the “Cash Management Agreements”) to the extent of the daily aggregate net negative balance in such Borrower’s accounts which are subject to the provisions of the Cash Management Agreements. Swingline Loans made pursuant to this Section 2.6(f) in accordance with the provisions of the Cash Management Agreements shall (i) be subject to the limitations as to aggregate amount specified in Section 2.1(b), (ii) not be subject to the limitations as to individual amount specified in Section 2.5(b), (iii) be payable by the Borrowers, both as to principal and interest, at the rates and times specified in the Cash Management Agreements (but in no event later than the Expiration Date), (iv) not be made at any time after the Swingline Loan Lender has received written notice of the occurrence of an Event of Default and so long as such shall continue to exist, or, unless consented to by the Required Lenders, a Potential Default and so long as such shall continue to exist, (v) if not repaid by the Borrowers in accordance with the provisions of the Cash Management Agreements, be subject to each Lender’s obligation pursuant to Section 2.6(e), and (vi) except as provided in the foregoing subsections (i) through (v), be subject to all of the terms and conditions of this Article 2.

2.7 Notes. The obligation of the Borrowers to repay the aggregate unpaid principal amount of the Revolving Credit Loans, Swingline Loans and Term Loans made to it by each Lender, together with interest thereon, may, at the request of the applicable Lender, be evidenced by a revolving credit Note, a swing Note and a term Note, payable to such Lender in a face amount equal to the Revolving Credit Commitment, Swingline Loan Commitment or Term Loan Commitment, as applicable, of such Lender.

2.8 Letter of Credit Subfacility.

(a) Issuance of Letters of Credit. Any Borrower may at any time prior to the Expiration Date request the issuance of a letter of credit denominated in Dollars or any Alternative Currency (each, a “Letter of Credit”) for its own account or the account of any Subsidiary (in which case the applicable Borrower and such Subsidiary, as applicable, shall be co-applicants with respect to such Letter of Credit) or the amendment or extension of an existing Letter of Credit, by delivering or transmitting electronically to the applicable Issuing Lender (with a copy to the Administrative Agent) a completed application for letter of credit, or request for such amendment or extension, as applicable, in such form as such Issuing Lender may specify from time to time reasonably in advance of the proposed date of issuance, amendment or extension. The applicable Borrower shall authorize and direct the applicable Issuing Lender to name such Borrower or any Subsidiary as the “Applicant” or “Account Party” of each Letter of Credit. Promptly after receipt of any letter of credit application, the applicable Issuing Lender shall confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit application and if not, such Issuing Lender will provide the Administrative Agent with a copy thereof.

(i) Unless the applicable Issuing Lender has received notice from any Lender, the Administrative Agent or any Loan Party, at least one (1) day prior to the requested date of issuance, amendment or extension of the applicable Letter of Credit, that one or more applicable conditions in Article 7 is not satisfied, then, subject to the terms and conditions hereof and in reliance on the agreements of the other Lenders specified in this Section 2.8, such Issuing Lender or any of such Issuing Lender’s Affiliates will issue the proposed Letter of Credit or agree to such amendment or extension; provided that each Letter of Credit shall (A) have a stated expiration date no later than one (1) year after the date of issuance (or, in the case of any extension of the expiration date thereof, whether automatic or by amendment, one (1) year after the then-current expiration date thereof), and (B) in no event expire later than the date which is five (5) Business Days prior to the Expiration Date and provided, further, that in no event shall (1) the Letter of Credit Obligations exceed, at any one time, (x) $50,000,000 (the “Letter of Credit Sublimit”), and (y) in the case of AC Letters of Credit, the Letter of Credit AC Sublimit and (2) the Revolving Facility Usage exceed, at any one time, the Revolving Credit Commitments. Each request by a Borrower for the issuance, amendment or extension of a Letter of Credit shall be deemed to be a representation by the Borrowers that they shall be in compliance with the preceding sentence and with Article 7 after giving effect to the requested issuance, amendment or extension of such Letter of Credit. Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to the beneficiary thereof, the applicable Issuing Lender will also deliver to the Borrowers and the Administrative Agent a true and complete copy of such Letter of Credit or amendment. Upon the request of the Administrative Agent, (x) if any Issuing Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in a Letter of Credit Borrowing, or (y) if, on the Expiration Date, any Letter of Credit Obligation for any reason remains outstanding, the Borrowers shall, in each case, immediately Cash Collateralize the then outstanding amount of all Letter of Credit Obligations in an amount equal to 105% of such Letter of Credit Obligations as of such date. Each Borrower hereby grants to the Administrative Agent, for the benefit of each Issuing Lender and the Lenders, a security interest in all cash collateral pledged pursuant to this Section or otherwise under this Agreement. A Letter of Credit shall be issued, amended or extended only if (and upon issuance, amendment or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension (i) (x) the aggregate undrawn amount of all outstanding Letters of Credit issued by any Issuing Lender at such time plus (y) the aggregate Dollar Equivalent amount of all Reimbursement Obligations and Letter of Credit Borrowings owed to such Issuing Lender at such time shall not exceed its Letter of Credit Commitment, (ii) the Letter of Credit Obligations shall not exceed the Letter of Credit Sublimit and (iii) no Lender’s Revolving Credit Loans together with its Ratable Share of the outstanding Swingline Loans and Letter of Credit Obligations shall exceed its Revolving Credit Commitment. Each Issuing Lender shall give prompt notice to the Administrative Agent of its issuance, amendment, renewal or extension of any Letter of Credit.

(ii) Notwithstanding Section 2.8(a)(i), Lender shall be under any obligation to issue any Letter of Credit if (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from issuing the Letter of Credit, or any Law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such Issuing Lender with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or any such order, judgment or decree, or Law request or directive, shall impose upon such Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Lender in good faith deems material to it, (B) the issuance of the Letter of Credit would violate one or more policies of such Issuing Lender applicable to letters of credit generally or (C) any Lender is at that time a Defaulting Lender, unless such Issuing Lender has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such Issuing Lender (in its sole discretion) with the Borrowers or such Lender to eliminate such Issuing Lender’s actual or potential Fronting Exposure (after giving effect to Section 2.9(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other Letter of Credit Obligations as to which such Issuing Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iii) Unless otherwise agreed by an Issuing Lender when a Letter of Credit is issued or amended, (i) the rules of the ISP shall be stated therein to apply to each standby letter of credit, and (ii) the rules of the UCP shall be stated therein to apply to each commercial letter of credit. Notwithstanding the foregoing, no Issuing Lender shall be responsible to any Borrower for, and such Issuing Lender’s rights and remedies against each Borrower shall not be impaired by, any action or inaction of such Issuing Lender required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Laws or any order of a jurisdiction where such Issuing Lender or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the International Chamber of Commerce Banking Commission, the Bankers Association for Finance and Trade (BAFT), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such Laws or practice rules.

(b) Letter of Credit Fees. The Borrowers shall pay in Dollars or, at the Administrative Agent’s option, the Alternative Currency in which the Letter of Credit is issued (i) to the Administrative Agent for the ratable account of the Lenders a fee (the “Letter of Credit Fee”) equal to the Applicable Margin for Letters of Credit times the Dollar Equivalent of the daily stated amount available to be drawn under each Letter of Credit (it being understood and agreed that in no event shall the Letter of Credit Fee in respect of any Letter of Credit be less than the Administrative Agent’s minimum fee in effect from time to time), and (ii) to the applicable Issuing Lender for its own account a fronting fee equal to which shall accrue at the rate or rates per annum separately agreed upon between the Borrowers and the applicable Issuing Lender on the Dollar Equivalent of the daily stated amount available to be drawn under each Letter of Credit. All Letter of Credit Fees and fronting fees shall be computed on the basis of a year of 360 days and actual days elapsed and shall be payable in Dollars quarterly in arrears on the first Business Day of each calendar quarter. The Borrowers shall also pay (in Dollars) to the applicable Issuing Lender for such Issuing Lender’s sole account such Issuing Lender’s then-in-effect customary fees and administrative expenses payable with respect to the Letters of Credit issued by such Issuing Lender as such Issuing Lender may generally charge or incur from time to time in connection with the issuance, maintenance, amendment (if any), assignment or transfer (if any), negotiation, and administration of Letters of Credit.

(c) Disbursements, Reimbursement. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Issuing Lender a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Ratable Share of the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively, in each case in the Currency in which each Letter of Credit is issued.

(i) In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the applicable Issuing Lender will promptly notify the Borrowers and the Administrative Agent thereof. Provided that it shall have received such notice, the Borrowers shall reimburse (such obligation to reimburse the applicable Issuing Lender shall sometimes be referred to as a “Reimbursement Obligation”) the applicable Issuing Lender prior to 12:00 noon on each date that an amount is paid by such Issuing Lender under any Letter of Credit (each such date, a “Drawing Date”) by paying to the Administrative Agent for the account of such Issuing Lender an amount, in the Currency of the drawing under such Letter of Credit, equal to the amount so paid by such Issuing Lender. In the event the Borrowers fail to reimburse the applicable Issuing Lender (through the Administrative Agent) for the full amount of any drawing under any Letter of Credit, in the Currency of such drawing, by 12:00 noon on the Drawing Date, the Administrative Agent will promptly notify each Lender thereof, and the applicable Borrower shall be deemed to have requested that Revolving Credit Loans be made by the Lenders in Dollars (and, if the Letter of Credit was denominated in an Alternative Currency, in the Dollar Equivalent amount to the amount paid by the applicable Issuing Lender in such Alternative Currency on the Drawing Date thereof) under the Base Rate Option to be disbursed on the Drawing Date under such Letter of Credit, in each case subject to the amount of the unutilized portion of the Revolving Credit Commitment and subject to the conditions specified in Section 7.2 other than any notice requirements. Any notice given by the Administrative Agent or an Issuing Lender pursuant to this Section 2.8(c)(i) may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender shall upon any notice pursuant to Section 2.8(c)(i) make available to the Administrative Agent for the account of the applicable Issuing Lender an amount in Dollars in immediately available funds equal to its Ratable Share of the amount of the drawing (and if the Letter of Credit was denominated in an Alternative Currency, in the Dollar Equivalent amount to the amount paid by such Issuing Lender in such Alternative Currency on the Drawing Date thereof), whereupon the participating Lenders shall (subject to Section 2.8(c)) each be deemed to have (A) made a Revolving Credit Loan in Dollars under the Base Rate Option to the applicable Borrower in that amount, or (B) during the continuance of an Insolvency Proceeding or Relief Proceeding with respect to any Borrower, funded its Ratable Share of the Reimbursement Obligations arising by reason of such drawing. If any Lender so notified fails to make available to the Administrative Agent for the account of the applicable Issuing Lender the amount of such Lender’s Ratable Share of such amount by no later than 2:00 p.m. Eastern Time on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (A) at a rate per annum equal to the Overnight Bank Funding Rate during the first three (3) days following the Drawing Date and (B) at a rate per annum equal to the rate applicable to Revolving Credit Loans under the Base Rate Option on and after the fourth day following the Drawing Date. The Administrative Agent and the applicable Issuing Lender will promptly give notice (as described in Section 2.8(c)(i) above) of the occurrence of the Drawing Date, but failure of the Administrative Agent or any Issuing Lender to give any such notice on the Drawing Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligation under this Section 2.8(c)(ii).

(iii) With respect to any unreimbursed drawing that is not converted into Revolving Credit Loans in Dollars under the Base Rate Option to a Borrower in whole or in part as contemplated by Section 2.8(c)(i), because of any Borrower’s failure to satisfy the conditions specified in Section 7.2 other than any notice requirements, or for any other reason, the applicable Borrower shall be deemed to have incurred from the applicable Issuing Lender a borrowing (each, a “Letter of Credit Borrowing”) in Dollars in the amount of such drawing (and, if the Letter of Credit was denominated in an Alternative Currency, in the Dollar Equivalent amount to the amount paid by such Issuing Lender in such Alternative Currency on the Drawing Date thereof). Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to the Revolving Credit Loans under the Base Rate Option. Each Lender’s payment to the Administrative Agent for the account of an Issuing Lender pursuant to this Section 2.8(c) shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing (each, a “Participation Advance”) from such Lender in satisfaction of its participation obligation under this Section 2.8(c).

(d) Repayment of Participation Advances.

(i) Upon (and only upon) receipt by the Administrative Agent for the account of the applicable Issuing Lender of immediately available funds from the Borrowers (A) in reimbursement of any payment made by such Issuing Lender under the Letter of Credit with respect to which any Lender has made a Participation Advance to the Administrative Agent, or (B) in payment of interest on such a payment made by such Issuing Lender under such Letter of Credit, the Administrative Agent on behalf of such Issuing Lender will pay to each Lender, in the same funds as those received by the Administrative Agent, the amount of such Lender’s Ratable Share of such funds, except the Administrative Agent shall retain for the account of such Issuing Lender the amount of the Ratable Share of such funds of any Lender that did not make a Participation Advance in respect of such payment by such Issuing Lender.

(ii) If the Administrative Agent is required at any time to return to any Loan Party, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of any payment made by any Loan Party to the Administrative Agent for the account of an Issuing Lender pursuant to this Section in reimbursement of a payment made under any Letter of Credit or interest or fees thereon, each Lender shall, on demand of the Administrative Agent, forthwith return to the Administrative Agent for the account of such Issuing Lender the amount of its Ratable Share of any amounts so returned by the Administrative Agent plus interest thereon from the date such demand is made to the date such amounts are returned by such Lender to the Administrative Agent, at a rate per annum equal to the Overnight Bank Funding Rate in effect from time to time, in the applicable Currency of such payment.

(e) Documentation. Each Loan Party agrees to be bound by the terms of each Issuing Lender’s application and agreement for letters of credit and each Issuing Lender’s written regulations and customary practices relating to letters of credit, though such interpretation may be different from such Loan Party’s own. In the event of a conflict between such application or agreement and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct, no Issuing Lender shall be liable for any error, negligence and/or mistakes, whether of omission or commission, in following any Loan Party’s instructions or those contained in the Letters of Credit issued by such Issuing Lender or any modifications, amendments or supplements thereto.

(f) Determinations to Honor Drawing Requests. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the applicable Issuing Lender shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.

(g) Nature of Participation and Reimbursement Obligations. Each Lender’s obligation in accordance with this Agreement to make the Revolving Credit Loans or Participation Advances, as contemplated by Section 2.8(c), as a result of a drawing under a Letter of Credit, and the Obligations of the Borrowers to reimburse the Issuing Lenders upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.8 under all circumstances, including the following circumstances:

(i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against any Issuing Lender or any of its Affiliates, any Borrower or any other Person for any reason whatsoever, or which any Loan Party may have against any Issuing Lender or any of its Affiliates, any Lender or any other Person for any reason whatsoever;

(ii) the failure of any Loan Party or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions specified in Section 2.1, 2.5, 2.6 or 7.2 or as otherwise specified in this Agreement for the making of a Revolving Credit Loan, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Lenders to make Participation Advances under Section 2.8(c);

(iii) any lack of validity or enforceability of any Letter of Credit;

(iv) any claim of breach of warranty that might be made by any Loan Party or any Lender against any beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, cross claim, defense or other right which any Loan Party or any Lender may have at any time against a beneficiary, successor beneficiary any transferee or assignee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), any Issuing Lender or its Affiliates or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Loan Party or Subsidiaries of a Loan Party and the beneficiary for which any Letter of Credit was procured);

(v) the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if the applicable Issuing Lender or any of its Affiliates has been notified thereof;

(vi) payment by an Issuing Lender or any of its Affiliates under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(vii) the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii) any failure by an Issuing Lender or any of its Affiliates to issue any Letter of Credit in the form requested by any Loan Party, unless such Issuing Lender has received written notice from such Loan Party of such failure within three (3) Business Days after such Issuing Lender shall have furnished such Loan Party and the Administrative Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Loan Party or Subsidiaries of a Loan Party;

(x) any breach of this Agreement or any other Loan Document by any party thereto;

(xi) the occurrence or continuance of an Insolvency Proceeding with respect to any Loan Party;

(xii) the fact that an Event of Default or a Potential Default shall have occurred and be continuing;

(xiii) the fact that the Expiration Date shall have passed or this Agreement or the Commitments hereunder shall have been terminated;

(xiv) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; and

(xv) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Company or any Subsidiary or in the relevant currency markets generally.

(h) Liability for Acts and Omissions. As between any Loan Party and the each Issuing Lender, or such Issuing Lender’s Affiliates, such Loan Party assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, no Issuing Lender shall be responsible for any of the following, including any losses or damages to any Loan Party or other Person or property relating therefrom: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if such Issuing Lender or its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Loan Party against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Loan Party and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of such Issuing Lender or its Affiliates, as applicable, including any act or omission of any Governmental Authority, and none of the above shall affect or impair, or prevent the vesting of, any of such Issuing Lender’s or its Affiliates rights or powers hereunder. Nothing in the preceding sentence shall relieve any Issuing Lender from liability for such Issuing Lender’s gross negligence or willful misconduct in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. Notwithstanding the foregoing, in no event shall any Issuing Lender or its Affiliates be liable to any Loan Party for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, each Issuing Lender and each of its Affiliates (i) may rely on any oral or other communication believed in good faith by such Issuing Lender or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by such Issuing Lender or its Affiliate; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the Laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made such Issuing Lender or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each, an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions specified above, any action taken or omitted by an Issuing Lender or its Affiliates under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put such Issuing Lender or its Affiliates under any resulting liability to any Borrower or any Lender.

(i) Issuing Lender Reporting Requirements. Each Issuing Lender shall, on the first Business Day of each month, provide to Administrative Agent and Borrower a schedule of the Letters of Credit issued by it, in form and substance satisfactory to Administrative Agent, showing the date of issuance of each Letter of Credit, the account party, the original face amount (if any), and the expiration date of any Letter of Credit outstanding at any time during the preceding month, and any other information relating to such Letter of Credit that the Administrative Agent may request.

2.9 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as specified in the definition of Required Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 10 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.2(b) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender or Swingline Loan Lender hereunder; third, to Cash Collateralize each Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 5.12; fourth, as the Borrowers may request (so long as no Potential Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize each Issuing Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 5.12; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or Swingline Loan Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Lender or Swingline Loan Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Potential Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by a Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Letter of Credit Borrowing in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions specified in Section 7.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Borrowings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Borrowing owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 2.9(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.9(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(1) No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) for any period during which that Lender is a Defaulting Lender only to extent allocable to the sum of (1) the outstanding principal amount of the Revolving Credit Loans funded by it, and (2) its Ratable Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 5.12.

(2) Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Ratable Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 5.12.

(3) With respect to any Commitment Fee or Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (1) or (2) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Lender and Swingline Loan Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s or Swingline Loan Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letter of Credit Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Ratable Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Facility Usage of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. Subject to Section 12.13, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under Law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Loan Lender’s Fronting Exposure and (y) second, Cash Collateralize each Issuing Lender’s Fronting Exposure in accordance with the procedures specified in Section 5.12.

(b) Defaulting Lender Cure. If the Borrowers, the Administrative Agent and each Swingline Loan Lender and each Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions specified therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable Facility (without giving effect to Section 2.9(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of a Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Loan Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no Issuing Lender shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

2.10 Subsidiary Borrowers.

(a) Designation of Subsidiary Borrowers. The Company may, at any time or from time to time, designate one or more Wholly-Owned Subsidiaries of the Company as a “Subsidiary Borrower” hereunder; provided that with respect to any such Subsidiary which is not a Domestic Subsidiary, the Administrative Agent and the applicable Lenders to such Subsidiary Borrower shall have approved such Subsidiary Borrower. Such Wholly-Owned Subsidiary shall become a Subsidiary Borrower and a party to this Agreement, upon (i) the applicable Subsidiary Borrower becoming a party to this Agreement by delivering to the Administrative Agent a Loan Party Joinder, (ii) the Administrative Agent shall have received documents, certificates and other deliverables with respect to the applicable Subsidiary Borrower consistent in scope with such items delivered pursuant to Sections 7.1(a)(ii) and 7.1(a)(v) on the Closing Date with respect to the other Loan Parties, (iii) such other documents as the Administrative Agent shall reasonably request and (iv) such other information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation and (v) the Lenders being provided with ten (10) Business Days’ prior notice (or such shorter period of time as the Administrative Agent shall reasonably agree) of any Subsidiary Borrower being added pursuant to this Section 2.10. This Agreement may be amended as necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Company to effect the provisions of or be consistent with this Section 2.10. Notwithstanding any other provision of this Agreement to the contrary, any such deemed amendment may be memorialized in writing by the Administrative Agent with the Borrowers’ consent, but without the consent of any other Lenders, and furnished to the other parties hereto.

(b) Termination of Subsidiary Borrower Status. So long as all Loans made to any Subsidiary Borrower and any related obligations have been paid in full and all of the Letters of Credit issued for the account of such Subsidiary Borrower have been terminated or cancelled (or deemed issued for the account of another Borrower pursuant to Section 2.8(a)), the Company may terminate the status of such Subsidiary Borrower as a Subsidiary Borrower hereunder by furnishing to the Administrative Agent a termination letter, in form and substance satisfactory to the Administrative Agent, duly completed and executed by the Company and such Subsidiary. Any termination letter furnished hereunder shall be effective upon receipt by the Administrative Agent, which shall promptly notify the Lenders. Notwithstanding the foregoing, the delivery of a termination letter with respect to any Subsidiary Borrower shall not terminate (i) any obligation of such Subsidiary Borrower that remains unpaid at the time of such delivery or (ii) the obligations of the Company under Article 13 with respect to any such unpaid obligations. For the avoidance of doubt, any Borrower that has been terminated as a Borrower shall only be required to be a Subsidiary Guarantor to the extent it is a Material Subsidiary at the time of such termination as a Borrower.

2.11 Incremental Loans.

At any time, the Company may by written notice to the Administrative Agent elect to request the establishment of:

(a) one or more incremental term loan commitments (any such incremental term loan commitment, an “Incremental Term Loan Commitment”) to make one or more additional term loan (any such additional term loan, an “Incremental Term Loan”); or

(b) one or more increases in the Revolving Credit Commitments (any such increase, an “Incremental Revolving Credit Commitment” and, together with the Incremental Term Loan Commitments, the “Incremental Loan Commitments”) to make revolving credit loans under the Revolving Credit Facility (any such increase, an “Incremental Revolving Credit Increase” and, together with the Incremental Term Loans, the “Incremental Loans ”); provided that (i) the total aggregate principal amount for all such Incremental Loan Commitments shall not (as of any date of incurrence thereof) exceed $250,000,000 or, if greater, an amount equal to 150% of EBITDA as of the most recently ended Measurement Period, calculated on a Pro Forma Basis and (ii) the total aggregate principal amount for each Incremental Loan Commitment (and the Incremental Loans made thereunder) shall not be less than a minimum principal amount of $10,000,000 or, if less, the remaining amount permitted pursuant to the foregoing clause (i). Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Company proposes that any Incremental Loan Commitment shall be effective, which shall be a date not less than twenty (20) Business Days after the date on which such notice is delivered to Administrative Agent. The Company shall invite existing Lenders and may invite any Affiliate of any Lender and/or any Approved Fund, and/or any other Person reasonably satisfactory to the Administrative Agent, to provide an Incremental Loan Commitment (any such Person, an “Incremental Lender”); provided that both the Swingline Loan Lender and the Issuing Lender shall consent to each Incremental Lender providing any portion of an Incremental Revolving Credit Commitment. Any proposed Incremental Lender offered or approached to provide all or a portion of any Incremental Loan Commitment may elect or decline, in its sole discretion, to provide such Incremental Loan Commitment. Any Incremental Loan Commitment shall become effective as of such Increased Amount Date; provided that:

(i) no Potential Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to (1) any Incremental Loan Commitment, (2) the making of any Incremental Loans pursuant thereto and (3) any Permitted Acquisition consummated in connection therewith;

(ii) the Administrative Agent and the Lenders shall have received from the Company a Compliance Certificate demonstrating, in form and substance reasonably satisfactory to the Administrative Agent, that the Company is in compliance with the financial covenants specified in Sections 9.12 and 9.13 based on the Applicable Financials, both before and after giving effect (on a Pro Forma Basis) to (x) any Incremental Loan Commitment, (y) the making of any Incremental Loans pursuant thereto (with any Incremental Loan Commitment being deemed to be fully drawn) and (z) any Permitted Acquisition consummated in connection therewith;

(iii) each of the representations and warranties contained in Article 6 shall be true and correct in all material respects, except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Change or Material Adverse Effect, in which case, such representation and warranty shall be true, correct and complete in all respects, on such Increased Amount Date with the same effect as if made on and as of such date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date);

(iv) the proceeds of any Incremental Loans shall be used for general corporate purposes of the Company and its Subsidiaries (including Permitted Acquisitions);

(v) any proposed Incremental Lender shall join this Agreement as a Lender pursuant to a Lender Joinder Agreement;

(vi) each Incremental Loan Commitment (and the Incremental Loans made thereunder) shall constitute Obligations of the Borrowers and shall be secured and guaranteed with the other Obligations on a pari passu basis;

(1) in the case of each Incremental Term Loan:

(I) such Incremental Term Loan will mature and amortize in a manner reasonably acceptable to the Administrative Agent, the Incremental Lenders making such Incremental Term Loan and the Company, but will not in any event have a shorter weighted average life to maturity than the remaining weighted average life to maturity (as reasonably determined by the Administrative Agent) of the initial Term Loans or a maturity date earlier than the Term Loan Maturity Date;

(II) the Applicable Margin and pricing grid, if applicable, for such Incremental Term Loan shall be determined by the applicable Incremental Lenders and the Company on the applicable Increased Amount Date; provided, in determining the Applicable Margin(s) applicable to each Incremental Term Loan and the Applicable Margin(s) for the initial Term

Loan, (x) original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID) payable by the Borrowers to the Lenders under such Incremental Term Loan or the initial Term Loans in the initial primary syndication thereof shall be included (with OID being equated to interest based on assumed four-year life to maturity) and (y) customary arrangement or commitment fees payable to any lead arranger (or its Affiliates) in connection with the initial Term Loans or to one or more arrangers (or their affiliates) of any Incremental Term Loan shall be excluded (it being understood that the effects of any and all interest rate floors shall be included in determining Applicable Margin(s) under this provision);

(III) any Incremental Lender making any Incremental Term Loan shall be entitled to the same voting rights as the existing Lenders under the Term Loan Facility and (unless otherwise agreed by the applicable Incremental Lenders, provided that no such agreement shall allow the Incremental Term Loans to be prepaid prior to the initial Term Loans) each Incremental Term Loan shall receive proceeds of prepayments on the same basis as the initial Term Loans (such prepayments to be shared pro rata on the basis of the original aggregate funded amount thereof); and

(IV) except as provided above, all other terms and conditions applicable to any Incremental Term Loan, to the extent not consistent with the terms and conditions applicable to the initial Term Loans, shall be reasonably satisfactory to the Administrative Agent and the Company (provided that such other terms and conditions, taken as a whole, shall not be materially more favorable to the Lenders under any Incremental Term Loans than such other terms and conditions, taken as a whole, under the initial Term Loans);

(2) in the case of each Incremental Revolving Credit Increase:

(I) such Incremental Revolving Credit Increase shall be part of the Revolving Credit Facility, shall mature on the Expiration Date, shall bear interest and be entitled to fees, in each case at the rate applicable to the Revolving Credit Facility, and shall otherwise be subject to the same terms and conditions as the Revolving Credit Facility;

(II) any Incremental Lender making any Incremental Revolving Credit Increase shall be entitled to the same voting rights as the existing Lenders under the Revolving Credit Facility and (unless otherwise agreed by the applicable Incremental Lenders; provided that no such agreement shall allow the Revolving Credit Commitments with respect to the Incremental Revolving Credit Increase to be terminated prior to termination of the existing Revolving Credit Commitments) each Revolving Credit Loan funded by an Incremental Revolving Credit Increase shall receive proceeds of prepayments on the same basis as the existing Revolving Credit Loans (such prepayments to be shared pro rata on the basis of the original aggregate funded amount thereof); and

(III) the outstanding Revolving Credit Loans and Ratable Shares of Swingline Loans and Letter of Credit Obligations will be reallocated by the Administrative Agent on the applicable Increased Amount Date among the Lenders to the Revolving Credit Facility (including the Incremental Lenders providing such Incremental Revolving Credit Increase) in accordance with their revised Ratable Shares (and the Lenders to the Revolving Credit Facility (including the Incremental Lenders providing such Incremental Revolving Credit Increase) agree to make all payments and adjustments necessary to effect such reallocation and the Borrowers shall pay any and all costs required).

(3) Incremental Loan Commitments shall be effected pursuant to such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.11, without the consent of any other Lenders; and

(4) the Borrowers shall deliver or cause to be delivered any customary legal opinions or other documents (including, without limitation, a resolution duly adopted by the board of directors (or equivalent governing body) of each Loan Party authorizing such Incremental Loans and/or Incremental Loan Commitments) reasonably requested by the Administrative Agent in connection with any such transaction.

(c) The Incremental Lenders shall be included in any determination of the Required Lenders and, unless otherwise agreed, the Incremental Lenders will not constitute a separate voting class for any purposes under this Agreement.

(d) On any Increased Amount Date on which any Incremental Term Loan Commitment becomes effective, subject to the foregoing terms and conditions, each Incremental Lender with an Incremental Term Loan Commitment shall make, or be obligated to make, an Incremental Term Loan to the applicable Borrower in an amount equal to its Incremental Term Loan Commitment and shall become a Lender hereunder with respect to such Incremental Term Loan Commitment and the Incremental Term Loan made pursuant thereto.

(e) On any Increased Amount Date on which any Incremental Revolving Credit Increase becomes effective, subject to the foregoing terms and conditions, each Incremental Lender with an Incremental Revolving Credit Commitment shall become a Lender under the Revolving Credit Facility hereunder with respect to such Incremental Revolving Credit Commitment.

ARTICLE 3

TERM LOANS

3.1 Term Loan Commitments. Subject to the terms and conditions hereof, and relying upon the representations and warranties herein specified, each Lender severally agrees to make a term loan (the “Term Loan”) to the Company in Dollars on the Closing Date in such principal amount as the Company shall request up to, but not exceeding, such Lender’s Term Loan Commitment. Term Loans may be Daily Rate Loans or Term Rate Loans, as further provided herein.

3.2 Nature of Lenders’ Obligations with Respect to Term Loans; Repayment Terms.

(a) The obligations of each Lender to make a Term Loan to the Company shall equal its Ratable Share of the requested Term Loan; provided that no Lender’s Term Loan shall exceed its Term Loan Commitment. The failure of any Lender to make a Term Loan shall not relieve any other Lender of its obligations to make a Term Loan nor shall it impose any additional liability on any other Lender hereunder. The Lenders shall have no obligation to make Term Loans hereunder after the Closing Date, and any portion of the Term Loan Commitment not drawn on the Closing Date shall automatically expire. The Term Loan Commitments are not revolving credit commitments, and the Company shall not have the right to borrow, repay and reborrow under Section 3.1.

(b) The Borrowers shall repay to the applicable Lenders the aggregate principal amount of all Term Loans outstanding on the following dates in the respective amounts set forth opposite such dates (which amounts shall be reduced as a result of the application of voluntary and mandatory prepayments in accordance with the order of priority set forth in Section 5.2 and Section 5.3):

Date	Amount
Last day of each fiscal quarter beginning March 31, 2026 and ending September 30, 2030	$625,000

provided, however, that the final principal repayment installment of the Term Loans shall be repaid on the Term Loan Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of all Term Loans outstanding on such date.

ARTICLE 4

INTEREST RATES

4.1 Interest Rate Options. The Borrowers shall pay interest in respect of the outstanding unpaid principal amount of the Loans as selected by it from the applicable Interest Rate Options specified below applicable to the Revolving Credit Loans, the Term Loans, or the Swingline Loans, respectively, it being understood that, subject to the provisions of this Agreement, the Borrowers may select different Interest Rate Options and different Interest Periods to apply simultaneously to the Loans comprising different Borrowing Tranches and may convert to or renew one or more Interest Rate Options with respect to all or any portion of the Loans comprising any Borrowing Tranche; provided that there shall not be at any one time outstanding more than a total of twelve (12) Borrowing Tranches under the Term SOFR Rate Option and Daily Simple SOFR Option, or eight (8) Alternative Currency denominated Borrowing Tranches under the Term Rate Loan Option and Daily Simple RFR Option; provided further that if an Event of Default or Potential Default exists and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrowers, then for so long as such Event of Default or Potential Default is continuing, no outstanding Borrowing Tranche may be converted to or continued as a Term SOFR Rate Loan, Daily RFR Loan, Daily Simple SOFR Loan, Term RFR Loan or Eurocurrency Rate Loan and Required Lenders may demand that (x) each Daily RFR Loan and Daily Simple SOFR Loan be automatically be converted to a Base Rate Loan denominated in Dollars (in an amount equal to the Dollar Equivalent of the applicable Alternative Currency) immediately and (y) each Eurocurrency Rate Loan, Term SOFR Rate Loan and Term RFR Loan be automatically converted to a Base Rate Loan denominated in Dollars (in an amount equal to the Dollar Equivalent of the applicable Alternative Currency, if applicable) immediately, subject to the obligation of the Borrower to pay any indemnity under Section 5.10 in connection with any such conversion, or at the end of the applicable Interest Period. If at any time the designated rate applicable to any Loan made by any Lender exceeds such Lender’s highest lawful rate, the rate of interest on such Lender’s Loan shall be limited to such Lender’s highest lawful rate. The applicable Base Rate, Eurocurrency Rate, Term SOFR Rate, Daily Simple SOFR, Daily Simple RFR, and Term RFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. Interest on the principal amount of each Loan denominated in an Alternative Currency shall be paid by the Borrower in such Alternative Currency.

If at any time the designated rate applicable to any Loan made by any Lender exceeds such Lender’s highest lawful rate, the rate of interest on such Lender’s Loan shall be limited to such Lender’s highest lawful rate. The applicable Base Rate, Eurocurrency Rate, Term SOFR Rate, Daily Simple SOFR, Daily Simple RFR and Term RFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. Interest on the principal amount of each Loan denominated in an Alternative Currency shall be paid by the Borrowers in such Alternative Currency.

(a) Revolving Credit Interest Rate Options. The Borrowers shall have the right to select from the following Interest Rate Options applicable to the Revolving Credit Loans:

(i) Revolving Credit Term Rate Loan Options:

(1) Revolving Credit Loan Term SOFR Rate Option. In the case of Term SOFR Rate Loans, a rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the Term SOFR Rate as determined for each applicable Interest Period plus the Applicable Margin;

(2) Revolving Credit Eurocurrency Rate Option. In the case of Eurocurrency Rate Loans denominated in Euros, or Swedish Krona, a rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the Eurocurrency Rate for such Currency as determined for each applicable Interest Period plus the Applicable Margin. In the case of Eurocurrency Rate Loans denominated in Australian Dollars, Hong Kong Dollars, or Yen, a rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) equal to the Eurocurrency Rate for such Currency as determined for each applicable Interest Period plus the Applicable Margin; or

(3) Revolving Credit Term RFR Option. In the case of Term RFR Loans denominated Canadian Dollars, a rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) equal to the Term RFR for such Currency as determined for each applicable Interest Period plus the Term RFR Adjustment plus the Applicable Margin.

(ii) Revolving Credit Daily Rate Loan Options:

(1) Revolving Credit Daily Simple SOFR Option. In the case of Daily Simple SOFR Loans, a fluctuating rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to Daily Simple SOFR plus the Applicable Margin;

(2) Revolving Credit Base Rate Option. In the case of Base Rate Loans, a fluctuating rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) equal to the Base Rate plus the Applicable Margin; or

(3) Revolving Credit Daily Simple RFR Option. In the case of Daily RFR Loans denominated in Mexican Pesos or Swiss Francs, a fluctuating rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the Daily Simple RFR for such Currency plus the Daily RFR Adjustment plus the Applicable Margin. In the case of Daily RFR Loans denominated in Sterling or Canadian Dollars, a fluctuating rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) equal to the Daily Simple RFR for such Currency plus the Daily RFR Adjustment plus the Applicable Margin.

(b) Swingline Loan Interest Rate. The Swingline Loans shall accrue interest at a fluctuating rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to Daily Simple SOFR plus the Applicable Margin.

(c) Term Loan Interest Rate Options. The Company shall have the right to select from the following Interest Rate Options applicable to the Term Loans:

(i) Term Loan Term SOFR Rate Option. In the case of Term SOFR Rate Loans, a rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the Term SOFR Rate as determined for each applicable Interest Period plus the Applicable Margin; or

(ii) Term Loan Daily Rate Loan Options:

(1) Term Loan Daily Simple SOFR Option. In the case of Daily Simple SOFR Loans, a fluctuating rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to Daily Simple SOFR plus the Applicable Margin; or

(2) Term Loan Base Rate Option. In the case of Base Rate Loans, a fluctuating rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) equal to the Base Rate plus the Applicable Margin.

(d) Rate Quotations. Any Borrower may contact the Administrative Agent on or before the date on which a Loan Request is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the Administrative Agent or the Lenders nor affect the rate of interest which thereafter is actually in effect when the election is made.

4.2 Conforming Changes. With respect to the Term SOFR Rate, Daily Simple SOFR, the Eurocurrency Rate, Daily Simple RFR and Term RFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, the Administrative Agent shall provide notice to the Borrowers and the Lenders of each such amendment implementing such Conforming Changes reasonably promptly after such amendment becomes effective.

4.3 Interest After Default. To the extent permitted by Law, if any principal of or interest on any Loan or any fee or other amount payable by any of the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (a) in the case of overdue principal of any Loan, 2.0% plus the rate otherwise applicable to such Loan or (b) in the case of any other amount, 2.0% plus the rate of interest applicable to Revolving Credit Loans under the Base Rate Option from the time such Obligation becomes due and payable until the time such Obligation is paid in full. Each Borrower acknowledges that the increase in rates referred to in this Section 4.3 reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Lenders are entitled to additional compensation for such risk; and all such interest shall be payable by the Borrowers upon demand by the Administrative Agent.

4.4 Rate Unascertainable; Increased Costs; Deposits Not Available; Illegality; Benchmark Replacement Setting.

(a) Unascertainable; Increased Costs; Deposits Not Available. If at any time:

(i) the Administrative Agent shall have determined (which determination shall be conclusive and binding absent manifest error) that:

(1) the Daily Simple SOFR, Daily Simple RFR, Eurocurrency Rate, Term RFR or Term SOFR Rate cannot be determined pursuant to the definition thereof; or

(2) with respect to any Loan denominated in an Alternative Currency, a fundamental change has occurred in the foreign exchange or interbank markets with respect to such Currency (including, without limitation, changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls); or

(ii) with respect to any Eurocurrency Rate Loan or any request therefor or a conversion thereto or a continuation thereof, the Required Lenders have determined (which determination shall be conclusive and binding absent manifest error) that deposits in the applicable Currency are not being offered to banks in the applicable offshore interbank market for the applicable Currency, amount or Interest Period of such Eurocurrency Rate Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent; or

(iii) with respect to any Term RFR Loan or any request therefor or a conversion thereto or a continuation thereof, the Required Lenders have determined (which determination shall be conclusive and binding absent manifest error) that deposits in the applicable Currency are not being offered to banks in the applicable offshore interbank market for the applicable Currency, amount or Interest Period of such Term RFR Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent; or

(iv) the Required Lenders determined that for any reason in connection with any request for a Term Rate Loan or a conversion thereto or continuation thereof, the Eurocurrency Rate, Term RFR or Term SOFR Rate does not adequately and fairly reflect the cost to such Lenders of funding, establishing or maintaining such Loans during the applicable Interest Period, or that the Daily Simple SOFR or applicable Daily Simple RFR does not adequately and fairly reflect the cost to such Lenders of making or maintaining any Loans, as applicable, and the Required Lenders have provided notice of such determination to the Administrative Agent, then the Administrative Agent shall have the rights specified in Section 4.4(c).

(b) Illegality. If at any time any Lender shall have determined, or any Governmental Authority shall have asserted, that the making, maintenance or funding of any Loan to which any Interest Rate Option applies, or the determination or charging of interest rates based upon any Interest Rate Option has been made impracticable or unlawful by compliance by such Lender in good faith with any Law or any interpretation or application thereof by any Governmental Authority or with any request or directive of any such Governmental Authority (whether or not having the force of Law), or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase, sell, or take deposits of any Currency in the applicable interbank market for the applicable Currency, then the Administrative Agent shall have the rights specified in Section 4.4(c).

(c) Administrative Agent’s and Lender’s Rights. In the case of any event specified in Section 4.4(a) above, the Administrative Agent shall promptly notify the Lenders and the Borrowers thereof, and in the case of an event specified in Section 4.4(b) above, such Lender shall promptly so notify the Administrative Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Administrative Agent shall promptly send copies of such notice and certificate to the other Lenders and the Borrowers.

(i) Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (i) the Lenders, in the case of such notice given by the Administrative Agent, or (ii) such Lender, in the case of such notice given by such Lender, to allow the Borrowers to select, convert to, renew, or continue a Loan under the affected Interest Rate Option in each such Currency shall be suspended (to the extent of the affected Interest Rate Option, or the applicable Interest Periods) until the Administrative Agent shall have later notified the Borrowers, or such Lender shall have later notified the Administrative Agent, of the Administrative Agent’s or such Lender’s, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist.

(ii) Upon a determination by the Administrative Agent under Section 4.4(a), (a) if any Borrower has previously notified the Administrative Agent of its selection of, conversion to or renewal of an affected Interest Rate Option, and such Interest Rate Option has not yet gone into effect, such notification shall (i) with regard to any such pending request for Loans denominated in Dollars, be deemed to provide for selection of, conversion to or renewal of the Base Rate Option otherwise available with respect to such Loans in the amount specified therein and (ii) with regard to any such pending request for Loans denominated in an Alternative Currency, be deemed ineffective (in each case to the extent of the affected Interest Rate Option, or the applicable Interest Periods), (b) any outstanding affected Loans denominated in Dollars shall be deemed to have been converted into Base Rate Loans immediately or, in the case of Term Rate Loans, at the end of the applicable Interest Period, and (c) any outstanding affected Loans denominated in an Alternative Currency shall, at the Borrower’s election, either be converted into Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) immediately or, in the case of Term Rate Loans, at the end of the applicable Interest Period or prepaid in full immediately or, in the case of Term Rate Loans, at the end of the applicable Interest Period; provided, however that absent notice from a Borrower of conversion or prepayment, such Loans shall automatically be converted to Base Rate Loans (in an amount equal to the Dollar Equivalent of such Alternative Currency).

(iii) If any Lender notifies the Administrative Agent of a determination under Section 4.4(b), each Borrower shall, subject to the Borrowers’ indemnification Obligations under Section 5.10, as to any Loan of the Lender to which an affected Interest Rate Option applies, on the date specified in such notice either convert such Loan to the Base Rate Option otherwise available with respect to such Loan (which shall be, with respect to Loans denominated in an Alternative Currency, in an amount equal to the Dollar

Equivalent of such Alternative Currency) or prepay such Loan in accordance with Section 5.2. Absent due notice from the Borrowers of conversion or prepayment, such Loan shall automatically be converted to the Base Rate Option otherwise available with respect to such Loan (which shall be, with respect to Loans denominated in an Alternative Currency, in an amount equal to the Dollar Equivalent of such Alternative Currency) upon such specified date.

(d) Benchmark Replacement Setting.

(i) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document (and any agreement executed in connection with an Interest Rate Hedge shall be deemed not to be a “Loan Document” for purposes of this clause (d)), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark for any Currency, then (A) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (B) if a Benchmark Replacement is determined in accordance with clause (2), (3), (4) or (5) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice from Lenders comprising the Required Lenders of objection to (i) with respect to a Benchmark Replacement determined in accordance with clause (2), (3) or (4) of the definition of “Benchmark Replacement”, the related Benchmark Replacement Adjustment and (ii) with respect to a Benchmark Replacement determined in accordance with clause (5) of the definition of “Benchmark Replacement”, such Benchmark Replacement.

(ii) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent may make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrowers and the Lenders of (A) the implementation of any Benchmark Replacement, and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption, or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrowers of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (iv) below and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document except, in each case, as expressly required pursuant to this Section.

(iv) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate or based on a term rate and either (I) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (II) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor; and (B) if a tenor that was removed pursuant to clause (A) above either (I) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (II) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Benchmark Unavailability Period. Upon the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, any Borrower may revoke any pending request for a Loan bearing interest based on or with reference to such Benchmark or conversion to or continuation of Loans bearing interest based on or with reference to such Benchmark to be made, converted or continued during any Benchmark Unavailability Period and, failing that, each applicable Borrower will be deemed to have converted any such request into a request for a Loan or conversion to Loans denominated in Dollars (in the case of Loans denominated in an Alternative Currency, in an amount equal to the Dollar Equivalent of such Alternative Currency) bearing interest under the Base Rate Option. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

(vi) Definitions. As used in this Section:

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Currency, as applicable, if such Benchmark for such Currency is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor of such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (iv) of this Section.

“Benchmark” means, initially, with respect to Obligations, interest, fees, commissions, or other amounts denominated in, or calculated with respect to, (a) Dollars, SOFR and the Term SOFR Reference Rate, (b) Euros, Sterling, Canadian Dollars, Mexican Pesos, Swiss Francs or Yen, the Daily Simple RFR applicable for such Currency, (c) Canadian Dollars, the Term RFR applicable for such Currency or (d) Euros, Yen, Australian Dollars, Swedish Krona, Hong Kong Dollars, the Eurocurrency Rate applicable for such Currency; provided that if a Benchmark Transition Event has occurred with respect to the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to this Section.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first applicable alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1) where the Benchmark is the Term SOFR Rate, Daily Simple SOFR;

(2) where the Benchmark is EURIBOR, the sum of: (A) Daily Simple RFR for Euros (€STR) and (B) the related Benchmark Replacement Adjustment;

(3) where the Benchmark is TIBOR, the sum of: (A) Daily Simple RFR for Yen (TONAR) and (B) the related Benchmark Replacement Adjustment;

(4) where the Benchmark is the Term CORRA Reference Rate, the sum of: (A) the Daily Simple RFR for Canadian Dollars (CORRA) and (B) the related Benchmark Replacement Adjustment; and

(5) the sum of (A) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrowers, giving due consideration to (x) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (y) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for syndicated credit facilities denominated in the applicable Currency at such time and (B) the related Benchmark Replacement Adjustment;

provided, that if the Benchmark Replacement as determined pursuant to the foregoing would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents; and provided further, that any Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its sole discretion.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrowers, giving due consideration to (A) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Currency at such time.

“Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark for any Currency:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (A) the date of the public statement or publication of information referenced therein and (B) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date determined by the Administrative Agent, which date shall promptly follow the date of the public statement or publication of information referenced therein;

For the avoidance of doubt, if such Benchmark is a term rate or is based on a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark for any Currency:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by an Governmental Authority having jurisdiction over the Administrative Agent, the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, the central bank for the Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) or an Governmental Authority having jurisdiction over the Administrative Agent announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if such Benchmark is a term rate or is based on a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for any Currency for all purposes hereunder and under any Loan Document in accordance with this Section 4.4(d) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for such Currency for all purposes hereunder and under any Loan Document in accordance with this Section 4.4(d).

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

4.5 Selection of Interest Rate Options. If any Borrower fails to select a new Interest Period to apply to any Borrowing Tranche of Loans under any Term Rate Loan Option at the expiration of an existing Interest Period applicable to such Borrowing Tranche in accordance with Section 2.5, then, unless such Borrowing Tranche is repaid as provided herein, such Borrower shall be deemed to have selected that such Borrowing Tranche shall automatically be continued under the applicable Term Rate Loan Option in its original Currency with an Interest Period of one (1) month at the end of such Interest Period. If any Borrower provides any Loan Request related to a Loan at the Eurocurrency Rate, Term RFR or Term SOFR Rate, but fails to identify an Interest Period therefor, such Loan Request shall be deemed to request an Interest Period of one (1) month. Any Loan Request that fails to select an Interest Rate Option shall be deemed to be a request for the Base Rate Option. If no election as to Currency is specified in the applicable Loan Request, then the requested Loans shall be made in Dollars.

ARTICLE 5

PAYMENTS; TAXES; YIELD MAINTENANCE

5.1 Payments. All payments and prepayments to be made in respect of principal, interest, Commitment Fees, Letter of Credit Fees, Administrative Agent’s Fee or other fees or amounts due from the Borrowers hereunder shall be payable prior to (i) except with respect to principal and interest on Loans denominated in an Alternative Currency, 11:00 a.m. Eastern Time and (ii) with respect to principal and interest on Loans denominated in an Alternative Currency, the Applicable Time specified by the Administrative Agent, on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrowers, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue. Such payments shall be made to the Administrative Agent at the Principal Office for the account of the Swingline Loan Lender with respect to the Swingline Loans and for the ratable accounts of the Lenders with respect to the Revolving Credit Loans or Term Loans in the same Currency in which such Loan was funded, in Same Day Funds, and the Administrative Agent shall promptly distribute such amounts to the Lenders in Same Day Funds; provided that in the event payments are received by the Administrative Agent by (i) except with respect to principal and interest on Loans denominated in an Alternative Currency, 11:00 a.m. Eastern Time and (ii) with respect to principal and interest on Loans denominated in an Alternative Currency, the Applicable Time specified by the Administrative Agent, and such payments are not distributed to the Lenders on the same day received by the Administrative Agent, the Administrative Agent shall pay the Lenders interest at the Overnight Bank Funding Rate with respect to the amount of such payments for each day held by the Administrative Agent and not distributed to the Lenders. The Administrative Agent’s statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. All fees hereunder, under the Administrative Agent’s Letter, and any other Loan Document shall be payable in Dollars.

5.2 Voluntary Prepayments.

(a) Right to Prepay. Each Borrower shall have the right at its option from time to time to prepay the Loans in whole or part without premium or penalty (except as provided in Section 5.13, Section 5.8 and Section 5.10). Whenever a Borrower desires to prepay any part of the Loans (other than a Swingline Loan), it shall provide a prepayment notice to the Administrative Agent by 1:00 p.m. Eastern Time (i) at least one (1) Business Day prior to the date of prepayment of the Revolving Credit Loans or Term Loans that bear interest at the Base Rate Option; (ii) at least three (3) Business Days prior to the date of prepayment of the Revolving Credit Loans or Term Loans denominated in U.S. Dollars that bear interest at the Term SOFR Rate Option or Daily Simple SOFR Option; (iii) at least four (4) Business Days prior to the date of prepayment of the Revolving Credit Loans or Term Loans denominated in Alternative Currencies that bear interest at the Eurocurrency Rate Option; (iv) at least four (4) Business Days prior to the date of prepayment of the Revolving Credit Loans or Term Loans denominated in Alternative Currencies that bear interest at the Daily Simple RFR Option; or (v) at least four (4) Business Days prior to the date of prepayment of the Revolving Credit Loans or Term Loans denominated in Alternative Currencies that bear interest at the Term RFR Option. Whenever a Borrower desires to prepay any part of the Swingline Loans, it shall provide a prepayment notice to the Administrative Agent no later than 1:00 p.m. Eastern Time. Each prepayment notice under this Section 5.2(a) shall set forth the following information:

(i) the date, which shall be a Business Day, on which the proposed prepayment is to be made;

(ii) a statement indicating the application of the prepayment between the Revolving Credit Loans, Term Loans and Swingline Loans;

(iii) a statement indicating the application of the prepayment among Loans to which the Base Rate Option applies; Term SOFR Rate Option applies; Daily Simple SOFR Option applies; the Daily Simple RFR Option applies; the Eurocurrency Rate Option applies; or the Term RFR Option applies;

(iv) the Currency of such Loan and total principal amount of such prepayment, which shall not be less than the lesser of (x) the Revolving Facility Usage or (y) the minimum amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.5 (or, in the case of any Loan that may not be requested pursuant to Section 2.5, in such amount that would be permitted in the case of an advance of a Revolving Credit Loan of the same currency as provided in Section 2.5).

All prepayment notices shall be irrevocable. The principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made. All Term Loan prepayments permitted pursuant to this Section 5.2 shall be applied to the unpaid installments of principal of the Term Loans as directed by the Company (or, in the absence of any such direction, on a pro rata basis to all remaining installments thereof, including any amount payable on the Maturity Date). Except as provided in Section 4.4(c), if a Borrower prepays a Loan but fails to specify the applicable Borrowing Tranche which such Borrower is prepaying, the prepayment shall be applied (1) first to Revolving Credit Loans and then to Term Loans; and (2) after giving effect to the allocations in clause (1) above and in the preceding sentence, first to Base Rate Loans, then to other Daily Rate Loans denominated in Dollars, then to Term Rate Loans denominated in Dollars, then to Daily RFR Loans, then to Term RFR Loans and then to Eurocurrency Rate Loans. Any prepayment hereunder shall be subject to the Borrower’s Obligation to indemnify the Lenders under Section 5.10.

5.3 Mandatory Prepayments. If the Administrative Agent notifies the Borrowers at any time that the Dollar Equivalent of the Revolving Facility Usage denominated in Alternative Currencies exceeds an amount equal to 105% of the aggregate amount of the Revolving Credit Commitments then, within five (5) Business Days after receipt of such notice, the Borrowers shall prepay Loans or Cash Collateralize Letters of Credit in an aggregate amount sufficient to reduce such amount as of such date of payment to an amount not to exceed 100% of the aggregate amount of the Revolving Credit Commitments.

5.4 Pro Rata Treatment of Lenders. Each borrowing of Revolving Credit Loans shall be allocated to each Lender according to its Ratable Share, and each selection of, conversion to or renewal of any Interest Rate Option and Each borrowing of Revolving Credit Loans shall be allocated to each Lender according to its Ratable Share, and each selection of, conversion to or renewal of any Interest Rate Option and each payment or prepayment by a Borrower with respect to principal, interest, Commitment Fees and Letter of Credit Fees (but excluding the Administrative Agent’s Fee and each Issuing Lender’s fronting fee) shall (except as otherwise may be provided with respect to a Defaulting Lender and except as provided in Sections 4.4(c) in the case of an event specified in Section 4.4, 5.8 or 5.13) be payable ratably among the Lenders entitled to such payment in accordance with the amount of principal, interest, Commitment Fees and Letter of Credit Fees, as specified in this Agreement. Notwithstanding any of the foregoing, each borrowing or payment or prepayment by a Borrower of principal, interest, fees or other amounts from a Borrower with respect to Swingline Loans shall be made by or to the Swingline Loan Lender according to Section 2.6(e).

5.5 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff, counterclaim or banker’s lien or other any right, by receipt of voluntary payment, by realization upon security, or by any other non-pro rata source, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than the pro-rata share of the amount such Lender is entitled thereto, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by Law (including court order) to be paid by the Lender or the holder making such purchase; and

(ii) the provisions of this Section 5.5 shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of the Loan Documents (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or Participation Advances to any assignee or participant.

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

5.6 Administrative Agent’s Clawback.

(a) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender (x) in the case of Loans to which the Base Rate Option applies, prior to 12:00 noon Eastern Time on the proposed Borrowing Date of such Borrowing Tranche of Loans and (y) otherwise, prior to the proposed date of any Borrowing Tranche of Loans that such Lender will not make available to the Administrative Agent such Lender’s Ratable Share, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.6(a) or Section 3.2 and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing Tranche of Loans available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Overnight Bank Funding Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by the Borrowers, the interest rate applicable to Loans under the Base Rate Option. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Borrowing Tranche of Loans to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing Tranche of Loans. Any payment by the Borrowers shall be without prejudice to any claim any Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lenders hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lenders, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Lenders, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Overnight Bank Funding Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

5.7 Interest Payment Dates. As to any Loans to which the Base Rate Option, Daily Simple SOFR Option or the Daily Simple RFR Option for the applicable Currency applies, interest shall be due and payable in arrears on each Payment Date. As to any Loans to which a Term Rate Loan Option applies, interest shall be due and payable on the last day of each Interest Period for those Loans and, if such Interest Period is longer than three (3) months, also at the end of each three (3)-month period during such Interest Period. Interest on mandatory prepayments of principal under Section 5.3 shall be due on the date such mandatory prepayment is due. Interest on the principal amount of each Loan or other monetary Obligation shall be due and payable on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the stated Maturity Date, upon acceleration or otherwise). Interest shall be computed to, but excluding, the date payment is due.

5.8 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities” in Regulation D)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or any Issuing Lender;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender, any Issuing Lender, or the relevant market, any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, such Issuing Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, such Issuing Lender or other Recipient, the Borrowers will pay to such Lender, such Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered; provided that upon the occurrence of any Change in Law imposing a reserve percentage on any interest rate based on SOFR, a Eurocurrency Rate, a Daily Simple RFR or a Term RFR, the Administrative Agent, in its reasonable discretion, may modify the calculation of each such SOFR-, Eurocurrency Rate-, Daily Simple RFR- or a Term RFR- based interest rate to add (or otherwise account for) such reserve percentage.

(b) Capital Requirements. If any Lender or a Issuing Lender determines that any Change in Law affecting such Lender or such Issuing Lender or any Lending Office of such Lender or such Lender’s or such Issuing Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Lender’s capital or on the capital of such Lender’s or such Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Lender’s policies and the policies of such Lender’s or such Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or an Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrowers shall be conclusive absent manifest error. The Borrowers shall pay such Lender or such Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or any Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Lender’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or such Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or such Issuing Lender, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof).

5.9 Taxes.

(a) Issuing Lender. For purposes of this Section 5.9, the term “Lender” includes the Issuing Lender and the term “applicable Law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.9) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.9) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of any of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.8(a) relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 5.9(e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to an Governmental Authority pursuant to this Section 5.9, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by any Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by any Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by a Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by a Borrower or the Administrative Agent as will enable any Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation specified in Section 5.9(g)(ii)(1), (ii)(2) and (ii)(4) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that each Borrower is a U.S. Borrower,

(1) any Lender that is a U.S. Person shall deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of any Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(2) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of any Borrower or the Administrative Agent), whichever of the following is applicable:

(I) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN-E (or W-8BEN if applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN if applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II) executed originals of IRS Form W-8ECI;

(III) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN-E (or W-8BEN if applicable); or

(IV) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN if applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(3) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of any Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(4) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by any Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by any Borrower or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (4), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.9 (including by the payment of additional amounts pursuant to this Section 5.9), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5.9 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party incurred in connection with obtaining such refund, shall repay to such indemnified party the amount paid over pursuant to this Section 5.9(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 5.9(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5.9(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 5.9 shall survive the resignation of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations.

5.10 Indemnity. In addition to the compensation or payments required by Section 5.8 or Section 5.9, each Borrower shall indemnify each Lender against all liabilities, losses or expenses (including loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain any Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract) which such Lender sustains or incurs as a consequence of any:

(a) payment, prepayment, conversion or renewal of any Loan to which (i) the Term Rate Loan Option applies on a day other than the last day of the corresponding Interest Period or (ii) the Daily Simple RFR Option applies on a day other than the Payment Date therefor, in each case whether or not any such payment or prepayment is mandatory, voluntary, or automatic and whether or not any such payment or prepayment is then due;

(b) attempt by any Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Loan Requests under Section 2.5 or notice relating to prepayments under Section 5.2 or failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Loan under the Base Rate Option on the date or in the amount notified by a Borrower,

(c) any assignment of a Loan under (i) the Term Rate Loan on a day other than the last day of the Interest Period therefor or (ii) the Daily Simple RFR Option on a day other than the Payment Date therefor, as a result of a request by the Borrowers pursuant to Section 5.13; or

(d) the failure of the Borrowers to make any payment of any Loan or drawing under any Letter of Credit (or interest due thereof) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency.

If any Lender sustains or incurs any such loss or expense, it shall from time to time notify the Borrowers of the amount determined in good faith by such Lender (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Lender shall deem reasonable) to be necessary to indemnify such Lender for such loss or expense. Such notice shall specify in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrowers to such Lender twenty (20) says after such notice is given.

5.11 Settlement Date Procedures. In order to minimize the transfer of funds between the Lenders and the Administrative Agent, any Borrower may borrow, repay and reborrow Swingline Loans and the Swingline Loan Lender may make Swingline Loans as provided in Section 2.1(b) during the period between Settlement Dates. The Administrative Agent shall notify each Lender of its Ratable Share of the total of the Revolving Credit Loans and the Swingline Loans (each, a “Required Share”). On such Settlement Date, each Lender shall pay to the Administrative Agent the amount equal to the difference between its Required Share and its Revolving Credit Loans, and the Administrative Agent shall pay to each Lender its Ratable Share of all payments made by the Borrowers to the Administrative Agent with respect to the Revolving Credit Loans. The Administrative Agent shall also effect settlement in accordance with the foregoing sentence on the proposed Borrowing Dates for Revolving Credit Loans and on any mandatory prepayment date as provided for herein and may at its option effect settlement on any other Business Day. These settlement procedures are established solely as a matter of administrative convenience, and nothing contained in this Section 5.11 shall relieve the Lenders of their obligations to fund Revolving Credit Loans on dates other than a Settlement Date pursuant to Section 2.1(b). The Administrative

Agent may at any time at its option for any reason whatsoever require each Lender to pay immediately to the Administrative Agent such Lender’s Ratable Share of the outstanding Revolving Credit Loans and each Lender may at any time require the Administrative Agent to pay immediately to such Lender its Ratable Share of all payments made by the Borrowers to the Administrative Agent with respect to the Revolving Credit Loans.

5.12 Cash Collateral. At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent or the applicable Issuing Lender (with a copy to the Administrative Agent) the Borrowers shall Cash Collateralize such Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.9(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(a) Grant of Security Interest. Each Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of any applicable Issuing Lender, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letter of Credit Obligations, to be applied pursuant to clause (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the applicable Issuing Lender as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrowers will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 5.12 or Section 2.9 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce an Issuing Lender’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 5.12 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and such Issuing Lender that there exists excess Cash Collateral; provided that, subject to Section 2.9, the Person providing Cash Collateral and such Issuing Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrowers, such Cash Collateral shall remain subject to the security interest granted pursuant to Section 5.12(a) above.

5.13 Replacement of a Lender. If any Lender requests compensation under Section 5.8, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.9 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 5.13, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.8), all of its interests, rights (other than its existing rights to payments pursuant to Section 5.8 or Section 5.9) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(a) the Borrowers shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 12.8;

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letter of Credit Borrowings, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.10) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 5.8 or payments required to be made pursuant to Section 5.9, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable Law; and

(e) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling a Borrower to require such assignment and delegation cease to apply.

5.14 Designation of a Different Lending Office. If any Lender requests compensation under Section 5.8, or any Borrower is or will be required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.9, then such Lender shall (at the request of the Borrowers) use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.8 or Section 5.9, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

Each Borrower, jointly and severally, represents and warrants to the Administrative Agent and each of the Lenders as follows:

6.1 Organization; Powers. Each of the Borrowers and its Subsidiaries is duly organized or formed, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing (to the extent such concept is applicable in the relevant jurisdiction) in, every jurisdiction where such qualification is required.

6.2 Authorization; Enforceability. The Transactions are within each Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, stockholder or shareholder action. Each Loan Document to which each Loan Party is a party has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

6.3 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority as a condition to the effectiveness, enforceability or performance thereof, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate (i) in any material respect any applicable law or regulation or any order of any Governmental Authority or (ii) the charter, by-laws, memorandum and articles of association or other organizational documents of any Borrower or any of its Subsidiaries, (c) will not violate in any material respect or result in a default under any material indenture, agreement or other instrument binding upon any Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by any Borrower or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of any Borrower or any of its Subsidiaries except Liens created under the Loan Documents.

6.4 Financial Condition; No Material Adverse Change.

(a) The Company has heretofore furnished to the Lenders its (i) audited consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows as for the fiscal years ended June 30, 2024 and June 30, 2025, setting forth in each case in comparative form the figures for the previous fiscal year, reported on by Deloitte, independent public accountants and (ii) consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for the fiscal quarter ended September 30, 2025 and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year (the “Statements”). Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.

(b) Since June 30, 2025, there has been no Material Adverse Change.

6.5 Properties.

(a) Each of the Borrowers and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) Each of the Borrowers and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by such Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any failure to so own or license or any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

6.6 Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Borrower, threatened against or affecting any Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.

(b) No Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability, except where such failure, liability or claims could not reasonably be expected to result in a Material Adverse Effect.

6.7 Compliance with Laws and Agreements. Each of the Borrowers and its Subsidiaries is in compliance with: (i) all laws, regulations and orders of any Governmental Authority applicable to it or its property and (ii) all indentures, agreements and other instruments binding upon it or its property, except in each case where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Potential Default or Event of Default has occurred and is continuing.

6.8 Investment Company Status. No Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

6.9 Taxes. Each of the Borrowers and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except in each case (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

6.10 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $20,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $20,000,000 the fair market value of the assets of all such underfunded Plans. With respect to each Foreign Pension Plan, none of the Company, its ERISA Affiliates (including any UK Relevant Entity) or any of its directors, officers, employees or agents has engaged in a transaction, or other act or omission (including entering into this Agreement and any act done or to be done in connection with this Agreement), that has subjected, or could reasonably be expected to subject, the Company or any of the Subsidiaries, directly or indirectly, to any penalty (including any tax or civil penalty), fine, claim or other liability (including any liability under a Contribution Notice or Financial Support Direction, or any liability or amount payable under section 75 or 75A of the United Kingdom Pensions Act 1995), that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect and there are no facts or circumstances which may give rise to any such penalty, fine, claim, or other liability.

6.11 Disclosure.

(a) Each Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of any Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished but excluding information of a general economic or industry nature), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

(b) As of the Closing Date, to the best knowledge of the Company, the information included in the Beneficial Ownership Certification provided on or prior to the Closing Date to any Lender in connection with this Agreement is true and correct in all respects.

6.12 Collateral Documents. The security interests created in favor of the Administrative Agent for the benefit of the Secured Parties, under each Collateral Document constitute perfected security interests in the Collateral described in such Collateral Document under the governing law of such Collateral Document, to the extent perfection thereof is required under such Collateral Documents, subject to no security interests of any other Person, except as permitted by such Collateral Document. No filings or recordings are required in order to perfect (or maintain the perfection or priority of) the security interests created in the Collateral under any Collateral Document, to the extent perfection thereof is required under such Collateral Documents, other than filings or recordings that have been made, except where the Administrative Agent has determined that the time or expense of such perfection is not justified by the value of such Collateral.

6.13 Subsidiaries As of the Closing Date, the Company has no Subsidiaries other than those Subsidiaries listed on Schedule 6.13. Schedule 6.13 correctly sets forth, as of the Closing Date, (i) the percentage ownership (direct or indirect) of the Company in each class of capital stock or other equity of its Subsidiaries and also identifies the direct owner thereof, and (ii) the jurisdiction of organization of each such Subsidiary. Schedule 6.13 correctly identifies those Subsidiaries which constitute Material Subsidiaries and which constitute Material Foreign Subsidiaries as of the Closing Date.

6.14 Regulation U. Margin stock (as defined in Regulation U of the Board) constitutes less than 25% of the value of those assets of each Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder. Neither the making of any Loan or issuance of any Letters of Credit hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, Regulation U or Regulation X of the Board.

6.15 Solvency. On the Closing Date and on the date of each Borrowing and other credit extension hereunder, after giving effect to the consummation of the transactions contemplated hereby and by the Loan Documents and the payment of all fees, costs and expenses payable by the Borrowers with respect to the transactions contemplated hereby and by the Loan Documents and such Borrowing or other credit extension, the Borrowers and their Subsidiaries, on a consolidated basis, are Solvent.

6.16 Material Agreements. No Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. No Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (a) any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect or (b) any agreement governing Material Indebtedness.

6.17 Foreign Pension Plan. Each Foreign Pension Plan has been maintained in substantial compliance with its terms and in compliance with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities except where any such failure could not reasonably be expected to result in payment obligations of a Borrower and its Subsidiaries (or the acceleration of such payment obligations) aggregating more than $20,000,000. All contributions required to be made with respect to a Foreign Pension Plan have been timely made. No Borrower nor any of its Subsidiaries has incurred any material obligation in connection with the termination of or withdrawal from any Foreign Pension Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of the applicable Borrower’s most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities.

6.18 Labor Relations. No Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no significant unfair labor practice complaint pending against any Borrower or any of its Subsidiaries or, to the best knowledge of each Borrower, threatened against any of them before the National Labor Relations Board or any similar Governmental Authority in any jurisdiction, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is so pending against any Borrower or any of its Subsidiaries or, to the best knowledge of each Borrower, threatened against any of them, (b) no significant strike, labor dispute, slowdown or stoppage is pending against any Borrower or any of its Subsidiaries or, to the best knowledge of each Borrower, threatened against any Borrower or any of its Subsidiaries and (c) to the best knowledge of each Borrower, no question concerning union representation exists with respect to the employees of any Borrower or any of its subsidiaries, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

6.19 Sanctions; International Trade, Anti-Money Laundering and Anti-Corruption Laws. No Covered Entity nor any of its directors, officers, or employees, nor, to the knowledge of any Loan Party, any agents or affiliates acting on behalf of any Covered Entity: (a) is a Sanctioned Person; (b) does business in or with, or derives any of its income, directly or indirectly, from any Sanctioned Person or any Sanctioned Jurisdiction; or (c) is in violation of, or is, directly or indirectly, taking any action that could cause any Covered Entity to be in violation of, applicable International Trade Laws, Sanctions, Anti-Money Laundering Laws, or Anti-Corruption Laws. No Covered Entity nor any of its directors, officers, or employees, nor to the knowledge of any Loan Party, any agents or affiliates acting on behalf of any Covered Entity: (x) is in receipt of any notice or communication from any Compliance Authority that alleges, or otherwise pertains to, an actual or potential violation of any International Trade Laws, Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws; or (y) is the target or subject of any investigation, or has received any request for information, involving any allegation relating to a violation of any International Trade Laws, Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws by an Governmental Authority. Each Covered Entity has instituted, maintains, and enforces policies and procedures reasonably designed to ensure compliance with applicable International Trade Laws, Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws. There is no Covered Property pledged as Collateral.

6.20 Affected Financial Institution. No Loan Party is an Affected Financial Institution.

6.21 Plan Assets; Prohibited Transactions. No Borrower nor any of its Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations), and, based upon reliance of the accuracy of the representations set forth in Section 11.14, neither the execution, delivery nor performance of the Transactions, including the making of any Loan and the issuance of any Letter of Credit hereunder, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

6.22 Outbound Investment Rules. No Borrower nor any of its Subsidiaries is a ‘covered foreign person’ as that term is used in the Outbound Investment Rules. No Borrower nor any of its Subsidiaries currently engages, or has any present intention to engage in the future, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if such Loan Party were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

ARTICLE 7

CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT

The obligation of each Lender to make Loans and of the Issuing Lender to issue Letters of Credit hereunder is subject to the performance by each of the Loan Parties of its Obligations to be performed hereunder at or prior to the making of any such Loans or issuance of such Letters of Credit and to the satisfaction of the following further conditions:

7.1 Initial Loans and Letters of Credit.

(a) Deliveries. On the Closing Date, the Administrative Agent shall have received each of the following in form and substance satisfactory to the Administrative Agent:

(i) a certificate of each of the Loan Parties signed by an Authorized Officer, dated the Closing Date stating that (x) no Material Adverse Change has occurred since the date of the last audited financial statements of the Company delivered to the Administrative Agent (and the Administrative Agent and Required Lenders shall not have otherwise determined) and (y) the conditions specified in Section 7.1 and Section 7.2 have been satisfied;

(ii) a certificate dated the Closing Date and signed by the Secretary or an Assistant Secretary of each of the Loan Parties, certifying as appropriate as to: (A) all action taken by each Loan Party to validly authorize, duly execute and deliver this Agreement and the other Loan Documents and attaching copies of such resolution or other corporate or organizational action; (B) the names, authority and capacity of the Authorized Officers authorized to sign the Loan Documents and their true signatures; and (C) copies of its organizational documents as in effect on the Closing Date, to the extent applicable, certified as of a sufficiently recent date prior to the Closing Date by the appropriate state official where such documents are filed in a state office together with certificates from the appropriate state officials as to due organization and the continued valid existence, good standing and qualification to engage in its business of each Loan Party in the state of its organization and in each state where conduct of business or ownership or lease of properties or assets requires such qualification;

(iii) this Agreement and each of the other Loan Documents duly executed by the parties thereto;

(iv) appropriate transfer powers and stock or other certificates evidencing the pledged Collateral;

(v) written opinion(s) of counsel for the Loan Parties, dated the Closing Date and in form and substance satisfactory to the Administrative Agent;

(vi) all material consents, licenses and approvals required for the delivery and performance by any Loan Party of any Loan Document and the enforceability of any Loan Document against such Loan Party, certified by an Authorized Officer that each is in full force and effect and none other is so required or necessary;

(vii) evidence that all Indebtedness not permitted under Section 9.1 shall have been paid in full and that all necessary termination statements, release statements and other releases in connection with all Liens (other than Liens permitted under Section 9.2) have been filed or satisfactory arrangements have been made for such filing (including payoff letters, if applicable, in form and substance reasonably satisfactory to the Administrative Agent);

(viii) Lien searches in acceptable scope and with acceptable results;

(ix) a certificate of an Authorized Officer of the Company as to the Solvency of each of the Loan Parties taken as a whole after giving effect to the transactions contemplated by this Agreement;

(x) the Statements and the Projections; and

(xi) such other documents in connection with such transactions as the Administrative Agent or its counsel may reasonably request.

(b) Certificate of Beneficial Ownership; USA PATRIOT Act Diligence. The Administrative Agent and each Lender shall have received, in form and substance acceptable to the Administrative Agent and each Lender an executed Certificate of Beneficial Ownership and such other documentation and other information requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(c) Payment of Fees. The Borrowers shall have paid all fees and expenses payable on or before the Closing Date in Dollars as required by this Agreement, the Administrative Agent’s Letter, or any other Loan Document.

Without limiting the generality of the provisions of the last paragraph of Section 11.3, for purposes of determining compliance with the conditions specified in this Section 7.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

7.2 Each Loan or Letter of Credit. At the time of making any Loans or issuing, extending or increasing any Letters of Credit and after giving effect to the proposed extensions of credit: (a) the representations and warranties of the Loan Parties shall then be true and correct in all material respects (unless qualified by materiality or reference to the absence of a Material Adverse Change, in which event shall be true and correct), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 7.2, the representations and warranties contained in Section 6.4 shall be deemed to refer to the most recent statements furnished pursuant to Section 8.1, (b) no Event of Default or Potential Default shall have occurred and be continuing or would result from such Loan or Letter of Credit or the application of the proceeds thereof, (c) the making of the Loans or issuance, extension or increase of such Letter of Credit shall not contravene any Law applicable to any Loan Party or Subsidiary of any Loan Party or any of the Lenders, and (d) the Company shall have delivered to the Administrative Agent a duly executed and completed Loan Request or to the Issuing Lender an application for a Letter of Credit, as the case may be. Each Loan Request and Letter of Credit application shall be deemed to be a representation that the conditions specified in Section 7.1 and this Section 7.2 have been satisfied on or prior to the date thereof.

ARTICLE 8

AFFIRMATIVE COVENANTS

Each Borrower hereby covenants and agrees that until the Facility Termination Date, each Borrower shall comply at all times with the following covenants:

8.1 Financial Statements; Ratings Change and Other Information. The Company will furnish to the Administrative Agent and each Lender:

(a) within 90 days after the end of each fiscal year of the Company (or 105 days if an extension has been obtained for the filing of an equivalent periodic report under Rule 12b-25 of the General Rules and Regulations under the Securities Exchange Act of 1934), its audited consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company (or 60 days if an extension has been obtained for the filing of an equivalent periodic report under Rule 12b-25 of the General Rules and Regulations under the Securities Exchange Act of 1934), its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, (i) a certificate in the form of Exhibit F (a “Compliance Certificate”) of a Financial Officer of the Company (A) certifying as to whether a Potential Default or Event of Default has occurred and, if a Potential Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (B) setting forth reasonably detailed calculations demonstrating compliance with Sections 9.12 and 9.13, (C) setting forth a reasonably detailed summary of all outstanding Permitted Securitizations, factoring or similar facilities, and (D) notifying the Administrative Agent of any Commercial Tort Claims (as defined in the Security Agreement) under U.S. state or federal law (to the extent held by a Loan Party that is a Domestic Subsidiary), U.S. federally registered Copyrights, Patents or Trademarks (each term as defined in the Security Agreement) of a Loan Party not previously disclosed to the Administrative Agent and which, in the case of such U.S. federally registered Copyrights, Patents or Trademarks, have been registered with any Governmental Authority, and (ii) if there has occurred any change in GAAP since the date of the previous financial statements delivered under clause (a) or (b) above which would affect the calculations under Section 9.12 or 9.13 or any other limitation contained in this agreement, a reconciliation between calculations of such covenant or limitation made before and after giving effect to such change in GAAP; provided, however, that if the Company in good faith regards the extent to which any such change in GAAP would affect such calculations as immaterial, it may, in lieu of providing such reconciliation, deliver at the same time as it delivers such certificate a written description of the applicable change in GAAP and shall be obligated to provide such reconciliation only if it is requested to do so by the Administrative Agent within ten (10) Business Days after delivery of such certificate (and if so requested, shall do so within ten (10) Business Days after such request (or such greater number of days to which the Administrative Agent may agree));

(d) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, as the case may be; and

(e) promptly following any request therefor, (x) such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request and (y) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

Documents required to be delivered pursuant to Sections 8.1(a), (b) or (d) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet or such documents become available on EDGAR; provided that the Company shall deliver paper or electronic copies of such documents to the Administrative Agent or any Lender that requests the Company to deliver copies of such documents until a written request to cease delivering such copies is given by the Administrative Agent or such Lender. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery to it and maintaining its copies of such documents.

8.2 Notices of Material Events. The Borrowers will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Potential Default or Event of Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Borrower or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event (or comparable event with respect to a Foreign Pension Plan) that, alone or together with any other ERISA Events (or comparable events with respect to a Foreign Pension Plan) that have occurred, could reasonably be expected to result in liability of any Borrower and its Subsidiaries in an aggregate amount exceeding $20,000,000;

(d) any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification;

(e) (i) the occurrence of any investigation or proposed investigation by the Pensions Regulator which may lead to the issue of a Financial Support Direction or a Contribution Notice to the Company, its ERISA Affiliates or any of their Subsidiaries and (ii) if it receives a Financial Support Direction or a Contribution Notice from the Pensions Regulator, in each case that could reasonably be expected to have a Material Adverse Effect; and

(f) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of a Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

8.3 Existence; Conduct of Business. Each Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises required to carry on its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 9.3.

8.4 Payment of Obligations. Each Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

8.5 Maintenance of Properties; Insurance. Each Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property necessary to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, (i) insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations and (ii) all insurance required pursuant to the Collateral Documents.

8.6 Books and Records; Inspection Rights. Each Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities sufficient to permit the preparation of the consolidated financial statements of the Company and its Subsidiaries in accordance with GAAP. Each Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested (and, in the case of any Lender, at such Lender’s expense). Each Borrower acknowledges that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain reports pertaining to each Borrower and its Subsidiaries’ assets for internal use by the Administrative Agent and the Lenders.

8.7 Compliance with Laws. Each Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

8.8 Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used only for general corporate purposes, including, but not limited to, acquisitions permitted hereby, refinancing of indebtedness and working capital. No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board, including Regulations T, U and X.

8.9 Further Assurances; etc.

(a) Each Borrower will, and will cause each of its Subsidiaries to, at the expense of the Borrowers, make, execute, endorse, acknowledge, file and/or deliver to the Administrative Agent from time to time such schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports, and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Collateral Documents as the Administrative Agent may reasonably require to assure the creation and continuation of perfected security interests in the Collateral and as are generally consistent with the terms of this Agreement and the Collateral Documents. Furthermore, each Borrower will, and will cause its Subsidiaries to, deliver to the Administrative Agent such opinions of counsel and other related documents as may be reasonably requested by the Administrative Agent to assure compliance with this Section 8.9.

(b) Each Borrower agrees that each action required by Section 8.9(a) shall be completed as soon as reasonably practical, but in no event later than thirty (30) days (or such greater number of days as the Administrative Agent may agree) after such action is requested to be taken by the Administrative Agent or the Required Lenders.

8.10 Ownership of Subsidiaries; etc. The Company will directly or indirectly own (a) in the case of any Person which becomes a Subsidiary after the date hereof, not less than the percentage of the Equity Interests of such Person directly or indirectly owned by the Company at the time such Person becomes a Subsidiary and (b) in each other case, 100% of the Equity Interests of each of its Subsidiaries except, in the case of Foreign Subsidiaries, director’s qualifying shares and/or other nominal amounts of shares required to be held by Persons other than the Company and its Subsidiaries under applicable law; provided that the foregoing shall not prohibit any sale or other disposition of all of the Equity Interests in any Subsidiary held by the Company and its Subsidiaries made in accordance with Section 9.3.

8.11 Additional Guarantors and Collateral.

(a) Effective upon any Domestic Subsidiary (which is not, as of the date hereof, a Material Subsidiary) becoming a Material Subsidiary (other than any SPC) or a Subsidiary Borrower, the Company shall cause such Domestic Subsidiary to, within thirty (30) days, or such longer period as the Administrative Agent may agree, after the delivery of the financial statements pursuant to Section 8.1(a) or (b) for the fiscal period at the end of which such Subsidiary becomes a Material Subsidiary (or, in the case of a Material Subsidiary acquired in a Permitted Acquisition, within thirty (30) days, or such longer period as the Administrative Agent may agree, after the closing of such Permitted Acquisition), (x) execute and deliver to the Administrative Agent for the benefit of the Secured Parties a Loan Party Joinder, (y) pledge to the Administrative Agent for the benefit of the Secured Parties a first priority security interest in substantially all personal property owned by such Person pursuant to, and to the extent required by, Collateral Documents substantially similar to the Collateral Documents and (z) with respect to any such new Loan Party, deliver any other information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation. Notwithstanding the foregoing, (i) a Domestic Subsidiary which is not a Wholly-Owned Subsidiary and which would otherwise be required by the foregoing to become a guarantor and pledgor shall not be obligated to do so for so long as it is prohibited from doing so by its charter, bylaws or other constituent documents or by the contractual terms of its joint venture or other agreement with the minority shareholders of such Domestic Subsidiary, (ii) a Domestic Subsidiary which is a Subsidiary of a Foreign Subsidiary shall not be obligated to become a guarantor or a pledgor, and (iii) an SPC shall not be obligated to become a guarantor or pledgor. The Company shall promptly notify the Administrative Agent of (i) the time at which any such Domestic Subsidiary (other than any SPC) becomes a Material Subsidiary, (ii) where appropriate, of the applicability of the preceding sentence to a Domestic Subsidiary which is a Material Subsidiary and (iii) where applicable, of the preceding sentence ceasing to be a basis for such Domestic Subsidiary not becoming a guarantor and pledgor as provided above.

(b) Effective upon any Foreign Subsidiary of the Company becoming a Material Foreign Subsidiary or a Subsidiary Borrower, the Company shall, within thirty (30) days after the delivery of the financial statements pursuant to Section 8.1(a) or (b) for the fiscal period at the end of which such Subsidiary becomes a Material Foreign Subsidiary, cause to be pledged to the Administrative Agent for the benefit of the Secured Parties a first priority security interest in the Equity Interests of such Material Foreign Subsidiary directly owned by a Loan Party (up to 65% of the total voting Equity Interests (and 100% of the non-voting Equity Interests) of such Foreign Subsidiary in the aggregate) pursuant to a pledge agreement in form satisfactory to the Administrative Agent and provide such other documentation with respect thereto, including legal opinions, as the Administrative Agent may reasonably request. The Company shall promptly notify the Administrative Agent at any time any such Foreign Subsidiary becomes a Material Foreign Subsidiary.

(c) Notwithstanding anything in this Agreement or any other Loan Document to the contrary, in no event shall any Loan Party be required to execute or deliver any Collateral Document governed by the laws of any jurisdiction outside of the United States.

8.12 People with Significant Control Regime.

(a) Each UK Borrower agrees that: (i) it shall not issue a PSC Notice to any Person unless required to do so by law; and (ii) it shall send a copy of any PSC Notice issued to any Person to the Administrative Agent within three Business Days of sending it to that Person.

(b) Each Borrower will, and will ensure each of its Subsidiaries will (a) within the relevant timeframe, comply with any notice it receives pursuant to Part 21A of the United Kingdom Companies Act 2006 from any Person incorporated in the United Kingdom whose Equity Interests are the subject to a Lien in favor of the Secured Parties and (b) within three Business Days provide the Administrative Agent with a copy of any such notice.

8.13 Sanctions; International Trade, Anti-Money Laundering and Anti-Corruption Laws. Each Loan Party shall: (a) in the event that any Collateral becomes Covered Property, promptly notify the Administrative Agent and provide to the Administrative Agent additional Collateral that is not Covered Property of at least equal value to the Collateral that became Covered Property, except to the extent prohibited by applicable Law; and (b) comply with applicable International Trade Laws, Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws and maintain and enforce policies and procedures reasonably designed to ensure compliance with all applicable International Trade Laws, Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws by each Covered Entity, each Covered Entity’s directors and officers, and any employee, agent or affiliate acting on behalf of each Covered Entity in connection with this Agreement.

8.14 Keepwell. Each Qualified ECP Loan Party jointly and severally (together with each other Qualified ECP Loan Party) hereby absolutely unconditionally and irrevocably (a) guarantees the prompt payment and performance of all Swap Obligations owing by each Non-Qualifying Party (it being understood and agreed that this guarantee is a guaranty of payment and not of collection), and (b) undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Party to honor all of such Non-Qualifying Party’s obligations under this Agreement or any other Loan Document in respect of Swap Obligations (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 8.14 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 8.14, or otherwise under this Agreement or any other Loan Document, voidable under applicable Law, including applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Loan Party under this Section 8.14 shall remain in full force and effect until the Facility Termination Date. Each Qualified ECP Loan Party intends that this Section 8.14 constitute, and this Section 8.14 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the CEA.

8.15 Post-Closing Obligations.

(a) Within thirty (30) days after the Closing Date (or such later date as the Administrative Agent shall agree in its reasonable discretion) the Company shall deliver, or cause to be delivered, to the Administrative Agent evidence that adequate insurance required to be maintained under this Agreement is in full force and effect, with additional insured and lender loss payable special endorsements attached thereto in form and substance satisfactory to the Administrative Agent and its counsel naming the Administrative Agent as additional insured and lender loss payee.

(b) Within thirty (30) days after the Closing Date (or such later date as the Administrative Agent shall agree in its reasonable discretion) the Company shall cause the Administrative Agent to have “control” (as defined in the Uniform Commercial Code) over the securities issued by DataXoom Corp. and ScanSource Agency, Inc. in a manner reasonably acceptable to the Administrative Agent.

ARTICLE 9

NEGATIVE COVENANTS

Each Borrower hereby covenants and agrees that until the Facility Termination Date:

9.1 Indebtedness. No Borrower will, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a) the Obligations and any other Indebtedness created hereunder and the other Loan Documents;

(b) Indebtedness existing on the Closing Date and set forth in Schedule 9.1, and any extensions, renewals or replacements of any such Indebtedness and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

(c) Indebtedness between and among the Borrowers and the Subsidiary Guarantors and Indebtedness arising out of Guarantees by any such Person of the Indebtedness of any other such Person;

(d) Indebtedness between and among Subsidiaries which are not Borrowers or Subsidiary Guarantors and Indebtedness arising out of Guarantees by any such Person of the Indebtedness of any other such Person;

(e) (i) Indebtedness between and among the Company and its Subsidiaries and (ii) Indebtedness arising out of Guarantees by the Company or any Subsidiary of Indebtedness of the Company or any Subsidiary; provided, that no additional Indebtedness may be incurred pursuant to the foregoing clause (i) or (ii) if, after giving effect thereto, (A) the Net Leverage Ratio would be in excess of 3.25 to 1.00 and (B) the aggregate outstanding principal amount of Indebtedness incurred pursuant to this clause (e) would exceed an amount equal to $60,000,000;

(f) Indebtedness of any Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that, except in the case of Capital Lease Obligations incurred pursuant to Section 9.10(b), (i) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (f) shall not exceed $60,000,000 at any time outstanding;

(g) other Indebtedness of any Borrower or any Subsidiary; provided that the aggregate principal amount of Indebtedness permitted by this clause (g) shall not exceed $60,000,000 at any time outstanding;

(h) all reimbursement obligations of any Borrower or any Subsidiary arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments in respect of the obligations of such Person arising in the ordinary course of business;

(i) Indebtedness constituting Standard Securitization Undertakings and Indebtedness of SPCs incurred in connection with Permitted Securitizations in an aggregate outstanding amount not to exceed at any time the greater of (x) $325,000,000 and (y) an amount equal to 20% of Total Assets as of the most recent Test Date, calculated on a Pro Forma Basis;

(j) Indebtedness arising under the Bond Financing Agreement not exceeding $20,000,000 in the aggregate at any time outstanding;

(k) Indebtedness incurred and owing to Avaya, Inc., IBM Credit Corporation or their respective Affiliates for the purpose of financing all or any part of the cost of acquiring inventory from such Person;

(l) Indebtedness of Foreign Subsidiaries in an aggregate principal amount not to exceed $60,000,000 at any time outstanding;

(m) Indebtedness incurred to pay premiums for insurance policies maintained by the Company or any of its Subsidiaries in the ordinary course of business not exceeding in aggregate the amount of such unpaid premiums;

(n) other unsecured Indebtedness or Guarantees of the Borrowers and the Subsidiary Guarantors, in each case, as long as the Net Leverage Ratio, calculated giving effect thereto as of the time of incurrence, shall be less than or equal to 3.25 to 1.00;

(o) Secured Indebtedness in connection with a private placement or related offering in an aggregate not to exceed $150,000,000 at any time outstanding; and

(p) other secured Indebtedness of the Borrowers and the Subsidiary Guarantors; provided that the aggregate principal amount of Indebtedness outstanding at any time permitted by this clause (o) shall not exceed the greater of (i) $60,000,000 and (ii) an amount equal to 15.0% of Tangible Net Worth as of the most recent Test Date, calculated on a Pro Forma Basis.

For purposes of determining compliance with this Section 9.1, (x) in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (a) through (o) above, the Company may, in its sole discretion, classify and reclassify or later divide, classify or reclassify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided that all Indebtedness outstanding under the Loan Documents will be deemed to have been incurred in reliance only on the exception in clause (a); (y) the principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased; and (z) in the case of Sections 9.1(e), 9.1(n) and 9.1(p), any Indebtedness incurred shall be deemed to comply with such Section if either (1) such Indebtedness complies with such Section on the date incurred or (2) in cases where such Indebtedness (to the extent in the nature of a Guarantee) is of a nature that it may fluctuate over time, if the maximum amount of such Indebtedness complies with such Section on the date such Indebtedness is made available, whether or not all of such Indebtedness is incurred on such date and regardless of fluctuations in the amount of such Indebtedness up to but not exceeding such maximum amount.

9.2 Liens. No Borrower will, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Encumbrances;

(b) any Lien on any property or asset of any Borrower or any Subsidiary existing on the Closing Date and set forth in Schedule 9.2; provided that (i) such Lien shall not apply to any other property or asset of any Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c) any Lien existing on any property or asset prior to the acquisition thereof by any Borrower or any Subsidiary (or with respect to any Person that becomes a Subsidiary of the Company after the date hereof, prior to the time such Person becomes a Subsidiary); provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Company or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements (including any replacement incurred in respect thereof at the time of assumption thereof) thereof that do not increase the outstanding principal amount thereof;

(d) Liens on fixed or capital assets acquired, constructed or improved by any Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by Section 9.1(f), (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of any Borrower or any Subsidiary;

(e) Liens created pursuant to the Collateral Documents;

(f) Liens upon assets of an SPC granted in connection with a Permitted Securitization and customary backup Liens granted by originators or subsequent transferors of Receivables and related assets transferred to an SPC pursuant to a Permitted Securitization;

(g) Liens on Receivables securing Indebtedness permitted by Section 9.1(i);

(h) Liens on inventory acquired from Avaya, Inc., IBM Credit Corporation or their respective Affiliates securing Indebtedness permitted by Section 9.1(k);

(i) Liens of suppliers on the assets of Persons or businesses acquired after the date hereof; provided, however, that (i) such Liens shall secure only the purchase price of inventory purchased from such suppliers on customary commercial terms consistent with past practice, (ii) the Borrowers shall use commercially reasonable efforts to avoid granting or permitting to exist such supplier Liens and (iii) in no event shall the aggregate amount secured by such Liens at any time exceed an amount equal to 10% of the book value of the total inventory of the Company and its Subsidiaries as of the most recently ended Measurement Period, calculated on a Pro Forma Basis;

(j) the leases or subleases granted to others not interfering in any material respect with the business of any Borrower or any Subsidiary and any interest or title of a lessor under any lease (whether a capital lease or an operating lease) permitted by this Agreement;

(k) Liens arising from the granting of a lease or license to enter into or use any asset of any Borrower or any of its Subsidiaries to any Person in the ordinary course of business of such Borrower or such Subsidiary that does not interfere in any material respect with the use or application by such Borrower or such Subsidiary of the asset subject to such license in the business of such Borrower or such Subsidiary;

(l) Liens attaching solely to cash earnest money deposits made by any Borrower or any Subsidiary Guarantor in connection with any letter of intent or purchase agreement entered into in connection with a Permitted Acquisition permitted hereunder;

(m) Liens arising from precautionary UCC financing statements (or analogous personal property security filings or registrations in other jurisdictions) regarding operating leases;

(n) Liens on insurance policies and proceeds thereof to secure premiums thereunder;

(o) Liens relating solely to employee contributions withheld from pay imposed by applicable pension law;

(p) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and cash equivalents on deposit in one or more accounts maintained by any Borrower or any Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements;

(q) Liens resulting from progress payments or partial payments under United States government contracts or subcontracts in the ordinary course of business;

(r) Liens on Equity Interests issued by a joint venture of any Borrower or any of Subsidiary (but that is not a Subsidiary of the Company) securing Indebtedness of such joint venture permitted hereunder so long as such Indebtedness is recourse to such Borrower and/or its Subsidiaries solely to the extent of such Equity Interest and substantially similar Liens have been pledged by each other Person owning Equity Interests in such joint venture to secure such Indebtedness;

(s) Liens on assets of Subsidiaries which are not Borrowers or Subsidiary Guarantors securing obligations permitted pursuant to Section 9.1(g) and 9.1(l); and

(t) other Liens securing Indebtedness permitted by Section 9.1(o) and (p).

For purposes of determining compliance with Section 9.2(n), any Lien incurred shall be deemed to comply with such Section if either (A) the Indebtedness secured by such Lien complies with such Section on the date incurred or (B) in cases where such Indebtedness (to the extent in the nature of a Guarantee) is of a nature that it may fluctuate over time, if the maximum amount of such Indebtedness complies with such Section on the date such Indebtedness is made available, whether or not all of such Indebtedness is incurred on such date and regardless of fluctuations in the amount of such Indebtedness up to but not exceeding such maximum amount. For all purposes hereunder, and without limiting any other provisions of this Section 9.2, (x) a Lien need not be incurred solely by reference to one category of Liens permitted by this Section 9.2 but may be incurred under any combination of such permitted categories (including in part under one such category and in part under any other such category), and (y) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Liens permitted by this Section 9.2, the Company or applicable Subsidiary may, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this Section 9.2.

Notwithstanding anything in this Section 9.2 to the contrary, no Loan Party shall be permitted to create, incur, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness that is from or of a non-Loan Party Subsidiary (such creation, incurrence, assumption, guaranty or other liability, “Non-Loan Party Indebtedness of Loan Parties”), in each case to the extent that the structuring of any claims with respect to any Indebtedness created, assumed, incurred, or guaranteed by such Loan Party, or in which such Loan Party otherwise becomes liable, together with any Non-Loan Party Indebtedness of Loan Parties, could reasonably be excepted to result in two or more bankruptcy claims against such Loan Party or a double claim for direct and indirect obligations against such Loan Party.

9.3 Fundamental Changes; Asset Dispositions.

(a) No Borrower will, nor will it permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Potential Default or Event of Default shall have occurred and be continuing (i) any Subsidiary may merge into the Company in a transaction in which the Company is the surviving corporation, (ii) any Subsidiary may merge or amalgamate into any Borrower in a transaction in which the Person surviving such merger or amalgamation is a Borrower, (iii) any Person (other than a Borrower) may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary (and, if either such Person is a Subsidiary Guarantor, then the surviving entity shall also be a Subsidiary Guarantor) and (iv) any Subsidiary (other than a Loan Party) may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders; provided that any such merger, or consolidation involving a Person that is not a Wholly-Owned Subsidiary immediately prior to such merger, or consolidation shall not be permitted unless also permitted by Section 9.4 or Section 9.3(b). Notwithstanding the foregoing, except as permitted by Section 9.3(b), no merger or consolidation involving a Subsidiary which is a Subsidiary Guarantor or which has pledged its assets as Collateral shall be permitted unless the surviving entity is also a Subsidiary Guarantor and/or pledges its assets as Collateral, as applicable.

(b) No Borrower will, nor will it permit any Subsidiary to, make any Asset Disposition except for (i) Asset Dispositions among the Borrowers and one or more Domestic Subsidiaries or Subsidiary Guarantors or among any Domestic Subsidiaries or Subsidiary Guarantors, (ii) Asset Dispositions by Foreign Subsidiaries that are not Subsidiary Borrowers or Subsidiary Guarantors to the Company or any Subsidiary, (iii) Asset Dispositions permitted by Section 9.4, 9.6 or 9.7, (iv) transfers of Receivables pursuant to, and in accordance with the terms of, a Permitted Securitization permitted by Section 9.1, (v) the sale and leaseback of property permitted under Section 9.10, (vi) other Asset Dispositions of property that, together with all other property of the Company and its Subsidiaries previously leased, sold or disposed of in Asset Dispositions made pursuant to this Section 9.3(b)(vi) during the four (4) fiscal quarter period ending with the month in which any such lease, sale or other disposition occurs, do not constitute a Substantial Portion of the property of the Company and its Subsidiaries and (vii) transfers of Receivables pursuant to, and in accordance with the terms of, a Specified Customer Financing Program.

(c) No Borrower will, nor will it permit any Subsidiary to, engage to any material extent in any business other than the business of the distribution and sale and/or lease of technology products and services and any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, such business.

Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, no Loan Party shall, nor shall it permit any of its Subsidiaries to, make any Asset Disposition of Material Property (or the Equity Interests of any Person that has an interest in Material Property), other than (i) to another Loan Party, (ii) to grant non-exclusive licenses in such Material Property in the ordinary course of business, or (iii) pursuant to transactions for a bona fide business purpose of the Loan Parties (as determined by the Borrower in good faith) the primary purpose of which is not to effectuate the release of such Material Property (or such Equity Interests) as Collateral or otherwise circumvent the covenants or restrictions in this Agreement or any other Loan Document.

9.4 Investments, Loans, Advances, Guarantees and Acquisitions. No Borrower will, nor will it permit any Subsidiary to, purchase, hold or acquire (including pursuant to any merger or consolidation with, any Person that was not a Wholly-Owned Subsidiary prior to such merger, or consolidation) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) substantially all of the assets of any other Person or any business unit of any other Person, except:

(a) Permitted Investments;

(b) investments (including investments in Subsidiaries) existing on the Closing Date and set forth on Schedule 9.4;

(c) loans or advances giving rise to Indebtedness permitted to be incurred under Section 9.1(c), (d) or (e) and other investments which, if made in the form of a loan or advance, would give rise to Indebtedness permitted to be incurred under Section 9.1(c), (d) or (e);

(d) (i) Guarantees constituting Indebtedness permitted by Section 9.1 and (ii) Guarantees by the Company of trade and other obligations of Subsidiaries not constituting Indebtedness and incurred in the ordinary course of business;

(e) subject to the provisions of this Section 9.4(e) and the requirements contained in the definition of Permitted Acquisition, the Company and its Wholly-Owned Subsidiaries may from time to time effect Permitted Acquisitions, so long as: (i) no Potential Default or Event of Default shall have occurred and be continuing at the time of the consummation of the proposed Permitted Acquisition or immediately after giving effect thereto; (ii) if the proposed Permitted Acquisition is for aggregate consideration of $75,000,000 or more (inclusive of reasonably anticipated (by the Company in good faith) earn-out payments associated with such Permitted Acquisition), the Company shall have given to the Administrative Agent written notice of such proposed Permitted Acquisition on the earlier of (x) the date on which the Permitted Acquisition is publicly announced and (y) ten (10) Business Days prior to consummation of such Permitted Acquisition (or such shorter period of time as may be reasonably acceptable to the Administrative Agent), which notice shall be executed by its chief financial officer or treasurer and shall describe in reasonable detail the principal terms and conditions of such Permitted Acquisition and shall certify that the Company, immediately before and immediately after giving effect to such Permitted Acquisition, will be in pro forma compliance with Sections 9.12 and 9.13; and (iii) the Net Leverage Ratio, calculated on a pro forma basis as if such Permitted Acquisition(s) had been made (and any related Indebtedness incurred) on the first day of the applicable computation period, shall be less than or equal to the maximum Net Leverage Ratio permitted under Section 9.12;

(f) routine advances to officers, directors and employees for travel, entertainment, relocation or other reimbursable expenses incurred in the ordinary course of business and to the extent permitted by applicable law;

(g) investments received in connection with the bankruptcy or reorganization of any Person and in settlement of obligations of, or disputes with, any Person arising in the ordinary course of business and upon foreclosure with respect to any secured investment or other transfer of title with respect to any secured investment;

(h) Equity Interests, promissory notes and other non-cash consideration received in connection with Asset Dispositions permitted by Section 9.3 (including any such investment in an SPC in connection with a Permitted Securitization);

(i) investments in the ordinary course of business consisting of (i) endorsements for collection or deposit, (ii) customary trade arrangements with customers (including, but not limited to, advances of commissions made in the ordinary course of business) or (iii) deposit accounts or securities accounts opened in the ordinary course of business;

(j) investments under Swap Agreements permitted by Section 9.5;

(k) advances of commissions to sales agents and partners in the ordinary course of business;

(l) other investments made so long as (i) no Potential Default or Event of Default shall have occurred and be continuing at the time of the consummation thereof or immediately after giving effect thereto and (ii) the Net Leverage Ratio, calculated on a pro forma basis as if such investment had been made (and any related Indebtedness incurred) on the first day of the applicable computation period, shall be less than or equal to 3.25 to 1.00; and

(m) other investments in the aggregate at any time not exceeding $75,000,000.

For purposes of determining compliance with Sections 9.4(e), (l) and (m), any investment made shall be deemed to comply with such Section if either (i) such investment complies with such Section on the date made or (ii) in cases where such investment is of a nature that it may fluctuate over time, if the maximum amount of such investment complies with such Section on the date the obligations to make such investment is entered into, whether or not all of such investment is made on such date and regardless of fluctuations in the amount of such investments up to but not exceeding such maximum amount. For purposes of determining compliance with this Section 9.4, and without limiting any other provision of this Section 9.4, in the event that any investment (or any portion thereof) meets the criteria of more than one of the categories of investments permitted by this Section 9.4, the Company or the applicable Subsidiary, may in its sole discretion, at the time of making such investment, divide, classify or reclassify, or at any later time divide, classify or reclassify, such investment (or any portion thereof) in any manner that complies with this Section 9.4.

Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, no Loan Party shall, nor shall it permit any of its Subsidiaries to, make or permit to exist any investment of Material Property (or the Equity Interests of any Person that has an interest in Material Property) in any other Person other than (i) to another Loan Party, (ii) to grant non-exclusive licenses in such Material Property in the ordinary course of business, or (iii) pursuant to transactions for a bona fide business purpose of the Loan Parties (as determined by the Company in good faith) the primary purpose of which is not to effectuate the release of such Material Property (or such Equity Interests) as Collateral or otherwise circumvent the covenants or restrictions in this Agreement or any other Loan Document.

9.5 Swap Agreements. No Borrower will, nor will it permit any Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which any Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of any Borrower or any Subsidiary), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Borrower or any Subsidiary.

9.6 Restricted Payments. No Borrower will, nor will it permit any Subsidiary to, declare, pay or make, or agree to declare, pay or make, directly or indirectly, any Restricted Payment, except (a) any Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (b) Subsidiaries of the Company may declare and pay dividends ratably with respect to their Equity Interests, (c) any Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of such Borrower and its Subsidiaries and (d) so long as no Potential Default or Event of Default shall have occurred and be continuing either immediately prior to or immediately after giving effect thereto, the Company may make additional Restricted Payments in an aggregate amount in any fiscal year not in excess of an amount equal to 25% of the Company’s Tangible Net Worth as of the most recent fiscal year end for which financial statements have been delivered to the Administrative Agent pursuant to Section 8.1(a) (or, if prior to the date of the delivery of the first annual financial statements, the most recent annual financial statements referred to in Section 6.4(a)). For purposes of determining compliance with this Section 9.6, and without limiting any other provision of this Section 9.6, in the event that a Restricted Payment (or any portion thereof) meets the criteria of more than one of the categories of Restricted Payments permitted by this Section 9.6, the Company or the applicable Subsidiary, may in its sole discretion, at the time of declaring or making such Restricted Payment, or at any later time divide, classify or reclassify, such Restricted Payment (or any portion thereof) in any manner that complies with this Section 9.6.

Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, no Loan Party shall, nor shall it permit any of its Subsidiaries to, make any dividend or distribution of Material Property (or the Equity Interests of any Person that has an interest in Material Property), other than other than (i) to another Loan Party, (ii) to grant non-exclusive licenses in such Material Property in the ordinary course of business, or (iii) pursuant to transactions for a bona fide business purpose of the Loan Parties (as determined by the Company in good faith) the primary purpose of which is not to effectuate the release of such Material Property (or such Equity Interests) as Collateral or otherwise circumvent the covenants or restrictions in this Agreement or any other Loan Document.

9.7 Transactions with Affiliates. No Borrower will, nor will it permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) at prices and on terms and conditions not less favorable to such Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties and pursuant to the reasonable requirements of the Borrower’s or its Subsidiaries’ business, (b) transactions between or among the Company, its Wholly-Owned Subsidiaries and the Subsidiary Guarantors (or, with respect to (i) transactions in an amount or fair market value of $20,000,000 or less for any single transaction or series of related transactions, (ii) transfer pricing arrangements in the ordinary course of business, (iii) allocation of selling, general and administrative expenses in the ordinary course of business, (iv) any transaction with an SPC in connection with a Permitted Securitization, or (v) ordinary-course administrative and other services, including, without limitation, any accounting, legal, treasury, credit and cash management, management, marketing, sales, labor, customer relations, indemnification, logistics, human resources, tax, insurance and procurement services, in each case in respect of clauses (i) through (v), transactions between or among any Borrower and its Subsidiaries) not involving any other Affiliate, (c) any Restricted Payment permitted by Section 9.6, (d) any incurrence of Indebtedness permitted by Section 9.1 or investment permitted by Section 9.4, and (e) employment agreements and severance arrangements and health, disability and similar insurance or benefit plans between the Borrowers and the Subsidiaries and their respective officers and employees (including management and employee benefit or incentive plans or agreements, phantom equity plans, subscription agreements or similar agreements pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with present or former employees, officers or directors and stock option or incentive plans and other compensation arrangements) in the ordinary course of business (including loans and advances pursuant to Section 9.4(f)) and any payments in respect thereof.

9.8 Restrictive Agreements. No Borrower will, nor will it permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Borrower or any Domestic Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets as security for the Obligations, or (b) the ability of any Subsidiary of the Company to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Company or any other Subsidiary or to Guarantee Indebtedness of the Company or any other Subsidiary; provided that (i) the foregoing shall not apply to (A) restrictions and conditions imposed by law or by this Agreement, (B) restrictions and conditions existing on the date hereof identified on Schedule 9.8 and any extensions, renewals, amendments, modifications and replacements thereof (but shall apply to any extension, renewal, amendment, modification or replacement expanding the scope of (or increasing the amount of other Indebtedness having the benefit of) any such restriction or condition), (C) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary (and the Equity Interest of such Subsidiary) that is to be sold and such sale is permitted hereunder, (D) customary restrictions on Receivables or on any SPC created in connection with any Permitted Securitization, (E) restrictions with respect to the disposition or distribution of assets in joint venture agreements or other agreements with respect to Asset Dispositions permitted by Section 9.3, (F) the subordination of subrogation, contribution and similar claims contained in guaranties permitted hereunder, (G) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (H) the subordination of loans or advances owing by a Subsidiary to a subsidiary of such Subsidiary, (I) customary restrictions on cash deposits or other deposits imposed by customers under contracts entered into in the ordinary course of business and relating exclusively to such deposits, and (J) encumbrances or restrictions in documents governing Indebtedness assumed or incurred under Section 9.1(l) or existing with respect to any Person or the property or assets of such Person acquired by the Company or any Subsidiary in an acquisition permitted hereunder; provided, further, that such encumbrances and restrictions permitted by this clause (J) are not applicable to any Person or the property or assets of any Person other than such acquired Person or the property or assets of such acquired Person, such restriction was not entered into in contemplation of such acquisition and the Company has determined in good faith that such restrictions could not reasonably be expected to impair the ability of the Loan Parties and their subsidiaries to meet their obligations, (ii) clause (a) of the foregoing shall not apply to (A) customary restrictions or conditions imposed by any agreement relating to Indebtedness permitted by Section 9.1(g), (n) or (o) or (B) customary provisions in leases and other contracts restricting the assignment thereof and

(iii) clause (b) of the foregoing shall not apply to restrictions contained in agreements governing intercompany Indebtedness permitted by Section 9.1 (provided that this clause (iii) shall not be deemed to permit any restrictions on the ability of any Subsidiary to provide guarantees as and to the extent otherwise required by this Agreement or the other Loan Documents).

9.9 Subordinated Indebtedness; Certain Prepayments. No Borrower will, nor will it permit any Subsidiary to, make any amendment or modification to any indenture, note or other agreement evidencing or governing any Indebtedness which has been subordinated in right of payment to the Obligations or directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any such subordinated Indebtedness (except to the extent such subordinated Indebtedness is owing to any Borrower or any Subsidiary Guarantor). Without limiting the preceding sentence, so long as an Event of Default has occurred and is continuing, no Borrower will, nor will it permit any Subsidiary (other than an SPC with respect to Indebtedness incurred under a Permitted Securitization) to, directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any single Indebtedness that constitutes a Material Indebtedness or collective Indebtedness that constitutes Material Indebtedness prior to the date when due (other than its obligations hereunder).

9.10 Sale and Leaseback Transactions. No Borrower will, nor will it permit any Subsidiary to, enter into any Sale and Leaseback Transaction other than (a) the sale and leaseback of real property so long as, giving effect thereto, the Company is in pro forma compliance with Sections 9.12 and 9.13 as of the time of incurrence and no Potential Default or Event of Default exists or would result therefrom or (b) the sale and leaseback in the ordinary course of business of inventory held by the Company or its Subsidiaries for lease (or subscription or other similar arrangement) to their customers so long as the Net Leverage Ratio, calculated after giving effect thereto as of the time of incurrence, shall be less than or equal to 3.25 to 1.00.

9.11 Fiscal Year. No Borrower will, nor will it permit any Subsidiary to, change its fiscal year to end on any date other than June 30 of each year; provided, however, that the Company and its Subsidiaries may change its fiscal year end to December 31 with prior written notice to the Administrative Agent.

9.12 Maximum Net Leverage Ratio. The Company will not permit the Net Leverage Ratio as of the end of each fiscal quarter of the Company to be greater than 3.50 to 1.00; provided that, the maximum Net Leverage Ratio permitted under this Section 9.12 shall, at the election of the Company be increased, in the case of one or more Permitted Acquisitions in which the purchase price for all such Permitted Acquisitions consummated in such fiscal quarter is in excess of $75,000,000, to 4.00 to 1.00 (any such increase, a “Leverage Covenant Holiday”), in each case, for the first four fiscal quarters immediately following the Permitted Acquisition giving rise to the Leverage Covenant Holiday (inclusive of the fiscal quarter in which such Permitted Acquisition occurs); provided, further, that (i) no more than two (2) such Leverage Covenant Holidays may occur during the term of this Agreement and (ii) at the time of any proposed Leverage Covenant Holiday, the Net Leverage Ratio shall have been less than 3.50 to 1.00 for at least two consecutive fiscal quarters immediately preceding such proposed Leverage Covenant Holiday.

9.13 Minimum Interest Coverage Ratio. The Company will not permit the Interest Coverage Ratio as of the end of each fiscal quarter of the Company to be less than 3.00:1.00.

9.14 Sanctions; International Trade, Anti-Money Laundering and Anti-Corruption Laws. No Borrower will, nor shall it permit any of its Subsidiaries or any of such Borrower’s or such Subsidiaries’ directors, officers or employees, or, to such Borrower’s knowledge, any agents or affiliates acting on its behalf in connection with this Agreement, to do any of the following: (a) become a Sanctioned Person; (b) directly or indirectly (through a third party or otherwise), provide, use, or make available the proceeds of any Loan hereunder (i) to fund or facilitate any activities or business of, with, or for the benefit of any Sanctioned Person, (ii) to fund or facilitate any activities or business of or in any Sanctioned Jurisdiction, or (iii) to act in any manner in violation of, or that could result in a violation by any Person of, any International Trade Laws, Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws; (c) in the execution, delivery or performance of this Agreement, or any activities, transactions, services, or any collateral or security interest contemplated by this Agreement, violate Sanctions; (d) directly or indirectly, repay in whole or in part any Loan hereunder with proceeds derived from investments in or transactions with any Sanctioned Jurisdiction or Sanctioned Person or otherwise in violation of Sanctions; or (e) do business in or with, or derive any of its income, directly or indirectly, from any Sanctioned Jurisdiction or Sanctioned Person.

9.15 Outbound Investment Rules. No Borrower will, nor will it permit any Subsidiary to, (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if such Loan Party were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

ARTICLE 10

DEFAULT

10.1 Events of Default. The following events shall each constitute an “Event of Default” hereunder:

(a) any of the Borrowers shall fail to pay any principal of any Loan or any Reimbursement Obligation or Letter of Credit Obligation when and as the same shall become due and payable and in the Currency required hereunder, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any of the Borrowers shall fail to pay any interest on any Loan, Reimbursement Obligation or Letter of Credit Obligation or any fee or any other amount (other than an amount referred to in Section 10.1(a)) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable and in the Currency required hereunder, and such failure shall continue unremedied for a period of five (5) days;

(c) any representation or warranty made or deemed made by or on behalf of any Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect (with any incorrect or untrue representation or warranty as to Sanctions being deemed automatically material) when made or deemed made;

(d) any Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 8.2, 8.3 (with respect to any Borrower’s existence), 8.8 or 8.13 or in Article 9 or 13;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after the earlier of (i) the first day on which any executive officer of a Loan Party has knowledge of such failure or (ii) the date written notice thereof has been given to the Company by the Administrative Agent (which notice will be given at the request of any Lender);

(f) any Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, and such failure continues beyond any applicable grace or cure period;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that (any applicable grace or cure period having expired) enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, winding-up, administration, reorganization, voluntary arrangement, scheme of arrangement or other relief in respect of the Company, any other Loan Party, any Material Subsidiary or any Material Foreign Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, administration, receivership or similar law now or hereafter in effect or (ii) the appointment of a liquidator, receiver, trustee, custodian, sequestrator, conservator, administrator, administrative receiver, administrator, compulsory manager or similar official for the Company, any other Loan Party, any Material Subsidiary or any Material Foreign Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Company, any other Loan Party, any Material Subsidiary or any Material Foreign Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, winding-up, administration, reorganization, voluntary arrangement, scheme of arrangement or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.1(h), (iii) apply for or consent to the appointment of a liquidator, receiver, trustee, custodian, sequestrator, conservator, administrator, administrative receiver, administrator, compulsory manager or similar official for the Company, any other Loan Party, any Material Subsidiary or any Material Foreign Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment, composition, compromise or arrangement for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Company, any other Loan Party, any Material Subsidiary or any Material Foreign Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $35,000,000 shall be rendered against the Company, any other Loan Party, any Material Subsidiary, any Material Foreign Subsidiary or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company, any other Loan Party, any Material Subsidiary or any Material Foreign Subsidiary to enforce any such judgment;

(l) (i) an ERISA Event (or comparable event with respect to a Foreign Pension Plan) shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events (or comparable events with respect to a Foreign Pension Plan) that have occurred, could reasonably be expected to result in liability of the Company and its Subsidiaries in an aggregate amount exceeding $35,000,000 or (ii) the Company or any of its Subsidiaries shall have been notified that any of them has, in relation to a Foreign Pension Plan, incurred a debt or other liability under section 75 or 75A of the United Kingdom Pensions Act 1995, or has been issued with a Contribution Notice or Financial Support Direction, or otherwise is liable to pay an amount, when aggregated with all other amounts required to be paid to Foreign Pension Plans by the Company or any other ERISA Affiliate, exceeding the Dollar Equivalent of $35,000,000;

(m) a Change in Control shall occur;

(n) except as otherwise provided in this Agreement, the Subsidiary Guaranty or any provisions thereof shall cease to be in full force or effect as to any Subsidiary Guarantor, or any Loan Party or any Person acting for or on behalf of any Loan Party shall deny or disaffirm any Subsidiary Guarantor’s obligations under the Subsidiary Guaranty;

(o) any Collateral Document shall cease to be in full force and effect, or shall cease to give the Administrative Agent for the benefit of the Secured Parties the Liens, rights, powers and privileges purported to be created thereby, or any Loan Party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any such Collateral Document and such default shall continue beyond the period of grace, if any, specifically applicable thereto pursuant to the terms of such Collateral Document;

(p) a UK Insolvency Event shall occur in respect of any UK Borrower or any UK Subsidiary, or any other UK Relevant Entity; or

(q) any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document, or purports in writing to revoke, terminate or rescind any Loan Document.

10.2 Consequences of Event of Default.

(a) Generally. If any Event of Default specified under Section 10.1 shall occur and be continuing, the Lenders and the Administrative Agent shall be under no further obligation to make Loans and the Issuing Lenders shall be under no obligation to issue Letters of Credit and the Administrative Agent may, and upon the request of the Required Lenders shall, take any or all of the following actions:

(i) declare the commitment of each Lender to make Loans and any obligation of each Issuing Lender to issue, amend or extend Letters of Credit to be terminated, whereupon such commitments and obligation shall be terminated;

(ii) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived each Loan Party;

(iii) require the Borrowers to, and the Borrowers shall thereupon, deposit in a non-interest-bearing account with the Administrative Agent, as Cash Collateral for its Obligations under the Loan Documents, an amount equal to 105% of all Letter of Credit Obligations, and each Borrower hereby pledges to the Administrative Agent and the Lenders, and grants to the Administrative Agent and the Lenders a security interest in, all such cash as security for such Obligations; and

(iv) exercise on behalf of itself, the Lenders and the Issuing Lenders all rights and remedies available to it, the Lenders and the Issuing Lenders under the Loan Documents;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code, the obligation of each Lender to make Loans and any obligation of each Issuing Lender to issue, amend or extend any Letter of Credit shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to provide cash collateral as specified in clause (iii) above shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

(b) Set-off. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Lender, and each of their respective Affiliates and any participant of such Lender or Affiliate which has agreed in writing to be bound by the provisions of Section 5.5, after obtaining the prior written consent of the Administrative Agent, is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such Issuing Lender or any such Affiliate or participant to or for the credit or the account of any Loan Party against any and all of the Obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, such Issuing Lender, Affiliate or participant, irrespective of whether or not such Lender, such Issuing Lender, Affiliate or participant shall have made any demand under this Agreement or any other Loan Document and although such Obligations of such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or such Issuing Lender different from the branch or office holding such deposit or obligated on such Indebtedness, provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.9 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Lender and their respective Affiliates and participants under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Lender or their respective Affiliates and participants may have. Each Lender and each Issuing Lender agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application; and

(c) Enforcement of Rights and Remedies. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at Law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with this Section 10.2 for the benefit of all the Lenders and the Issuing Lenders and the other Secured Parties; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) each Issuing Lender or the Swingline Loan Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as a Issuing Lender or Swingline Loan Lender, as the case may be) hereunder and under the other Loan Documents, (iii) any Lender from exercising setoff rights in accordance with Section 10.2(b) (subject to the terms of Section 5.5), or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Insolvency Proceeding; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (A) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to this Section 10.2(c), and (B) in addition to the matters specified in clauses (ii), (iii) and (iv) of the preceding proviso and subject to Section 5.5), any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.3 Application of Proceeds. From and after the date on which the Administrative Agent has taken any action pursuant to Section 10.2 (or after the Loans have automatically become immediately due and payable and the Letter of Credit Obligations have automatically been required to be Cash Collateralized as specified in the proviso to Section 10.2(a)) and until the Facility Termination Date, any and all proceeds received on account of the Obligations shall (subject to Sections 2.9 and 10.2(a)(iii)) be applied as follows:

(a) First, to payment of that portion of the Obligations constituting fees (other than Letter of Credit Fees), indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such, each Issuing Lender in its capacity as such and the Swingline Loan Lender in its capacity as such, ratably among the Administrative Agent, each Issuing Lender and Swingline Loan Lender in proportion to the respective amounts described in this clause First payable to them;

(b) Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders under the Loan Documents, including attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;

(c) Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees, interest on the Loans and Reimbursement Obligations and Ordinary Course Hedge Payments (including any accrued interest thereon), ratably among the Lenders, the Issuing Lender and the applicable Hedge Banks in proportion to the respective amounts described in this clause Third payable to them;

(d) Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, Reimbursement Obligations, Hedge Termination Value and any other Hedge Liabilities (including any accrued interest thereon) in respect of any Lender Provided Interest Rate Hedge or Lender Provided Foreign Currency Hedge and payment obligations then owing under any Other Lender Provided Financial Service Product, ratably among the Lenders, the Issuing Lender, the applicable Hedge Banks and the applicable Cash Management Banks, in proportion to the respective amounts described in this clause Fourth held by them;

(e) Fifth, to the Administrative Agent for the account of each applicable Issuing Lender, to Cash Collateralize any undrawn amounts under outstanding Letters of Credit (to the extent not otherwise cash collateralized pursuant to this Agreement); and

(f) Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.

Amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order specified above.

Notwithstanding anything to the contrary in this Section 10.3, no Swap Obligations of any Non-Qualifying Party shall be paid with amounts received from such Non-Qualifying Party under its Subsidiary Guaranty (including sums received as a result of the exercise of remedies with respect to such Subsidiary Guaranty) or from the proceeds of such Non-Qualifying Party’s Collateral if such Swap Obligations would constitute Excluded Hedge Liabilities; provided that to the extent possible appropriate adjustments shall be made with respect to payments and/or the proceeds of Collateral from other Loan Parties that are Eligible Contract Participants with respect to such Swap Obligations to preserve the allocation to Obligations otherwise specified above in this Section 10.3.

In addition, notwithstanding the foregoing, Obligations arising under Lender Provided Interest Rate Hedges, Lender Provided Foreign Currency Hedges and Other Lender Provided Financial Service Products shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation, as the Administrative Agent may reasonably request, from the applicable Cash Management Bank or Hedge Bank, as the case may be; provided that, if the Administrative Agent is a Cash Management Bank or a Hedge Bank, such written notice and additional supporting documentation shall not be required. Each Cash Management Bank or Hedge Bank not a party to the Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article 11 for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE 11

THE ADMINISTRATIVE AGENT

11.1 Appointment and Authority. Each of the Lenders and each Issuing Lender hereby irrevocably appoints PNC Bank, National Association to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lenders, and no Loan Party shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties.

11.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such

Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

11.3 Exculpatory Provisions.

(a) The Administrative Agent shall not have any duties or obligations except those expressly specified herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Potential Default or Event of Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii) shall not, except as expressly specified herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 12.1 and 10.2), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Potential Default or Event of Default unless and until notice describing such Potential Default or Event of Default is given to the Administrative Agent in writing by a Borrower, a Lender or an Issuing Lender.

(c) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions specified herein or therein or the occurrence of any Potential Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition specified in Article 7 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

11.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

11.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

11.6 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lenders and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers (so long as no Potential Default or Event of Default has occurred and is continuing), to appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation

Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent meeting the qualifications specified above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Borrowers and such Person remove such Person as Administrative Agent and, in consultation with the Borrowers, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 12.3 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

11.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Each Lender and each Issuing Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and certain other facilities as set forth herein and (ii) it is engaged in making, acquiring or holding commercial loans, issuing or participating in letters of credit or providing other similar facilities in the ordinary course and is entering into this Agreement as a Lender or an Issuing Lender for the purpose of making, acquiring or holding commercial loans, issuing or participating in letters of credit and providing other facilities as set forth herein and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and each Issuing Lender agrees not to assert a claim in contravention of the foregoing. Each Lender and each Issuing Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire or hold commercial loans, issue or participate in letters of credit and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Lender, and either it, or the Person exercising discretion in making its decision to make, acquire or hold such commercial loans, issue or participate in letters of credit or to provide such other facilities, is experienced in making, acquiring or holding commercial loans, issuing or participating in letters of credit or providing such other facilities.

11.8 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the bookrunners or arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Lender hereunder.

11.9 Administrative Agent’s Fee. The Borrowers shall pay to the Administrative Agent a nonrefundable fee (the “Administrative Agent’s Fee”) in Dollars under the terms of a letter (the “Administrative Agent’s Letter”) among one or more of the Borrowers and Administrative Agent.

11.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lenders and the Administrative Agent under Sections 2.8(b) and 12.3) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 12.3.

11.11 Collateral and Guaranty Matters.

(a) Each of the Secured Parties irrevocably authorizes the Administrative Agent, at its option and in its discretion,

(i) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (x) upon the Facility Termination Date, (y) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents, or (z) subject to Section 12.1, if approved, authorized or ratified in writing by the Required Lenders;

(ii) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 9.2(d);

(iii) to enter into agreements subordinating, or having the effect of subordinating enforcement and similar rights with respect to the Lien on the Equity Interests of any SPC in connection with a related Permitted Securitization; and

(iv) to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty pursuant to this Section 11.11. No Subsidiary Guarantor shall be released from its obligations under the Loan Documents solely by reason of such Subsidiary Guarantor ceasing to be a wholly owned Subsidiary unless either (x) it is no longer a Subsidiary or (y) (i) no Event of Default shall have occurred and be continuing or would result therefrom, (ii) such release shall constitute an investment therein by the applicable Loan Party in an amount equal to the fair market value of such investment and such investment is permitted pursuant to Section 9.7, and (iii) such Subsidiary Guarantor ceases to be a wholly-owned Subsidiary as a result of a sale, issuance or transfer of Equity Interests to a Person that is not an Affiliate of any Loan Party and such sale, issuance or transfer is made for a bona fide business purpose of the Loan Parties (as determined by the Company in good faith) and not for the primary purpose of causing such Subsidiary Guarantor to cease to constitute a Subsidiary Guarantor.

(b) The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

11.12 No Reliance on Administrative Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Money Laundering Law, any Anti-Corruption Law or any International Trade Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other Laws.

11.13 Lender Provided Interest Rate Hedges, Lender Provided Foreign Currency Hedges and Other Lender Provided Financial Service Products. Except as otherwise expressly specified herein, no Cash Management Bank or Hedge Bank that obtains the benefits of Section 10.3, the Subsidiary Guaranty or any Collateral by virtue of the provisions hereof or of the Subsidiary Guaranty or any Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article 11 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Lender Provided Interest Rate Hedges, Lender Provided Foreign Currency Hedges and/or Other Lender Provided Financial Service Products unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

11.14 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and any lead arranger and their respective Affiliates and not, for the avoidance of doubt, to or for the benefit of the Company or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and any lead arranger and their respective Affiliates and not, for the avoidance of doubt, to or for the benefit of the Company or any other Loan Party, that none of the Administrative Agent or any lead arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

11.15 Erroneous Payments.

(a) If the Administrative Agent notifies a Lender, Issuing Lender or any Person who has received funds on behalf of a Lender or Issuing Lender (any such Lender, Issuing Lender or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Lender or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 11.15 and held in trust for the benefit of the Administrative Agent, and such Lender or Issuing Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Overnight Bank Funding Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender, Issuing Lender or any Person who has received funds on behalf of a Lender or Issuing Lender, agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Issuing Lender or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i) it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender or Issuing Lender shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 11.15(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 11.15(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 11.15(a) or on whether or not an Erroneous Payment has been made.

(c) Each Lender or Issuing Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Issuing Lender under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Issuing Lender under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).

(d) The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Issuing Lender, to the rights and interests of such Lender or Issuing Lender, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower; provided that this Section 11.15 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from, or on behalf of (including through the exercise of remedies under any Loan Document), the Borrower for the purpose of a payment on the Obligations.

(e) To the extent permitted by applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(f) Each party’s obligations, agreements and waivers under this Section 11.15 shall survive the resignation or replacement of the Administrative Agent, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

ARTICLE 12

MISCELLANEOUS

12.1 Modifications, Amendments or Waivers. With the written consent of the Required Lenders (or as expressly provided by Section 2.11), the Administrative Agent, acting on behalf of all the Lenders, and the Company, on behalf of the Loan Parties, may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Lenders or the Loan Parties hereunder or thereunder, or may grant written waivers or consents hereunder or thereunder. Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Lenders and the Loan Parties; provided, that no such agreement, waiver or consent may be made which will:

(a) Increase of Commitment. Extend or increase the amount of the Revolving Credit Commitment or Term Loan Commitment of any Lender hereunder without the written consent of such Lender;

(b) Extension of Payment; Reduction of Principal, Interest or Fees; Modification of Terms of Payment. Whether or not any Loans are outstanding, extend or postpone the Maturity Date or the scheduled time for payment of principal or interest of any Loan (excluding the due date of any mandatory prepayment of a Loan), the Commitment Fee or any other fee payable to any Lender, or reduce, waive or otherwise excuse the principal amount of or the stated rate of interest borne by any Loan (other than as a result of waiving the applicability of any post-default increase in interest rates) or reduce, waive or otherwise excuse the stated rate of the Commitment Fee or any other fee payable to any Lender, without the written consent of each Lender directly affected thereby (provided that any amendment or modification of defined terms used in the financial covenants of this Agreement shall not constitute a reduction in the stated rate of interest or fees for purposes of this clause (b));

(c) Release of Collateral or Guarantor; Subordination of Obligations or Collateral. Except as permitted by Section 9.3 or Section 11.11, (i) release all or substantially all of the Collateral or release any Subsidiary Guarantor from their Obligations under the Subsidiary Guaranty (except as otherwise permitted herein or in the other Loan Documents), in each case without the written consent of all Lenders (other than Defaulting Lenders), (ii) (y) subordinate, or have the effect of subordinating, the Obligations hereunder to any other Indebtedness, or (z) subordinate, or have the effect of subordinating, the Liens securing the Obligations to Liens securing any other Indebtedness or (iii) permit any Loan Party to assign its rights under any Loan Document (except as otherwise permitted herein or in the other Loan Documents), in each case without the prior written consent of each Lender directly affected thereby; or

(d) Miscellaneous. Amend Section 5.3, Section 11.3, Section 5.4, Section 10.3 or this Section 12.1, change the definition of “Required Lenders”, modify the aggregate pro rata share required to effect an amendment, modification, waiver, or consent or alter any provision regarding the pro rata treatment of the Lenders or otherwise modify any other provision that provides for the pro rata nature of disbursements by or payments to Lenders in a manner that would alter the pro rata sharing of payments required thereby or amend any provision requiring all Lenders to authorize the taking of any action, in each case without the consent of all of the Lenders;

provided that (i) no agreement, waiver or consent which would modify the interests, rights or obligations of the Administrative Agent, an Issuing Lender, or the Swingline Loan Lender may be made without the written consent of the Administrative Agent, such Issuing Lender or the Swingline Loan Lender, as applicable, and (ii) the Administrative Agent’s Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, and provided, further that, if in connection with any proposed waiver, amendment or modification referred to in Sections 12.1(a) through (d) above, there is a Non-Consenting Lender, then the Borrowers shall have the right to replace any such Non-Consenting Lender with one or more replacement Lenders pursuant to Section 5.12. Notwithstanding anything to the contrary herein, (A) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender and (B) for purposes of determining whether the Required Lenders have provided any consent to any amendment, modification, wavier, consent or other action with respect to any Loan Document, Incremental Revolving Credit Commitments incurred on the date of such consent shall be disregarded for purposes of determining whether the Required Lenders have provided such consent to the extent (w) such Incremental Revolving Credit Commitments were provided by an Affiliate of the Borrower, (x) such transaction was not for a bona fide business purpose of the Loan Parties (as determined in good faith by the Company), (y) such Incremental Revolving Credit Commitments were incurred for the primary purpose of influencing voting thresholds under the Loan Documents or (z) the conditions precedent to funding such Incremental Revolving Credit Commitments are not satisfied on such date.

Notwithstanding any provision herein to the contrary, this Agreement may be amended to extend the Expiration Date with respect to the Revolving Credit Commitments of Lenders under the Revolving Credit Facility that agree to such extension with respect to their Revolving Credit Commitments with the written consent of each such approving Lender, the Administrative Agent and the Borrowers (and no other Lender) and, in connection therewith, to provide for different rates of interest and fees under the Revolving Credit Facility with respect to the portion of the Revolving Credit Commitments with an Expiration Date so extended; provided that in each such case any such proposed extension of the Expiration Date shall have been offered to each Lender with Loans or Commitments proposed to be extended, and if the consents of such Lenders exceed the portion of Commitments and Loans the Borrowers wish to extend, such consents shall be accepted on a pro rata basis among the applicable consenting Lenders.

In addition, notwithstanding the foregoing, (a) with the consent of the Borrowers, the Administrative Agent may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct or cure any ambiguity, inconsistency or defect or correct any typographical or ministerial error in any Loan Document (provided that any such amendment, modification or supplement shall not be materially adverse to the interests of the Lenders taken as a whole), (b) without the consent of any Lender or any Borrower, within a reasonable time after (i) the effective date of any increase or addition to, extension of or decrease from, the amount of the Revolving Credit Commitment, or (ii) any assignment by any Lender of some or all of its Revolving Credit Commitment, the Administrative Agent shall, and is hereby authorized to, revise Schedule 1.1(B) to reflect such change, whereupon such revised Schedule 1.1(B) shall replace the old Schedule 1.1(B) and become part of this Agreement, and (c) with the consent of the Borrowers, the Administrative Agent may amend or amend and restate this Agreement and the other Loan Documents without the consent of any Lender, if (i) upon giving effect to such amendment or amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended or amended and restated), (ii) the Commitments of such Lender shall have terminated, (iii) such Lender shall have no other commitment or other obligation hereunder, and (iv) such Lender shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement and the other Loan Documents.

12.2 No Implied Waivers; Cumulative Remedies. No course of dealing and no delay or failure of the Administrative Agent or any Lender in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further exercise thereof or of any other right, power, remedy or privilege. The enumeration of the rights and remedies of the Administrative Agent and the Lenders specified in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No reasonable delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default.

12.3 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrowers, jointly and severally, shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of one counsel for the Administrative Agent, and if necessary one firm of local counsel in each relevant jurisdiction plus additional counsel in event of perceived conflict) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by each Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Lender or any Issuing Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any Issuing Lender), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or any Issuing Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or

Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, and (iv) all reasonable out-of-pocket expenses of the Administrative Agent’s regular employees and agents engaged periodically to perform audits of the Loan Parties’ books, records and business properties.

(b) Indemnification by the Borrowers. The Borrowers, jointly and severally, shall indemnify the Administrative Agent (and any sub-agent thereof), the Arrangers, each Lender and each Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from (and shall reimburse each Indemnitee as the same are incurred), any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including any Borrower or any other Loan Party, or any affiliate of any such party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party or any affiliate of any such party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower or such Loan Party has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 12.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, liabilities or related expenses arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that any Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any Issuing Lender, the Swingline Loan Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Lender, the Swingline Loan Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Ratable Share at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to an Issuing Lender or the Swingline Loan Lender solely in its capacity as such, only the Lenders with Revolving Credit Commitments shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Lenders’ Ratable Share of the Revolving Credit Facility (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), any Issuing Lender or the Swingline Loan Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), any Issuing Lender or the Swingline Loan Lender in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.2.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no Loan Party shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in Section 12.3(a) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent such liability or damages are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(e) Payments. All amounts due under this Section 12.3 shall be payable not later than ten (10) days after demand therefor.

(f) Survival. Each party’s obligations under this Section 12.3 shall survive the termination of the Loan Documents and payment of the obligations hereunder.

12.4 Holidays. Whenever payment of a Loan to be made or taken hereunder shall be due on a day which is not a Business Day, such payment shall be due on the next Business Day (except as otherwise set forth herein) and such extension of time shall be included in computing interest and fees, except that the Loans under the Revolving Credit Facility shall be due on the Business Day preceding the Expiration Date if the Expiration Date is not a Business Day and the Loans under the Term Loan Facility shall be due on the Business Day preceding the Term Loan Maturity Date if the Term Loan Maturity Date is not a Business Day. Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.

12.5 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i) if to any Borrower or any other Loan Party, to the Company at 6 Logue Court, Greenville, SC 29615, Attention of Mary Gentry, Treasurer (Email mary.gentry@scansource.com; Telephone No. (864) 286-4892);

(ii) if to the Administrative Agent, to PNC Bank, National Association at 500 First Avenue, Pittsburgh, PA 15219, Attention of Agency Services (Facsimile No. (412) 762-8672; Telephone No (412) 762-6442);

(iii) if to PNC Bank, National Association in its capacity as Issuing Lender, to it at 500 First Avenue, Pittsburgh, PA 15219, Attention of Agency Services (Facsimile No. (412) 762-8672; Telephone No (412) 762-6442), and if to any other Issuing Lender, to it at the address provided in writing to the Administrative Agent and the Company at the time of its appointment as an Issuing Lender hereunder;

(iv) if to a Lender, to it at its address (or facsimile number) specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or Issuing Lender pursuant to Article 2 or Article 3 if such Lender or Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d) Platform.

(i) Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Lenders and the other Lenders by posting the Communications on the Platform.

(ii) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or any Issuing Lender by means of electronic communications pursuant to this Section, including through the Platform.

12.6 Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction. Without limiting the foregoing provisions of this Section, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the Issuing Lender or the Swingline Loan Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

12.7 Duration; Survival. All representations and warranties of the Loan Parties contained herein or made in connection herewith shall survive the execution and delivery of this Agreement and the completion of the transactions hereunder, and shall continue in full force and effect until the Facility Termination Date. All covenants and agreements of the Borrowers contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those specified in the Notes, Article 5 and Section 12.3, shall survive the Facility Termination Date. All other covenants and agreements of the Loan Parties shall continue in full force and effect from and after the Closing Date and until the Facility Termination Date.

12.8 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 12.8(b), (ii) by way of participation in accordance with the provisions of Section 12.8(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 12.8(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 12.8(b) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(1) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in clause (b)(i)(2) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(2) in any case not described in clause (i)(1) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption

Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption Agreement, as of the Trade Date) shall not be less than $5,000,000 in the case of any assignment in respect of the Revolving Credit Commitment of the assigning Lender, or $500,000, in the case of the Term Loan of such assigning Lender, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by clause (b)(i)(2) of this Section and, in addition:

(1) the consent of the Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrowers shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within three (3) (or with respect to the Revolving Credit Facility, five (5)) Business Days after having received notice thereof;

(2) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) the Revolving Credit Facility or any unfunded Commitments with respect to the Term Loan Facility if such assignment is to a Person that is not a Lender with a Commitment in respect of such Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender, or (ii) any Term Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(3) the consent of the Issuing Lenders and Swingline Loan Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility.

(iv) Assignment and Assumption Agreement. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of $3,500. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to any Borrower or any of its Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto specified herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Lender, the Swingline Loan Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Ratable Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(viii) Effectiveness; Release. Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c), from and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.4, 5.8 and 12.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in the United States, a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated

interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by any Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or any Borrower or any of its Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrowers, the Administrative Agent, the Issuing Lenders and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 12.3 with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree (other than as is already provided for herein) to any amendment, modification or waiver with respect to Section 12.1(a), 12.1(b) or 12.1(c) that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 4.4, 5.8, 5.9 and 5.10 (subject to the requirements and limitations therein, including the requirements under Section 5.9(g) (it being understood that the documentation required under Section 5.9(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 5.13 as if it were an assignee under to paragraph (b) of this Section 12.8; and (B) shall not be entitled to receive any greater payment under Sections 5.8 or 5.9, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 5.13 with respect to any Participant. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.2(b) as though it were a Lender; provided that such Participant agrees to be subject to Section 5.5 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a

Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges; Successors and Assigns Generally. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Cashless Settlement. Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrowers, the Administrative Agent and such Lender.

(g) Arrangers/Bookrunners. Notwithstanding anything to the contrary contained in this Agreement, the name of any arranger and/or bookrunner listed on the cover page of this Agreement may be changed by the Administrative Agent to the name of any Lender or Lender’s broker-dealer Affiliate, upon written request to the Administrative Agent by any such arranger and/or bookrunner and the applicable Lender or Lender’s broker-deal Affiliate.

12.9 Confidentiality.

(a) General. Each of the Administrative Agent, the Lenders and the Issuing Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to any Borrower and its obligations, this Agreement or payments hereunder;

(g) to (i) any rating agency in connection with rating any Borrower or its Subsidiaries or the Facilities or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities; (h) with the consent of the Borrowers; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Administrative Agent, any Lender, any Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than a Borrower. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

For purposes of this Section, “Information” means all information received from any Borrower or any of its Subsidiaries in connection with the transactions contemplated by the Loan Documents relating to any Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Lender on a nonconfidential basis prior to disclosure by any Borrower or any of its Subsidiaries; provided that, in the case of information received from any Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

For the avoidance of doubt, nothing in this Section shall prohibit any Person from voluntarily communicating, disclosing or providing information within the scope of the confidentiality provisions of this Section regarding suspected violations of laws, rules, or regulations to a governmental, regulatory or self-regulatory organization without any notification to any Person.

(b) Sharing Information With Affiliates of the Lenders. Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to any Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each of the Loan Parties hereby authorizes each Lender to share any information delivered to such Lender by such Loan Party and its Subsidiaries pursuant to this Agreement with any such Subsidiary or Affiliate of the Lender subject to the provisions of Section 12.9(a).

12.10 Counterparts; Integration; Effectiveness; Electronic Execution.

(a) Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including any prior confidentiality agreements and commitments. Except as provided in Article 7, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) Electronic Execution. The words “execution,” “signed,” “signature,” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.

12.11 CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

(a) Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly specified therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the Law of the State of New York.

Each Borrower and each other Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, any Issuing Lender, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender or any Issuing Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower or any other Loan Party or its properties in the courts of any jurisdiction.

(b) Waiver of Venue. Each Borrower and each other Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 12.5. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.

(d) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

12.12 Mutual Negotiations. This Agreement and the other Loan Documents are the product of mutual negotiations by the parties thereto and their counsel, and no party shall be deemed the draftsperson of this Agreement or any other Loan Document or any provision hereof or thereof or to have provided the same. Accordingly, in the event of any inconsistency or ambiguity of any provision of this Agreement or any other Loan Document, such inconsistency or ambiguity shall not be interpreted against any party because of such party’s involvement in the drafting thereof.

12.13 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-down and Conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-down and Conversion powers of the applicable Resolution Authority.

12.14 USA PATRIOT Act Notice. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of Loan Parties and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Loan Parties in accordance with the USA PATRIOT Act. Each Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

12.15 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swaps or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the Laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity/Bank/FSI that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the Laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the Laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 12.15, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity/Bank/FSI” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

12.16 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the appropriate Business Day preceding that on which final judgment is given. The obligation of each Loan Party in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the appropriate Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Loan Party in the Agreement Currency, such Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such Currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Loan Party (or to any other Person who may be entitled thereto under applicable Law).

ARTICLE 13

BORROWER REPRESENTATIVE; LIABILITY OF BORROWERS

13.1 Borrower Representative. Each Borrower hereby irrevocably designates the Company as the borrowing agent to be its attorney and agent and in such capacity to (i) borrow, (ii) request advances, (iii) sign and endorse notes, (iv) execute and deliver all instruments, documents, applications, security agreements, reimbursement agreements and letter of credit applications and all other certificates, notices, writings and further assurances now or hereafter required hereunder, (v) make elections regarding interest rates, (vi) give instructions regarding Letters of Credit, and (vii) otherwise take action under and in connection with this Agreement and the other Loan Documents, all on behalf of and in the name of such Borrower or Borrowers, and hereby authorizes Administrative Agent to pay over or credit all loan proceeds hereunder in accordance with the request of the Company. The Administrative Agent and each Lender may regard any notice or other communication pursuant to any Loan Documents from Company as a notice or communication from all Borrowers. Each warranty, covenant, agreement and undertaking made on behalf of a Borrower by the Company shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as of the same had been made directly by such Borrower. Any notice provided to the Company hereunder shall constitute notice to each Borrower on the date received by the Company. Each Borrower agrees that any action taken by the Company or the Borrowers in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Company of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Borrowers. The Administrative Agent and the Lenders, and their respective officers, directors, agents or employees, shall not be liable to the Company or any other Borrower for any action taken or omitted to be taken by Company or any other Borrower pursuant to this Section 13.1.

13.2 Joint and Several Liability. Each Borrower agrees that it is jointly and severally liable to Administrative Agent and the Lenders the prompt payment and performance of, all Obligations (including all Obligations of the Subsidiary Guarantors) and all agreements under the Loan Documents. Each Borrower agrees that obligations shall not be discharged until the Obligations are paid in full, and that such obligations are absolute and unconditional, irrespective of: (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Borrower is or may become a party or liable; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by the Administrative Agent with respect thereto; (c) the insolvency of any Borrower; (d) any election by the Administrative Agent in an insolvency proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (e) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (f) the disallowance of any claims of Administrative Agent against any Borrower for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (g) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, until the Obligations are paid in full.

13.3 Joint Enterprise. Each Borrower has requested that Administrative Agent make this credit facility available to Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically. Borrowers’ business is a mutual and collective enterprise, and Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease the administration of their relationship with Administrative Agent, all to the mutual advantage of Borrowers. Borrowers acknowledge and agree that Administrative Agent’s willingness to extend credit to Borrowers on a combined basis, as set forth herein, is done solely as an accommodation to Borrowers and at Borrowers’ request.

13.4 Subordination of Claims. Each Borrower hereby subordinates any claims it may have as a result of this Article 13, including any right of payment, subrogation, contribution and indemnity, that it may have at any time against any other Borrower, howsoever arising, to the payment in full of the Obligations.

[REMAINDER OF PAGE INTENTIONALY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

SCANSOURCE, INC., as a Borrower

By:	/s/ Mary Gentry
Name: Mary Gentry
Title: Treasurer

4100 QUEST, LLC
SCANSOURCE PROPERTIES, LLC
LOGUE COURT PROPERTIES, LLC 8650 COMMERCE DRIVE, LLC
RPM SOFTWARE, LLC
ADVANTIX SCANSOURCE, LLC, each, as a Subsidiary Guarantor

By: SCANSOURCE, INC., its sole member

By:	/s/ Mary Gentry
Name: Mary Gentry
Title: Treasurer

INTY USA, INC.
SCANSOURCE PAYMENTS, INC.
POS PORTAL, INC.
INTELISYS, INC.
SCANSOURCE AGENCY, INC.
DATAXOOM CORP., each, as a Subsidiary Guarantor

By:	/s/ Mary Gentry
Name: Mary Gentry
Title: Treasurer

Signature Page to Credit Agreement

PNC BANK, NATIONAL ASSOCIATION, individually and as Administrative Agent

By:	/s/ Michael Bruschi
Name: Michael Bruschi
Title: Senior Vice President

Signature Page to Credit Agreement

TD BANK, N.A.

By:	/s/ Ethan Markel
Name: Ethan Markel
Title: Senior Relationship Manager

Signature Page to Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Jay Kenney
Name: Jay Kenney
Title: Executive Director

Signature Page to Credit Agreement

FIRST HORIZON BANK

By:	/s/ John S. Natale
Name: John S. Natale
Title: Senior Vice President

Signature Page to Credit Agreement

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Cecilia Person
Name: Cecilia Person
Title: SVP

Signature Page to Credit Agreement

SOUTHSTATE BANK, N.A.

By:	/s/ Brian Geppi
Name: Brian Geppi
Title: SVP

Signature Page to Credit Agreement

BANK OF AMERICA, N.A.

By:	/s/ Thomas M. Paulk
Name: Thomas M. Paulk
Title: Senior Vice President

Signature Page to Credit Agreement